Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 23, 2009

among

DURATEK, INC.
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO
as Lenders

CITIGROUP GLOBAL MARKETS INC.
as Sole Lead Arranger and Bookrunner

and

CITICORP NORTH AMERICA, INC.

as Administrative Agent

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005

Table of Contents

Page

ARTICLE 1.

DEFINITIONS

i

EXHIBITS

Exhibit A	-	Form of EnergySolutions/Parent/Subsidiary Pledge Agreements
Exhibit B	-	[Reserved]
Exhibit C	-	Form of Performance Certificate
Exhibit D	-	Form of Request for Loan
Exhibit E	-	[Reserved]
Exhibit F	-	[Reserved]
Exhibit G	-	Form of Request for Loan Eurodollar Basis
Exhibit H-1	-	Form of Subsidiary Guaranty
Exhibit H-2	-	Form of Parent Guaranty
Exhibit I	-	Form of EnergySolutions Security Agreement
Exhibit J-1	-	Form of Parent Security Agreement
Exhibit J-2	-	Form of Subsidiary Security Agreement
Exhibit K	-	Form of Note
Exhibit L	-	Form of EnergySolutions Loan Certificate
Exhibit M	-	Form of Subsidiary Loan Certificate (Corporation)
Exhibit N	-	Form of Subsidiary Loan Certificate (Partnership)
Exhibit O	-	Form of Subsidiary Loan Certificate (Limited Liability Company)
Exhibit P	-	Form of Assignment and Assumption Agreement
Exhibit Q	-	Form of Subordination Agreement
Exhibit R	-	Form of Perfection Certificate
Exhibit S	-	Loan Party Acknowledgment

v

SCHEDULES

Schedule 1	-	Subsidiaries and Investments of Parent
Schedule 2	-	Licenses
Schedule 3	-	Liens of Record as of the Agreement Date
Schedule 4	-	Loan Commitments of the Lenders and Such Lenders’ Addresses for Notice
Schedule 5	-	[Reserved]
Schedule 6	-	Consents, Applicable Law, Conflicts and Liens
Schedule 7	-	Issues Pertaining to Necessary Authorizations and Licenses
Schedule 8	-	Litigation
Schedule 9	-	Liabilities
Schedule 10	-	Agreements with Affiliates, Management Agreements
Schedule 11	-	Real Estate
Schedule 12	-	[Reserved]
Schedule 13	-	Employee Relations, Collective Bargaining Agreements, Labor Unions
Schedule 14	-	Existing Indebtedness
Schedule 15	-	[Reserved]
Schedule 16	-	Taxes
Schedule 17	-	Existing Investments

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 23, 2009, is made by and among DURATEK, INC., a Delaware corporation (“Duratek”), the Lenders party hereto from time to time, CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole lead arranger and bookrunner (the “Arranger”), and CITICORP NORTH AMERICA, INC. (“CNAI”), as administrative agent (the “Administrative Agent”), as collateral agent (the “Collateral Agent”) and as successor agent (the “Successor Agent”).

WITNESSETH:

WHEREAS, Duratek, certain lenders thereto (the “Duratek Lenders”), CGMI as sole lead arranger and bookrunner, CNAI, as administrative agent and collateral agent, and CALYON NEW YORK BRANCH (“Calyon”), as syndication agent entered into that certain credit agreement dated as of June 7, 2006, as amended as of June 19, 2006, as further amended as of February 9, 2007, as further amended as of June 26, 2007 and as further amended as of November 1, 2007 (the “Original Duratek Loan Agreement”);

WHEREAS, Duratek is a wholly owned subsidiary of EnergySolutions, LLC (“EnergySolutions”), a Delaware limited liability company, and EnergySolutions is a subsidiary of EnergySolutions, Inc. (“Parent”), a Delaware corporation; and

WHEREAS, the parties hereto desire to amend and restate the Original Duratek Loan Agreement in its entirety, on the terms and subject to the conditions set forth herein, to:  (a) allow ZionSolutions, LLC (“ZionSolutions”), a subsidiary of EnergySolutions, to purchase from Exelon Generation Company, LLC (“Exelon”), a Pennsylvania limited liability company, certain assets relating to the Zion Energy Center, Units 1 and 2 and the related transactions, as described in the Zion Agreements (as defined herein) (the “Zion Acquisition”), located in Zion, Illinois, (b) permit Duratek to incur additional unsecured debt under certain circumstances, (c) reset certain financial covenants and (d) make other amendments as set forth herein (collectively, the “Amendment Transactions”);

WHEREAS, the Obligations (as defined in the Original Duratek Loan Agreement, hereinafter the “Original Duratek Loan Obligations”) of Duratek and the other Loan Parties under the Original Duratek Loan Agreement and the Security Documents (as defined in the Original Duratek Loan Agreement, such Security Documents hereinafter the “Duratek Loan Security Documents”) are secured by certain collateral (hereinafter the “Duratek Loan Collateral”) and are guaranteed or supported or otherwise benefited by the Duratek Loan Security Documents; and

WHEREAS, the parties hereto intend that (a) the Original Duratek Loan Obligations which remain unpaid and outstanding as of the Agreement Date shall continue to exist under this Agreement on the terms set forth herein and (b) the Duratek Loan Collateral and the Duratek Loan Security Documents shall continue to secure, guarantee, support and otherwise benefit the Original Duratek Loan Obligations, the other Secured Obligations of Duratek and the other Loan Parties under this Agreement and the other Loan Documents and the Secured Obligations under and as defined in the Original Duratek Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Original Duratek Loan Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE 1.

Definitions

Section 1.1             Defined Terms.

For the purposes hereof, the following terms shall have the following meanings:

“Acquisition” shall mean (whether by purchase, exchange, issuance of capital stock, limited partnership interests, general partnership interests or other equity or debt securities, merger, reorganization or any other method) (a) any acquisition by Parent or any of its Subsidiaries of all or substantially all of any other Person, which Person shall then become consolidated with EnergySolutions or any such Subsidiary in accordance with GAAP, or (b) any acquisition by Parent or any of its Subsidiaries of all or substantially all of the assets of any other Person; provided that Acquisition shall not mean or include any acquisition of any interest in real property, either individually or together with the acquisition of other property or assets.

“Acquisition Entity” shall mean in respect of any Acquisition of any entity, collectively, and on a consolidated basis, such entity and all of the other entities, if any, that are Affiliates or Subsidiaries of such entity and that are acquired with such entity in one transaction or a series of two or more related transactions.

“Additional Mortgage” shall mean each mortgage, deed of trust, trust deed or deed to secure debt to be delivered after the Agreement Date pursuant to Section 5.10 hereof, as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Additional Permitted Debt” shall mean Indebtedness of EnergySolutions or Duratek that (i) is unsecured, (ii) other than in the case of Indebtedness incurred pursuant to Section 7.1(w) or, to the extent replacing, renewing, extending, refinancing or refunding Indebtedness originally incurred pursuant to Section 7.1(w), Section 7.1(n), is not guaranteed by EnergySolutions, Parent or any of their Subsidiaries, (iii) matures no earlier than 180 days after the Term Loan Maturity Date (as such term is defined in the EnergySolutions Credit Agreement), (iv) requires no payment of principal (whether by way of scheduled amortization, mandatory redemption, mandatory prepayment, sinking fund or otherwise) to be made prior to its maturity date (except with respect to an acceleration after an event of default); provided that in the case of Indebtedness incurred pursuant to Section 7.1(w) or, to the extent replacing, renewing, extending, refinancing or refunding Indebtedness originally incurred pursuant to Section 7.1(w), Section 7.1(n), the terms of such Indebtedness may require redemptions or offers to purchase upon asset sales and change of control events on customary terms, and (v) does not require Parent, EnergySolutions or any of their respective Subsidiaries to maintain any specified financial condition.

“Adjusted Net Income” shall mean, for any fiscal period, as reflected in the consolidated financial statements or the notes thereto for Parent and its Subsidiaries, the sum of (i) Net Income, (ii) amortization of intangible assets, (iii) non-cash charges for equity-based compensation arrangements and (iv) non-recurring items subject to the consent of the Administrative Agent.  For the avoidance of doubt, the calculation of clause (ii) above shall not include charges for impairments of goodwill or intangible assets.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” shall mean the account of the Administrative Agent maintained by the Administrative Agent at its office at 390 Greenwich Street, New York, NY 10013, Account

No. 36852248 Attention: Christina Quezon, or such other account as the Administrative Agent shall specify from time to time in writing to the Lenders.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person.  For purposes of this definition, “control” when used with respect to any Person includes, without limitation, the direct or indirect beneficial ownership of more than ten percent (10%) of the voting securities or voting equity of such Person, or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless otherwise specified, “Affiliate” shall mean an Affiliate of Parent, and shall include its Subsidiaries.

“Agent Parties” shall have the meaning set forth in Section 11.23.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Successor Agent and the Syndication Agent.

“Agreement” shall mean this credit agreement as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Date” shall mean the date as of which this Agreement is dated.

“Amendment Transactions” shall have the meaning set forth in the recitals to this Agreement.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin applicable to Loans hereunder as determined in accordance with Section 2.3(f) hereof.

“Applicable Section 7.1(w) Prepayment Percentage” means, on any date of incurrence of Indebtedness pursuant to Section 7.1(w), if (A) the Leverage Ratio as of the date of such incurrence shall be 2.0:1 or greater on a pro forma basis for such incurrence, 100% and (B) if the Leverage Ratio as of the date of such incurrence shall be less than 2.0:1 on a pro forma basis for such incurrence, 50% (in each case, assuming the relevant period for the determination of Operating Cash Flow for purposes of calculation of such Leverage Ratio is the four quarter period ending on the Latest Financial Reporting Date).

“Approved Fund” shall mean, with respect to any Lender, any fund that invests in commercial loans and is managed or advised by such Lender or an Affiliate of such Lender, or by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arranger” shall have the meaning set forth in the preamble to this Agreement.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit P.

“Authorized Signatory” shall mean such officers of each Loan Party as may be duly authorized and designated in writing by such Loan Party to execute documents, agreements and instruments on behalf of such Loan Party.

“Available Adjusted Net Income” shall mean, for Parent and its Subsidiaries on a consolidated basis, (i) for fiscal year 2009, (x) the aggregate amount of Adjusted Net Income for the prior four fiscal quarters minus (y) the aggregate dividends paid by EnergySolutions pursuant to Section 7.8(a) during such four fiscal quarters and (ii) for fiscal year 2010 and thereafter, (x) the aggregate amount of Adjusted Net Income from January 1, 2009 to the applicable calculation date minus (y) the aggregate dividends paid by EnergySolutions pursuant to Section 7.8(a) from January 1, 2009 to the applicable calculation date.

“Base Rate” shall mean a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)           the rate of interest announced by CNAI, from time to time, as its prime rate in effect at its principal office in the city of New York; and

(b)           a rate of interest that is 1/2 of 1% above the Federal Funds Rate.

The Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to customers in connection with extensions of credit or to other banks.

“Base Rate Basis” shall mean a simple interest rate equal to the sum of (a) the Base Rate and (b) the Applicable Margin.  The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change and shall also be changed to reflect adjustments in the Applicable Margin.

“Base Rate Loan” shall mean the portion of the Loans as to which Duratek has elected the Base Rate Basis for the interest rate thereon, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $5,000,000 and in an integral multiple of $1,000,000.

“Business Day” shall mean a day of the year on which banks are not required or authorized by law to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Loans, on which dealings are carried on in the London interbank market.

“Calyon” shall have the meaning set forth in the recitals to this Agreement.

“Capital Expenditures” shall mean, in respect of any Person, without duplication, expenditures for (i) the purchase of tangible assets of long-term use which are capitalized in accordance with GAAP and (ii) Real Property Acquisitions, to the extent not otherwise included in clause (i); provided that Capital Expenditures shall not include any expenditures that (a) constitute Permitted Acquisitions, (b) are made with casualty insurance proceeds to the extent such proceeds are permitted to be reinvested pursuant to the terms of this Agreement, (c) are deemed to occur by virtue of the trade-in or other exchange of existing assets permitted under this Agreement, (d) are made with the cash proceeds of an asset disposition permitted under this Agreement to purchase an asset of like kind or function or (e) are expenditures by any Special Purpose Subsidiary.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean the Investments described in Section 7.6(a).

“Cash Interest Expense” shall mean, for any period, for Parent and its Subsidiaries, on a consolidated basis, cash interest paid in respect of Indebtedness for Money Borrowed (including, without duplication, any net obligations owing under Hedge Agreements), as determined in accordance with GAAP, and shall also include the interest component of payments for such period in respect of Capitalized Lease Obligations.

“CGMI” shall have the meaning set forth in the preamble to this Agreement.

“Change of Control” shall mean:

(a)           (i) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Equity Sponsors, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the shares outstanding and (y) the percentage of the then outstanding voting stock owned beneficially by the Equity Sponsors directly or indirectly of, in each case, Parent, or (ii) any Person other than Parent or any Subsidiary that is a Loan Party has an economic or voting interest in EnergySolutions or Duratek; or

(b)           occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were not Continuing Directors.

“CNAI” shall have the meaning set forth in the preamble to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any property of any kind provided as collateral for the Secured Obligations under any of the Security Documents.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Commitment” shall mean, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule 4 hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignment and Assumption Agreement, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.5(c).

“Communications” shall have the meaning set forth in Section 11.23.

“Conduit Lender” shall have the meaning set forth in Section 11.5(h).

“Consolidated Subsidiary” shall mean any Subsidiary the income or loss of which is included in the computation of consolidated Net Income of Parent and its Subsidiaries.

“Continuing Directors” shall mean the directors of Parent and each other director, if, in each case, such other director’s nomination for election to the board of directors is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Equity Sponsors in his or her election by the stockholders of Parent.

“Covered Taxes” shall have the meaning set forth in Section 2.14(a).

“Cure Amount” shall have the meaning set forth in Section 8.5(a).

“Cure Right” shall have the meaning set forth in Section 8.5(a).

“Debt Service” shall mean, for any period, the amount of Cash Interest Expense, together with scheduled principal repayments (excluding any repayments made or required to be made in accordance with Section 2.8 hereof) in respect of Indebtedness for Money Borrowed, of Parent and its Subsidiaries on a consolidated basis.  For purposes of this definition, “principal” shall include the principal component of payments for such period in respect of Capitalized Lease Obligations.

“Default” shall mean any of the events specified in Section 8.1, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of the otherwise applicable Interest Rate Basis plus two percent (2%).  With respect to amounts (other than principal) bearing interest at the Default Rate, for purposes of the foregoing sentence, the words “otherwise applicable Interest Rate Basis” shall be deemed to mean the Base Rate Basis.

“Defaulting Lender” shall have the meaning set forth in Section 2.2(e)(iv).

“Derivatives Contract” shall mean any forward contract (other than a contract to purchase inputs or provide services entered into in the ordinary course of the Permitted Business), futures contract, option (other than an option to purchase inputs or provide services entered into in the ordinary course of the Permitted Business), swap, notional principal contract, synthetic position or other financial contract similar to any of the foregoing.

“Dollars” or “$” shall mean the basic unit of the lawful currency of the United States of America.

“Duratek” shall have the meaning set forth in the preamble to this Agreement.

“Duratek Acquisition” shall mean EnergySolutions’ acquisition of Duratek as of June 7, 2006, pursuant to the Duratek Acquisition Agreement.

“Duratek Acquisition Agreement” shall mean that certain acquisition agreement among EnergySolutions, Dragon Merger Corporation and the other parties thereto dated as of February 6, 2006.

“Duratek Loan Documents” shall mean the Agreement, the Security Agreements, the Pledge Agreements, the guarantees, notes, security documents and all other material documents and agreement executed or delivered in connection with the Duratek Loans, as each such document may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Duratek Loans” shall mean the Loans described in Section 2.1(b).

“EnergySolutions” shall have the meaning set forth in the recitals to this Agreement.

“EnergySolutions Credit Agreement” shall mean that Third Amended and Restated Credit Agreement, dated as of the date hereof, among Parent, EnergySolutions and the lenders from time to time party thereto, CGMI, as sole lead arranger, CNAI, as administrative agent, as collateral agent, as the initial revolving issuing bank and as the initial synthetic issuing bank and as syndication agent.

“EnergySolutions Guaranty” shall mean that certain EnergySolutions Guaranty, dated as of the Original Agreement Date, in favor of the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, given by EnergySolutions.

“EnergySolutions Payoff” shall mean any time when the EnergySolutions Term Loans have been repaid in full and no Indebtedness remains outstanding pursuant to Section 7.1(o) hereof.

“EnergySolutions Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the Original Agreement Date, between EnergySolutions and the Collateral Agent.

“EnergySolutions Security Agreement” shall mean that certain Security Agreement, dated as of the Original Agreement Date, between EnergySolutions and the Collateral Agent.

“EnergySolutions Term Loans” shall mean the Term Loans (as defined in the EnergySolutions Credit Agreement).

“Environmental Claim” shall mean any administrative, regulatory or judicial action (whether by a private party, governmental authority or any other Person) or cause of action, suit, obligation, liability, loss, proceeding, decree, judgment, penalty, fine, fee, demand, order, directive, claim (including any claim involving liability in tort, strict, absolute or otherwise), lien, accusation, allegation, abatement, notice of noncompliance or violation or legal or consultant fee or cost of investigation or proceeding (hereinafter “Claim”), resulting from or based on any Environmental Law or Environmental Permit, or arising from the actual or alleged presence, Release or threatened Release of any Hazardous Material, including and regardless of the merit of such Claim, any Claim for enforcement, clean-up, removal, response, mitigation, remedial or other activities or damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to any Environmental Law or any alleged injury or threat of injury to property, health, safety, natural resources or the environment.

“Environmental Clean-up Activities” shall have the meaning set forth in Section 5.15(c) hereof.

“Environmental Law” shall mean any applicable federal, state or local law, statute, treaty, convention, rule, regulation, ordinance, code, decree, injunction, criterion, guideline, directive, Environmental Permit, writ, order or judgment (including common law), and any applicable requirement thereunder, relating to human health or safety, Hazardous Materials, pollution, noise, the environment or natural resources, as such laws (and all other items indicated above) have been or may be amended from time to time.  Environmental Law includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Atomic Energy Act, the Energy Reorganization Act, the Uranium Mill Tailings Radiation Control Act, the Hazardous Waste Transportation Act, the Energy Policy Act, the Low-level Radioactive Waste Policy Act, the Nuclear Waste Policy Act, the Utah Radiation Control Act, the Utah Air Conservation Act, the Utah Solid and Hazardous Waste Act, the Utah Water Quality Act, the Tennessee Radiological Health Service Act,  the South Carolina Radiation Control Act, the South Carolina Radioactive Waste Transportation and Disposal Act, the Tennessee Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Oil Pollution Act of 1990 and the Occupational Safety and Health Act; each as from time to time amended, and the regulations promulgated thereunder, and all analogous state and local statutes in any state in which Parent or any of its Subsidiaries is engaged in a Permitted Business, including any environmental transfer of ownership notification or approval statutes.

“Environmental Permit” shall mean any permit, authorization, approval, license, registration, consent, order, certificate, waiver, exception, variance, exemption or filing with or issued by any court or governmental or regulatory agency, authority, entity, department, commission or board relating to or required by any Environmental Law.

“Environmental Testing” shall have the meaning set forth in Section 5.15(c) hereof.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Sponsors” shall mean, collectively, the Primary Equity Sponsors and the Local Investors.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean any Person, including a Subsidiary or an Affiliate of EnergySolutions, that is a member of any group of organizations (within the meaning of Code Section 414(b), 414(c), 414(m) or 414(o)) of which EnergySolutions is a member.

“ERISA Affiliate Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code maintained by an ERISA Affiliate or to which an ERISA Affiliate contributed, contributes or is obligated to contribute.

“Eurocurrency Liabilities” shall have the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Basis” shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent) equal to the sum of (a) the quotient of (i) the Eurodollar Rate divided by (ii) one minus the Eurodollar Reserve Percentage, stated as a decimal, plus (b) the Applicable Margin.  The Eurodollar Basis shall apply to Interest Periods of one (1), two (2), three (3), six (6) and, if available to all applicable Lenders, nine (9) and twelve (12) months (each, a “Eurodollar Period”), and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage and the Applicable Margin pursuant to Section 2.3(f) hereof.

“Eurodollar Loan” shall mean any portion of the Loans as to which Duratek has elected the Eurodollar Basis for the interest rate thereon, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $5,000,000 and in an integral multiple of $1,000,000.

“Eurodollar Period” shall have the meaning set forth in the definition of “Eurodollar Basis.”

“Eurodollar Rate” shall mean, for any Interest Period, an interest rate per annum equal to (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at 11:00 a.m. (London time) or as soon thereafter as possible, two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for any Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Market Service as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) or as soon thereafter as possible, two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters

Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates), or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market for delivery on the first day of such Interest Period for the number of days comprised therein and in the amount requested to be outstanding.

“Eurodollar Reserve Percentage” for any Interest Period, shall mean the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to such Interest Period.

“Event of Default” shall mean any of the events set forth in Section 8.1, provided that any requirement for notice or lapse of time or both has been satisfied.

“Excess Cash Flow” shall mean (y) for the first three quarters of each fiscal year, based upon the unaudited financial statements for such fiscal quarter required to be provided under Section 6.1 hereof, and (z) for the fourth quarter of each fiscal year, based on the audited financial statements for such fiscal year required to be provided under Section 6.2 hereof and calculated, for such fourth quarter, by subtracting from the annual amount of each element of the determination of Excess Cash Flow, the aggregate amount of such element utilized in determining Excess Cash Flow for any of the preceding fiscal periods during such fiscal year, the remainder, if any, without duplication, of (a) the operating cash flow of Duratek and its Subsidiaries (which shall be calculated as the sum of (x) the net income of Duratek and its Subsidiaries on a consolidated basis determined in accordance with GAAP and (y) any items that would be added to the net income of Duratek and its Subsidiaries in the calculation of the operating cash flow of Duratek and its Subsidiaries (calculated in the same manner, and with the same adjustments, as “Operating Cash Flow” of EnergySolutions and its Subsidiaries), but excluding costs, expenses and charges of Duratek and its Subsidiaries identified in clauses (f) and (g) of the definition of “Operating Cash Flow”) for such fiscal quarter minus (b) the sum of the following: (i) Capital Expenditures by Duratek and its Subsidiaries during such fiscal quarter (other than Capital Expenditures that are financed with the proceeds of Indebtedness); (ii) Tax Distributions made by Duratek and cash Taxes paid by Duratek and its Subsidiaries during such fiscal quarter; (iii) Debt Service paid by Duratek and its Subsidiaries for such fiscal quarter; (iv) to the extent not included in the calculation of Operating Cash Flow, legal fees and expenses of, or the payment of any judgment against, any Loan Party paid by Duratek for such fiscal quarter; and (v) cash paid by Duratek or any of its Subsidiaries in respect of a Permitted Acquisition during such fiscal quarter; provided that if EnergySolutions is a Subsidiary of Duratek, (i) “Duratek and its Subsidiaries” shall include Parent and/or its Subsidiaries but (ii) shall not include EnergySolutions or its Subsidiaries.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Asset Sales” shall mean (i) sales, leases or other dispositions of inventory in the ordinary course of business and obsolete or worn-out assets, (ii) any sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction, (iii) any transfer of assets by any Consolidated Subsidiary of EnergySolutions to EnergySolutions and by any consolidated subsidiary of Duratek to Duratek and any transfer of assets by Parent to any of its Consolidated Subsidiaries, or between any of such Consolidated Subsidiaries, so long as the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and remain perfected and of the same priority (to at least the same extent as in effect immediately prior to such transfer), (iv) personal property with a fair market value in the aggregate of less than $1,000,000 per year, (v) dispositions of personal property to the extent that (x) such personal property is exchanged for credit against the purchase price of replacement personal property performing the same function or (y) the proceeds of any such disposition are promptly applied to the purchase price of similar replacement personal property, (vi) sales, transfers, contributions or dispositions of assets contributed for the purpose of creating a Special Purpose Subsidiary other than ZionSolutions otherwise permitted herein not to exceed $10,000,000 per such Special Purpose Subsidiary, (vii) sales, transfers, contributions or dispositions of assets (A) of a Special Purpose Subsidiary for the purpose of terminating, liquidating or winding down of such Special Purpose Subsidiary or (B) pursuant to the Zion Agreements with a fair market value not exceeding the fair market value of any assets to be disposed of or transferred pursuant to the Zion Agreements in the forms most recently delivered to the Administrative Agent prior to the date hereof (without, for the avoidance of doubt, giving effect to any amendments or modifications thereof pursuant to clause (o) of the definition of “Zion Agreements”) or (viii) additional dispositions or transfers of assets in connection with the Zion Acquisition pursuant to the Zion Agreements with an aggregate fair market value not exceeding $5,000,000.

“Exelon” shall have the meaning set forth in the recitals to this Agreement.

“Existing Mortgage” shall mean each mortgage, deed of trust, trust deed or deed to secure debt listed on Schedule 11 hereto, as the same may have been amended, modified or supplemented prior to the Agreement Date.

“Existing Mortgage Policy” shall mean each mortgagee title insurance policy issued (or to be issued) in favor of the Collateral Agent in connection with one or more Existing Mortgages and insuring title to one or more Mortgaged Properties.

“Federal Funds Rate” shall mean, as of any date, the weighted average of the rates on overnight federal funds transactions with the members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent or its Affiliate from three (3) federal funds brokers of recognized standing selected by the Administrative Agent or its Affiliate.

“Fee Letter” shall mean that certain agreement dated as of September 12, 2009 setting forth the applicable fees to be paid by EnergySolutions to the Administrative Agent.

“Financial Condition Covenant” shall have the meaning set forth in Section 8.5(a).

“First Lien Leverage Ratio” shall mean, as of any calculation date and for the relevant period then ended, on a consolidated basis for Parent and its Subsidiaries, the ratio of Indebtedness of Parent and its Subsidiaries that is secured on a first lien basis as of such calculation date to the Operating Cash Flow for such period.

“Flood Determination” shall have the meaning set forth in Section 3.1(b)(x)(B).

“GAAP” shall have the meaning set forth in Section 1.4.

“Granting Lender” shall have the meaning set forth in Section 11.5(h).

“Guarantees” shall mean the Parent Guaranty, the Subsidiary Guaranty, the EnergySolutions Guaranty and any other Guaranty of the Secured Obligations whether now or hereafter in existence.

“Guarantors” shall mean Parent, EnergySolutions, each Subsidiary Guarantor and any other Person that Guarantees the Secured Obligations.

“Guaranty” or “Guaranteed,” as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations with respect to outstanding letters of credit.

“Hazardous Material” shall mean any (a) petroleum or petroleum product, explosive, radioactive material, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, dioxins, furans or lead, or (b) substance, material, product, derivative, compound, mixture, mineral, chemical, waste, solid, liquid or gas, in each case whether naturally occurring, human made or the by-product of any process, (i) that is now or hereafter becomes defined as or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “radioactive waste,” “mixed waste,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous chemical,” “extremely hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” or any other words of similar meaning under any Environmental Law, or (ii) exposure to which or the presence, use, generation, treatment, Release, transport or storage of which is now or hereafter prohibited, limited, restricted or regulated under any Environmental Law or by any governmental or regulatory authority.

“Hedge Agreements” shall mean interest rate cap, collar or similar agreements, provided that such agreements are intended to and reasonably would be expected to reduce EnergySolutions’, Parent’s, or Duratek’s (as the case may be) interest rate risk with respect to its Obligations permitted under this Agreement.

“Holdco” shall mean ENV Holdings LLC.

“Indebtedness” of any Person shall mean without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed; provided that the amount of Indebtedness under this clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby, (f) all Guarantees by such Person of Indebtedness, (g) all Capitalized Lease Obligations of such Person and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Money Borrowed” shall mean, as of any date with respect to any Person, Indebtedness for money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, any net obligations of such Person owing under Hedge Agreements, all Indebtedness upon which interest charges are customarily paid, all Capitalized Lease Obligations, all unsatisfied reimbursement obligations as of such date in respect of a draw made on or prior to such date under any letter of credit, all Indebtedness issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Indebtedness represents Indebtedness for money borrowed, and, without duplication, Guarantees of any of the foregoing; provided Synthetic Letters of Credit (as such term is defined in the EnergySolutions Credit Agreement) shall be included only to the extent of any unreimbursed Disbursements (as such term is defined in the EnergySolutions Credit Agreement).  For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Indebtedness for Money Borrowed; provided that no undrawn Letters of Credit (as such term is defined in the EnergySolutions Credit Agreement) shall constitute Indebtedness for Money Borrowed.

“Indemnified Costs” shall have the meaning set forth in Section 9.11 hereof.

“Indemnitee” shall have the meaning set forth in Section 5.11 hereof.

“Intercompany Loans” shall have the meaning set forth in Section 7.6(c) hereof.

“Interest Coverage Ratio” shall mean, as of any calculation date and for the four fiscal-quarter period then ended, on a consolidated basis for Parent and its Subsidiaries, the ratio of Operating Cash Flow to Cash Interest Expense for such period.

“Interest Period” shall mean (a) in connection with any Base Rate Loan, the period beginning on the date such Loan is made or deemed continued and ending on the last Business Day of the calendar quarter in which such Loan is made or deemed continued, provided, however, that if a Base Rate Loan is made or deemed continued on the last day of any calendar quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following calendar quarter, and (b) in connection with any Eurodollar Loan, the term of the related Eurodollar Period selected by Duratek or otherwise determined in accordance with this Agreement.  Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to Eurodollar Loans only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) no Interest Period shall extend beyond the Maturity Date with respect to Interest Periods applicable to Loans or such earlier date as would interfere with Duratek’s repayment obligations hereunder.  Interest shall be due and payable with respect to any Loan as provided in Section 2.3 hereof.

“Interest Rate Basis” shall mean the Base Rate Basis or the Eurodollar Basis, as appropriate.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit (other than to customers in the ordinary course of business) by such Person to, or any Guaranty or other contingent liability with respect to the capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests, Indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any interest in any Indebtedness, capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests of any such other Person, other than an Acquisition.  “Investment” shall also include the total cost of any future commitment or other obligation binding on any Person to make an Investment or any subsequent Investment.

“Lenders” shall mean each financial institution listed on the signature page hereto as a Lender or any other Person that has become a party to the Original Duratek Loan Agreement in accordance with Section 11.5 thereof and that becomes a Lender hereunder pursuant to Section 11.5, for so long as such Lender or Person, as the case may be, shall be a party to this Agreement.

“Leverage Ratio” shall mean, as of any calculation date and for the relevant period then ended, on a consolidated basis for Parent and its Subsidiaries, the ratio of Indebtedness for Money Borrowed as of such calculation date to the Operating Cash Flow for such period.

“LGB” shall mean Lindsay Goldberg & Bessemer L.P. and its Affiliates.

“Licenses” shall mean any permits or licenses held by EnergySolutions, Parent or any of their respective Subsidiaries, all of which are listed as of the Agreement Date on Schedule 2 hereto.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected; provided, however, that “Lien” shall not include any license, sublicense, lease or sublease of or with respect to any personal property.

“Loan Documents” shall mean this Agreement (including the Original Duratek Loan Agreement), any Notes, the Security Documents, the Guarantees, the Fee Letter, all Requests for Loans and all other material documents and agreements executed or delivered by a Loan Party in connection with this Agreement.

“Loan Parties” shall mean, collectively, Duratek, each Subsidiary Guarantor, EnergySolutions and Parent.

“Loans” shall mean, collectively, the amounts advanced by the Lenders to Duratek in an aggregate amount of $240,000,000, as set forth on Schedule 4 attached hereto.

“Local Investors” shall mean, collectively, Peterson Partners IV, L.P. and its Affiliates.

“Majority Lenders” shall mean, at any time, Lenders owed or holding at least a majority in interest of the sum, without duplication, of (a) the aggregate principal amount of the Loans (as defined in the EnergySolutions Credit Agreement) outstanding at such time, (b) the aggregate Available Amount (as defined in the EnergySolutions Credit Agreement) of all Revolving Letters of Credit (as defined in the EnergySolutions Credit Agreement) outstanding at such time, (c) the aggregate amount of Synthetic Deposits (as defined in the EnergySolutions Credit Agreement) at such time, (d) the aggregate Unused Revolving Commitments (as defined in the EnergySolutions Credit Agreement) at such time and (e) the aggregate principal amount of the Loans outstanding at such time; provided, however, that (I) if any Lender (as defined in the EnergySolutions Credit Agreement) shall be a Defaulting Lender (as defined in the EnergySolutions Credit Agreement) at such time, there shall be excluded from the determination of Majority Lenders at such time (i) the aggregate principal amount of the Loans (as defined in the EnergySolutions Credit Agreement) owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share (as defined in the EnergySolutions Credit Agreement) of the aggregate

Available Amount of all Revolving Letters of Credit outstanding at such time and (iii) the Unused Revolving Commitment of such Lender at such time and (II) if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time the aggregate principal amount of the Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time.  For purposes of this definition, the aggregate principal amount of (x) Letter of Credit Loans (as defined in the EnergySolutions Credit Agreement) owing to the Revolving Issuing Bank (as defined in the EnergySolutions Credit Agreement) and (y) the Available Amount (as defined in the EnergySolutions Credit Agreement) of each Revolving Letter of Credit (as defined in the EnergySolutions Credit Agreement) shall be deemed “owed to” the Revolving Lenders (as defined in the EnergySolutions Credit Agreement) ratably in accordance with their respective Revolving Commitments (as defined in the EnergySolutions Credit Agreement).

“Material Adverse Change” shall mean (A) as of the Original Agreement Date, any effect on, or change, event, occurrence or state of facts that (i) is material and adverse to the business, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of EnergySolutions and its Subsidiaries taken as a whole, or (ii) prevents EnergySolutions from performing its obligations under the Duratek Acquisition Agreement or from consummating the Transactions (as defined in the Duratek Acquisition Agreement; provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Change on June 7, 2006:  (w) conditions affecting any of the industries in which EnergySolutions operates generally (provided that any such condition does not disproportionately affect EnergySolutions or its Subsidiaries), (x) conditions affecting the economy or capital markets (provided that any such condition does not disproportionately affect EnergySolutions or its Subsidiaries), (y) any failure, in and of itself, by EnergySolutions to meet any internal or published projections, forecasts or revenue or earnings predictions or projections (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Change) or (z) any effect, change, event, occurrence or state of facts resulting from, or attributable to, the announcement or consummation of the Merger (as defined in the Duratek Acquisition Agreement) and (B) thereafter, any act, omission, event, development or circumstance that in the Administrative Agent’s reasonable judgment has had or could reasonably be expected to have a material adverse effect on or affecting (a) the Amendment Transactions, (b) the Duratek Acquisition, (c) the business, assets, property, liabilities (fixed or contingent), condition (financial or otherwise), operations, business or prospects of EnergySolutions, Parent and their Subsidiaries, taken as a whole or (d) the validity, enforceability or priority of any of the Loan Documents or the liens thereunder or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Maturity Date” shall mean the earlier of (a) June 7, 2013 or (b) the date on which the payment of all outstanding Obligations shall be due (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, a subsidiary of Moody’s Corporation.

“Mortgage” shall mean each Existing Mortgage, as modified by the applicable Mortgage Amendment, and each Additional Mortgage, if any, as the same may hereafter be further amended, modified, supplemented or restated from time to time.

“Mortgage Amendment” shall mean (i) an amendment to an Existing Mortgage, dated as of the Agreement Date (or such later date as the Collateral Agent may agree to in its sole discretion), duly executed and delivered by the applicable Loan Party for the benefit of the Collateral Agent, as mortgagee, in form and substance reasonably satisfactory to the Collateral Agent and appropriate for recording and/or filing in the appropriate real property records to perfect and protect the lien created by such Existing Mortgage as modified by such Mortgage Amendment, and (ii) any future amendments to the Mortgages.

“Mortgage Policy” shall mean (i) each Existing Mortgage Policy together with any and all endorsements thereto issued, or to be issued, in favor of the Collateral Agent, (ii) each mortgagee title insurance policy issued, or to be issued, in favor of the Collateral Agent in connection with any Additional Mortgage and (iii) each endorsement issued to any Existing Mortgage Policy or mortgage title insurance policy issued after the date hereof in connection with any Mortgage Amendment, as provided for herein.

“Mortgaged Property” shall mean (a) as of the Agreement Date, the real property designated as “Mortgaged Property” on Schedule 11 hereto and (b) thereafter, all of the real property referred to in clause (a) together with any and all real property which is encumbered by an Additional Mortgage.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Necessary Authorizations” shall mean all approvals and licenses from, and all filings and registrations with, any governmental or other regulatory authority, including, without limiting the foregoing, the Licenses and all grants, approvals, licenses, filings and registrations necessary in order to enable Parent or any of its Subsidiaries to own, construct, maintain and operate its Permitted Business and to make and hold Investments in other Persons who own, construct, maintain and operate their respective Permitted Businesses.

“Net Income” shall mean, for Parent and its Subsidiaries on a consolidated basis, for any period, net income determined in accordance with GAAP.

“Net Proceeds” shall mean, with respect to any sale, lease, transfer, swap or other disposition of assets or securities by any of the Loan Parties or any of their Subsidiaries, the aggregate amount of cash received for such assets or securities (including, without limitation, any payments received for non-competition covenants, consulting or management fees, and any portion of the amount received evidenced by a buyer promissory note or other evidence of Indebtedness), net of (a) amounts reserved, if any, for taxes payable with respect to any such sale (after application of any available losses, credits or other offsets), (b) reasonable and customary transaction fees, commissions, discounts, costs and out-of-pocket expenses properly attributable to such transaction and payable by such Loan Party or any of its Subsidiaries (other than to an Affiliate if not on an arms’-length basis) in connection with such sale, lease, transfer or other disposition of assets or securities, (c) until actually received by such Loan Party or any of its Subsidiaries, any portion of the amount received held in escrow or evidenced by a buyer promissory note, or a non-compete agreement or covenant, management agreement or consulting agreement, for which compensation is paid over time, (d) the principal amount of any Indebtedness for Money Borrowed (other than the Loans) that is secured by the asset subject to such sale, lease, transfer, swap or other disposition and that is repaid in connection therewith, and (e) any reserve for adjustments in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any pension and other post-employment benefit liabilities associated with such asset or assets and retained by such Loan Party or any of its Subsidiaries after such sale, lease, transfer, swap or other disposition so long as such reserve is required by law.  Upon receipt by the Loan Parties or any of their Subsidiaries of amounts referred to in clause (c) of the preceding sentence or to the extent the amounts referred to in clause (a) and clause (e) of the preceding sentence exceed the amounts actually so required, such amounts shall then be deemed to be “Net Proceeds.”  With respect to any incurrence of Indebtedness for Money Borrowed incurred by, or any issuance or sale of equity interests issued by, any Loan Party, “Net Proceeds” shall mean the aggregate amount of such Indebtedness for Money Borrowed or the aggregate cash received in connection with such issuance or sale of equity interests net of any reasonable fees, commissions, discounts, costs and out-of-pocket expenses associated with the incurrence of such Indebtedness for Money Borrowed or such issuance or sale of equity interests.

“Non-Consenting Lender” shall have the meaning set forth in Section 11.12.

“Non-U.S. Jurisdiction” shall mean each jurisdiction of organization of a Subsidiary of EnergySolutions or Parent other than the United States (or any State thereof) or the District of Columbia.

“Non-U.S. Subsidiary” shall mean any Subsidiary that is or becomes organized under the laws of a Non-U.S. Jurisdiction.

“Notes” shall mean those certain term promissory notes in the aggregate original principal amount of $240,000,000, one issued to each of the Lenders listed on Schedule 4 hereto that requests a promissory note, by Duratek in the amount of each of such Lenders’ Loan to Duratek, each one substantially in the form of Exhibit K attached hereto, and any extensions, modifications, renewals, endorsements or replacements of or amendments to any of the foregoing.

“Obligations” shall mean (a) all payment and performance obligations of every kind, nature and description of the Loan Parties (including any interest on the Loans accruing after commencement of any bankruptcy or insolvency proceeding with respect to any Loan Party regardless of whether such interest is allowed in such proceeding) to the Administrative Agent, any other Agents, the Lenders or Affiliates of the Lenders in connection with this Agreement and the other Loan Documents (including any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to any Loan Party, whether or not such claim is allowed in such bankruptcy action), as they may be amended from time to time, or as a result of making the Loans, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and (b) the obligation of any Loan Party to pay an amount equal to the amount of any and all damages which the Lenders, the Administrative Agent or any other Agent or any of them may suffer by reason of a breach by any Loan Party of any obligation, covenant or undertaking with respect to this Agreement or any other Loan Document.

“Operating Cash Flow” shall mean, for any fiscal period, for Parent and its Subsidiaries on a consolidated basis, or for any Acquisition Entity, as applicable, Net Income for such period (after eliminating any extraordinary gains and losses, including gains and losses from the sale of assets, and minority interests, and equity in earnings (losses) of non-consolidated entities), plus cash (except for extraordinary cash) received from non-consolidated joint ventures by Parent and its Subsidiaries in such period plus, to the extent deducted or accrued in determining Net Income, the sum of each of the following for such period: (a) depreciation, amortization and other non-cash charges (including, without limitation, accretion charges and compensation expenses for equity grants issued) (but excluding non-cash charges that constitute an accrual of a reserve for future cash payments), (b) Cash Interest Expense, (c) Permitted Advisory Fees, (d) income tax expense, (e) fees and expenses incurred by Parent and its Subsidiaries in connection with the Amendment Transactions and the Duratek Acquisition; provided that no costs and expenses incurred by Parent or its Subsidiaries to Guaranty the payment or performance of a Special Purpose Subsidiary or the Zion Acquisition or EnergySolutions’ decommissioning obligations related thereto shall be included in this clause (e), (f) costs and expenses relating to unrealized synergies expected to be achieved by Parent and its Subsidiaries, incurred in connection or as a result of the Duratek Acquisition, not to exceed the Restructuring Cost Cap in any four-quarter fiscal period, (g) cash charges incurred to effectuate the savings identified in clause (f) not to exceed $15,000,000 in the aggregate from the date of the Original Credit Agreement through September 30, 2008 and (h) fees and expenses incurred by Parent and its Subsidiaries in connection with the initial public offering of the shares of common stock of Parent (including, without limitation, any advisory and underwriting fees and expense to terminate excess performance bonus plans of certain of its current and former senior management); provided that for purposes of the covenants set forth in Section 7.7 hereof, if either Parent or any of its respective Subsidiaries makes any Acquisition during a period in which Operating Cash Flow is to be determined hereunder, such Operating

Cash Flow will be determined on a pro forma basis as if such Acquisition were consummated on the first day of the relevant period.

“Original Agreement Date” shall mean June 7, 2006.

“Original Duratek Loan Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Other Taxes” shall have the meaning set forth in Section 2.14(b).

“Parent” shall have the meaning set forth in the recitals to this Agreement.

“Parent Guaranty” shall mean that certain Guaranty Agreement, dated as of November 20, 2007, between Parent and the Collateral Agent.

“Parent Pledge Agreement” shall mean that certain Pledge Agreement, dated as of November 20, 2007, between Parent and the Collateral Agent.

“Parent Security Agreement” shall mean that certain Security Agreement, dated as of November 20, 2007, between Parent and the Collateral Agent.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law on October 26, 2001.

“Payment Date” shall mean, with respect to any Loan, the last day of any Interest Period applicable to such Loan and the date of payment in full of such Loan.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Certificate” shall mean a certificate of an executive officer of EnergySolutions as to its financial performance, in substantially the form attached as Exhibit C hereto.

“Permitted Acquisition” shall mean (i) the U.K. Acquisition and (ii) an Acquisition by Parent or any of its Subsidiaries of any Person (a) primarily engaged in a Permitted Business, (b) who Guarantees the Secured Obligations and (iii) an Acquisition by Parent or any of its Subsidiaries of a Special Purpose Subsidiary.

“Permitted Advisory Fees” shall mean management fees to be paid to some or all of the Equity Sponsors in an annual amount up to the greater of (a) $3 million, or (b) 3% of Operating Cash Flow, if and to the extent that before and after giving effect to any such payment, Parent and its Subsidiaries are in current and pro forma covenant compliance with the financial covenants set forth in Section 7.7 hereof.

“Permitted Asset Sale” shall mean the sale by Parent or any of its Subsidiaries of any part of its or their assets as and to the extent permitted under Section 7.4(a) hereof.

“Permitted Business” shall mean (i) all existing business operations of Parent and its Subsidiaries (including, without limitation, Duratek and its Subsidiaries) conducted prior to or as of the Agreement Date, as well as those reasonably related thereto (in the discretion of EnergySolutions), including environmental services, and (ii) any reasonably related business in respect of the use and management of radioactive material and radioactive waste in accordance with Applicable Law, the Licenses and the Necessary Authorizations.

“Permitted Investments” shall mean Investments described in and permitted to be made under Section 7.6(c) hereof.

“Permitted Liens” shall mean, as applied to any Person:

(a)           any Lien in favor of the Administrative Agent (for itself and for the ratable benefit of the Secured Parties) given to secure the Secured Obligations;

(b)           (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims not overdue for a period of not more than thirty (30) days or the nonpayment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto and remain unstayed for a period of thirty (30) days after their commencement;

(c)           Liens of landlords, carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet overdue by more than thirty (30) days or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;

(d)           Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance and social security insurance;

(e)           restrictions on the transfer of assets imposed by any of the Licenses as now in effect or by any Environmental Laws, any state laws and any regulations thereunder;

(f)            easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

(g)           purchase money security interests which are perfected automatically by operation of law, only for the period (not to exceed twenty (20) days) of automatic perfection under the law of the applicable jurisdiction, and limited to Liens on assets so purchased;

(h)           cash collateralization of the mark-to-market value of the Obligations under Secured Hedge Agreements in an aggregate amount not to exceed $2,000,000;

(i)            any Liens of record listed on Schedule 3 attached hereto;

(j)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(k)           Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by the Loan Parties or any of their Subsidiaries in the ordinary course of business;

(1)           Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof) and (iii) the Indebtedness secured thereby is permitted under Section 7.1 hereof;

(m)          leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business and not interfering in any material respect with the business of Parent or its Subsidiaries;

(n)           any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreement granted in the ordinary course of business;

(o)           other Liens securing Indebtedness outstanding in an aggregate amount not to exceed $5,000,000;

(p)           Liens on the Collateral securing obligations under the EnergySolutions Credit Agreement; provided that such Liens are pari passu to the Liens securing the Secured Obligations in accordance with the terms of the Security Documents;

(q)           on or after the Agreement Date, Liens (x) on the assets or properties of, or on any general or limited partnership interest, limited liability, membership interest in, or ownership of any shares of capital stock, or other securities of, ZionSolutions and (y) on the Collateral securing the Zion Credit Support Obligation; provided that, in the case of the foregoing clause (y), Liens on Collateral securing the Zion Credit Support Obligation may be granted either (A) under the Security Documents pursuant to joinder and similar agreements reasonably satisfactory to the Collateral Agent or (B) pursuant to security documentation and intercreditor agreements reasonably satisfactory to the Collateral Agent (and the Lenders specifically authorize the Administrative Agent and/or the Collateral Agent to enter into such joinder and similar agreements and/or such intercreditor agreements, as the case may be);

(r)            in addition to the Liens permitted pursuant to clause (q) above, Liens on the assets or properties of, or on any general or limited partnership interest, limited liability, membership interest in, or ownership of any shares of capital stock, or other securities of, any Special Purpose Subsidiary incurred as a result of the formation or acquisition of such Special Purpose Subsidiary (i) pursuant to the SPS Project Documentation and (ii) in an aggregate amount not to exceed $20,000,000 per Special Purpose Subsidiary and $50,000,000 in the aggregate; and

(s)           (i) on or after the Agreement Date, easements granted pursuant to the Zion Agreements and (ii) easements granted solely for the purpose of securing the availability of capacity at EnergySolutions’ Class A low level radioactive disposal site in Clive, Utah for the disposal of Class A low level radioactive waste in connection with contracts entered into by Special Purpose Subsidiaries to decommission non-operating nuclear power generation facilities or to secure performance thereof; provided the aggregate area of any easement granted pursuant to this clause (s) shall not exceed 10% of the availability at such Clive, Utah disposal site for the disposal of Class A low level radioactive waste as of the Agreement Date.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness; provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)           such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)           such Indebtedness is incurred either by Parent or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Restricted Payments” shall include (i) Permitted Advisory Fees, (ii) Tax Distributions, (iii) Restricted Payments that do not exceed $15,000,000, in the aggregate, from the Agreement Date and (iv) after the consummation of the initial public offering of the shares of common stock of Parent, to the holders of Equity Interests of Parent, the dividends specified in Section 7.8(a).

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code maintained by EnergySolutions, Parent or any Subsidiary or to which EnergySolutions, Parent or any Subsidiary contributed, contributes or is obligated to contribute.

“Platform” shall have the meaning set forth in Section 11.23.

“Pledge Agreements” shall mean the EnergySolutions Pledge Agreement, the Subsidiary Pledge Agreement and any additional pledge agreement substantially in the form of Exhibit A attached hereto that secures the Secured Obligations whether now or hereafter in existence.

“Primary Equity Sponsors” shall mean LGB and WPG.

“Property” shall mean property now or hereafter owned, operated or leased by EnergySolutions or its respective Subsidiaries.

“Real Property Acquisition” shall mean (whether by purchase, exchange, issuance of capital stock, limited partnership interests, general partnership interests or other equity or debt securities, merger, reorganization or any other method), the acquisition by EnergySolutions or any of its respective Subsidiaries of any interest in real property, whether done and made individually or as part of a transaction including assets or property other than real property.

“Register” shall have the meaning set forth in Section 11.5(c) hereof.

“Release” shall mean the release, deposit, disposal or leakage at, into, upon or under any land, water or air, or otherwise into the environment or into the indoor air, including by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, migrating, placement and the like (including the disposal of barrels, containers and other closed receptacles containing Hazardous Materials).

“Remedial Action” shall mean all actions, including, without limitation, any capital expenditures, undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by the Loan Parties and the facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.

“Reportable Event” shall have the meaning set forth in Section 4043 of ERISA and any regulations promulgated thereto.

“Request for Loan” shall mean a certificate designated as a “Request for Loan” signed by an Authorized Signatory  and which shall be in substantially the form of Exhibit D attached hereto.

“Request for Loan Eurodollar Basis” shall mean a certificate designated as a “Request for Loan Eurodollar Basis” signed by an Authorized Signatory requesting that a portion of the Loans complying with the requirements of this Agreement applicable to Eurodollar Loans bear interest at the Eurodollar Basis, which shall be in substantially the form of Exhibit G attached hereto and shall, among other matters, (a) specify the applicable Interest Period and the requested commencement date thereof, and (b) state that there shall not exist, on the first day of the requested Interest Period, both before and after giving effect to such request, a Default.

“Restricted Payment” shall mean (a) any direct or indirect cash distribution, cash dividend or other cash payment by EnergySolutions, Parent or any of their Subsidiaries to any Person (other than to Parent or any other Subsidiary) on account of any general or limited partnership interest in, membership interest in, or ownership of any shares of capital stock or other securities of, EnergySolutions, Parent or any of their Subsidiaries; or (b) any payment by EnergySolutions, Parent or any of their Subsidiaries to a Person other than EnergySolutions, Parent or any of their Subsidiaries under any management or consulting agreement, or other similar agreement or arrangement not entered into in the ordinary course of business.

“Restructuring Cost Cap” shall mean $20,000,000 for the four-quarter period ended September 30, 2006.  For each successive four-quarter period thereafter, “Restructuring Cost Cap” shall be reduced by $2,500,000.  For the avoidance of doubt, the “Restructuring Cost Cap” shall be $17,500,000 for the four-quarter period ended December 31, 2006 and $0 for the four-quarter period ended September 30, 2008.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between any Loan Party and any Secured Party.

“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of EnergySolutions and the other Loan Parties under each Secured Hedge Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, each other Agent, the Lenders and each counterparty to a Hedge Agreement if at the date of entering into such Hedge Agreement such Person was a Lender or an Affiliate of a Lender and such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 11.2 and 11.9 as if it were a Lender.

“Security Agreements” shall mean the EnergySolutions Security Agreement, the Parent Security Agreement, the Subsidiary Security Agreement and any additional security agreement substantially in the form of Exhibits I, J-1 and J-2 attached hereto that secures the Secured Obligations whether now or hereafter in existence.

“Security Documents” shall mean the Pledge Agreements, the Guarantees, the Security Agreements, the Mortgages, any other agreement or instrument providing collateral for the Secured Obligations whether now or hereafter in existence, and any filings, instruments, agreements and documents related thereto or to this Agreement and providing the Collateral Agent, for itself and for the benefit of the Secured Parties, with collateral for the Secured Obligations.

“Security Interest” shall mean all Liens in favor of the Collateral Agent, for itself and for the benefit of the Secured Parties, created hereunder or under any of the Security Documents to secure the Secured Obligations.

“Solvent” shall mean, with respect to any Loan Party, that as of the date of determination, both (i)(a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Agreement Date or with respect to any transaction contemplated or undertaken after the Agreement Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“SPA” shall mean that certain Share Purchase Agreement between British Nuclear Fuels plc, EnergySolutions EU Limited and EnergySolutions, dated June 6, 2007.

“Special Purpose Subsidiary” shall mean (i) ZionSolutions and (ii) no more than five (5) other Subsidiaries, each of which Subsidiary referred to in this clause (ii) shall (x) other than with respect to directors’ qualifying shares or de minimis non-economic interests held by the transferor of the assets to such Subsidiary pursuant to the applicable SPS Project Documentation (as defined below), be a Person whose Equity Interests are wholly-owned by EnergySolutions or a Subsidiary Guarantor, (y) have been designated with reasonable prior notice by EnergySolutions to the Administrative Agent as a Special Purpose Subsidiary and (z) have been formed for the purpose of entering into one or more contracts (such contracts and all related documentation referred to in this clause (ii), the “SPS Project Documentation”) to decommission nuclear or other types of power facilities whereby any such Subsidiary purchases and/or leases all or part of the assets of such facilities in part to succeed to licenses or permits granted in respect of such facilities by the United States Nuclear Regulatory Commission or any other federal or state governmental entity.

“Subordination Agreement” shall mean a Subordination Agreement in the form attached hereto as Exhibit Q.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which more than fifty percent (50%) of the outstanding partnership interests, are at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.  “Subsidiaries” as used herein, unless otherwise indicated, shall mean all Subsidiaries of Parent (including EnergySolutions), including Subsidiaries of any Subsidiaries of Parent.  The Subsidiaries of Parent as of the Agreement Date are set forth on Schedule 1 attached hereto.

“Subsidiary Guarantor” shall mean each domestic Subsidiary that Guarantees the Secured Obligations in accordance with the terms of this Agreement.

“Subsidiary Guaranty” shall mean each subsidiary guaranty given by each Subsidiary Guarantor, substantially in the form of Exhibit H-1 attached hereto.

“Subsidiary Pledge Agreement” shall mean (i) that certain Subsidiary Pledge Agreement, dated as of February 27, 2006, as amended and restated as of the Original Agreement Date, between the respective Subsidiaries of EnergySolutions party thereto and the Collateral Agent and (ii) any additional pledge agreement substantially in the form of Exhibit A attached hereto executed by a new Subsidiary in accordance with Section 5.13.

“Subsidiary Security Agreement” shall mean (i) that certain Subsidiary Security Agreement, dated as February 27, 2006, as amended and restated as of the Original Agreement Date, between the respective Subsidiaries party thereto and the Collateral Agent and (ii) each additional subsidiary security agreement executed by a new Subsidiary in accordance with Section 5.13, substantially in the form of Exhibit J attached hereto.

“Successor Agent” shall have the meaning set forth in the preamble to this Agreement.

“Syndication Date” shall have the meaning set forth in Section 11.5(b).

“Tax Distributions” shall mean, for any period in which EnergySolutions is treated as a disregarded entity or a partnership for federal, applicable state and/or local income tax purposes, distributions paid to direct or indirect members of EnergySolutions for the purpose of funding each such member’s income tax liability attributable to such Person’s direct or indirect distributive share of the taxable income of EnergySolutions for such period, in an aggregate amount (for all such members) equal to the product of (a) the taxable income allocable to the members for such period less  the cumulative amount of net taxable loss allocated to such members of EnergySolutions for all prior taxable periods (as if such periods were one combined period), to the extent such prior net losses are of a character (i.e., ordinary or capital) that would have allowed such losses to be offset against the current period’s income and (b) the Assumed Tax Rate (as defined below), plus any previously undistributed amounts permitted under the foregoing formula.  If EnergySolutions is a corporation for U.S. federal, applicable state and/or local income tax purposes and a member of a group filing consolidated, combined or unitary tax returns of which EnergySolutions is not the common parent, EnergySolutions may make payments to the parent of such group in respect of EnergySolutions’ share of taxable income, provided, however, that the amount of such payments in respect of any tax period does not exceed the lesser of (i) the actual tax liability of the consolidated group or (ii) the amount that EnergySolutions would have been required to pay in respect of federal, state or local income taxes (as the case may be) for such year if EnergySolutions paid such taxes directly as a stand-alone taxpayer at the Assumed Tax Rate, less, in each case, any such taxes payable directly by EnergySolutions.  Each Tax Distribution shall be designated as such, and with respect to a particular fiscal quarter of EnergySolutions’ fiscal year, in such EnergySolutions’ books and records.  “Assumed Tax Rate” shall mean the highest hypothetical combined marginal effective U.S. federal, state and local income tax rate prescribed for an individual or corporation resident of New York, New York or Salt Lake City, Utah applicable to the character of the net taxable income (i.e., capital gains, dividends and/or ordinary income) allocable to the direct or indirect members of EnergySolutions in the relevant taxable year (taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes).

“Taxes” shall have the meaning set forth in Section 2.14(a).

“Term Facility” shall mean, at any time, the aggregate amount of the Term Loans outstanding under the EnergySolutions Credit Agreement.

“Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.

“U.K. Acquisition” shall mean the acquisition by EnergySolutions, Parent and their Subsidiaries of 100% of the capital stock of Reactor Sites Management Company Limited that was consummated on June 27, 2007 in accordance with the SPA and all other related documentation (without amendment, modification or waiver thereof which is materially adverse to the Lenders (as reasonably determined by the Arranger) without the prior consent of the Arranger).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“WPG” shall mean Western Pacific Group, L.C., Creamer Investments, Inc. and/or any of their respective Affiliates.

“Zion Acquisition” shall have the meaning set forth in the recitals to this Agreement.

“Zion Agreements” shall mean collectively the following documents (each in the form most recently delivered to the Administrative Agent prior to the Agreement Date):  (a) the ZionSolutions Limited Liability Company Agreement entered into by members of ZionSolutions, (b) the Asset Sale Agreement (and the amendment thereto dated as of August 17, 2009), (c) an Assignment and Assumption Agreement to be entered into by and between Exelon and ZionSolutions, (d) a Bill of Sale to be entered into by and between Exelon and ZionSolutions, (e) a Lease Agreement to be entered into by and between Exelon and ZionSolutions, (f) a Put Option Agreement to be entered into by and between Exelon and ZionSolutions, (g) a Pledge Agreement made by EnergySolutions in favor of Exelon, (h) the Guaranty made as of December 11, 2007 by Parent in favor of Exelon, (i) an Irrevocable Easement for Disposal Capacity to be made by EnergySolutions to a certain trustee named thereto, (j) a Disposal Services Agreement to be entered into by and between EnergySolutions and a certain trustee named thereto, (k) a Leased Personnel Agreement to be entered into by Exelon and ZionSolutions, (l) the Performance Guaranty made as of December 11, 2007 by EnergySolutions in favor of Exelon, (m) a Trust Agreement by and among EnergySolutions, a trustee named thereto and other parties party thereto in connection with a backup non-qualified decommissioning, (n) a Credit Support Agreement among Exelon, EnergySolutions and Parent and (o) all amendments or modifications to any of the agreements listed in the foregoing clauses (a) through (n), to the extent such amendments or modifications are delivered to the Administrative Agent ten (10) Business Days prior to becoming effective and, to the extent such amendments or waivers could reasonably be expected to adversely affect the interests of the Lenders in any material respect, the Administrative Agent has consented thereto in writing (it being understood that any modification, amendment or waiver of any Zion Agreement that increases the amount of Indebtedness of Parent, EnergySolutions or their respective Subsidiaries pursuant to such Zion Agreement shall be deemed to adversely affect the interests of the Lenders in a material respect).  All capitalized terms in this paragraph not otherwise defined herein shall have the meanings ascribed to such terms in that certain Asset Sale Agreement, dated December 11, 2007, by and among Exelon, ZionSolutions, EnergySolutions and Parent.

“Zion Credit Support Obligation” shall mean any letter of credit, performance or fidelity bond or related obligation in favor of third party support providers relating to the Zion Acquisition; provided that the aggregate amount of all such letters of credit, performance and fidelity bonds and related obligations shall not at any time exceed $50,000,000 minus the aggregate amount of the Zion Incremental Facility Commitment at such time; provided further that, to the extent secured by all or any portion of the Collateral, all such letters of credit, performance and fidelity bonds and related obligations shall mature, expire or otherwise terminate prior to the Term Loan Maturity Date.

“Zion Incremental Facility Commitment” shall mean commitments issued pursuant to Section 2.15(a) of the EnergySolutions Credit Agreement.

“Zion Incremental Facility Commitment Cap” shall at any time mean $50,000,000 minus the aggregate amount of the Zion Credit Support Obligation at such time.

“ZionSolutions” shall mean ZionSolutions, LLC, a Delaware limited liability company, organized for the purpose of consummating the Zion Acquisition and whose Equity Interests shall be (other than with respect to directors’ qualifying shares or de minimis non-economic interests held by Exelon or its Affiliates) wholly-owned by EnergySolutions or a Subsidiary Guarantor.

Section 1.2             Defined Agreements as Modified.

Each definition of an agreement or instrument in this Article 1 shall include such agreement or instrument as amended, modified, renewed or restated from time to time in accordance herewith.

Section 1.3             Computation of Time Periods; Other Definitional Provisions.

In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.  All notices shall be required to be in writing.

Section 1.4             Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.1(k) (“GAAP”).

Section 1.5             Pro Forma Calculations.

For purposes of computing each of the Leverage Ratio and the Interest Coverage Ratio for any purpose hereunder, such ratio (and any financial calculations or components required to be made or included therein) shall be determined, with respect to the relevant period, after giving pro forma effect to the Duratek Acquisition, each Permitted Acquisition and disposition of a Person, line of business or division consummated during such period (including, in each case, any incurrence, assumption, refinancing or repayment of Indebtedness for Money Borrowed), as if such Duratek Acquisition, Permitted Acquisition, disposition or related transactions had been consummated on the first day of such period, in each case, either (i) prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, or (ii)(a) that have been certified by a financial officer of EnergySolutions as having been prepared in good faith based upon reasonable assumptions and (b) are reasonably acceptable to the Administrative Agent.

ARTICLE 2.

Loans

Section 2.1             The Loans.

(a)           [Reserved].

(b)           The Loans.   The Lenders who have agreed to make Loans agree, severally in accordance with their respective Commitments as set forth on Schedule 4 hereof and not jointly, upon the terms and subject to the conditions of this Agreement, to lend to Duratek, on the Original Agreement Date, an aggregate amount equal to $240,000,000.  After the Agreement Date, the Loans will bear interest at the Eurodollar Basis or the Base Rate Basis as provided in Section 2.2 hereo.  Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.

(c)           [Reserved].

Section 2.2             Manner of Borrowing and Disbursement.

(a)           Choice of Interest Rate, Etc.  (i)  Any Loan shall, at the option of Duratek, bear interest as a Base Rate Loan, or, subject to Section 2.2(a)(ii) and Article 10 hereof, a Eurodollar Loan.  Any notice given to the Administrative Agent in connection with a requested Loan hereunder shall be given to the

Administrative Agent prior to 12:30 p.m. (New York time) in order for such Business Day to count toward the minimum number of Business Days required.

(ii)            (A)  On the date on which the aggregate unpaid principal amount of any Eurodollar Loan shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Eurodollar Loan shall automatically, on the last day of the then existing Interest Period therefor, be continued as a Base Rate Loan.

(B)           If Duratek shall fail to select the duration of any Interest Period for any Eurodollar Loan in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Administrative Agent will forthwith so notify Duratek and the Lenders which have made such Eurodollar Loan, whereupon each such Eurodollar Loan shall automatically, on the last day of the then existing Interest Period therefor, be continued as a Base Rate Loan.

(C)           Upon the occurrence and during the continuance of any Default, (1) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, be continued as a Base Rate Loan, and (2) the obligation of the Lenders to continue any Eurodollar Loan shall be suspended.

(b)           Base Rate Loans.

(i)            Initial Loans.  The initial Base Rate Loans were issued on the Original Agreement Date.

(ii)           [Reserved].

(iii)          Continuations of Base Rate Loans.  Upon at least one (1), with respect to items (B) and (C) of this sentence, or three (3), with respect to item (A) of this sentence, Business Days’ irrevocable prior written notice to the Administrative Agent, Duratek shall specify whether all or a portion of each Base Rate Loan outstanding on the related Payment Date (A) is to be continued in whole or in part as one or more Eurodollar Loans for the Interest Period(s) selected, (B) is to be continued in whole or in part as one or more Base Rate Loans, or (C) is to be repaid and not reborrowed.

(c)           Eurodollar Loans.

(i)            Initial Loans.  Duratek shall give the Administrative Agent in the case of any initial Eurodollar Loan at least three (3) Business Days’ irrevocable prior written notice in the form of a Request for Loan or Request for Loan Eurodollar Basis, or telephonic notice followed immediately by a Request for Loan or Request for Loan Eurodollar Basis; provided, however, that Duratek’s failure to confirm any telephonic notice with a Request for Loan or Request for Loan Eurodollar Basis shall not invalidate any notice so given.  The Administrative Agent, whose determination shall be conclusive absent manifest error, shall determine the available Eurodollar Basis and shall notify Duratek of such Eurodollar Basis.  Duratek shall promptly notify the Administrative Agent by telephone or telecopy, and shall immediately confirm any such telephonic notice in writing, of its selection of a Eurodollar Basis and Interest Period for such Loan; provided, however, that Duratek’s failure to confirm any such telephonic notice in writing shall not invalidate any notice so given.

(ii)           [Reserved].

(iii)          Continuations of Eurodollar Loans.  Upon at least one (1), with respect to items (B) and (C) of this sentence, or three (3), with respect to item (A) of this sentence, Business Days’ irrevocable prior written notice to the Administrative Agent, Duratek shall specify whether all or a portion of each

Eurodollar Loan outstanding on the related Payment Date (A) is to be continued in whole or in part as one or more Eurodollar Loans for the Interest Period(s) selected, (B) is to be continued in whole or in part as a Base Rate Loan, or (C) is to be repaid and not reborrowed.

(d)           [Reserved].

(e)           Disbursement.

(i)            [Reserved].

(ii)           Unless the Administrative Agent shall have received notice from a Lender prior to 2:30 p.m. (New York time) on the date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Loan, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Loan and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to Duratek on such date a corresponding amount.  If and to the extent the Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Duratek until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first three (3) days and thereafter at the Federal Funds Rate plus one percent (1%).

(iii)          If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Loan for purposes of this Agreement.  If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify Duratek and Duratek shall immediately pay such corresponding amount to the Administrative Agent, together with interest thereon.  The failure of any Lender to fund its portion of any Loan shall not relieve any other Lender of its obligation hereunder to fund its respective portion of the Loan on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(iv)          In the event that, at any time when Duratek is not in Default and has satisfied all applicable conditions set forth in Article 3 hereof, a Lender for any reason fails, refuses, or has given notice to the Administrative Agent and/or Duratek that it refuses to fund its portion of a Loan (a “Defaulting Lender”), then, until such time as such Defaulting Lender has funded its portion of such Loan, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Loan, such Defaulting Lender shall not have the right (i) to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and such Lender’s interest in any Loans shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder or (ii) to receive payments of principal, interest or fees from Duratek in respect of its unfunded portion of Loans.  The provisions of this Section 2.2(e)(iv) are not in lieu of any other claim Duratek may have against such Defaulting Lender.

Section 2.3             Interest.

(a)           On Base Rate Loans.  Interest on each Base Rate Loan shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed and shall be payable at the Base Rate Basis for such Base Rate Loan, in arrears on the applicable Payment Date for the period through the date immediately preceding such Payment Date.  Interest on Base Rate Loans then outstanding shall also be due and payable on the Maturity Date.

(b)           On Eurodollar Loans.  Interest on each Eurodollar Loan shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the Eurodollar Basis for such Eurodollar Loan, in arrears on the applicable Payment Date for the period through the day immediately preceding such Payment Date, and, in addition, if the Interest Period for a Eurodollar Loan exceeds three (3) months, interest on such Eurodollar Loan shall also be due and payable in arrears on every three-month anniversary of the first day of such Interest Period.  Interest on Eurodollar Loans then outstanding shall also be due and payable on the Maturity Date.

(c)           Interest if No Notice of Selection of Interest Rate Basis.  With respect to any Loan, if Duratek fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Loan is not timely concluded, the Base Rate Basis shall apply to such Loan.

(d)           Interest upon Default.  Immediately upon the occurrence of an Event of Default hereunder, all overdue principal in respect of the Loans, together with accrued and unpaid overdue interest, premium and other unpaid sums, shall bear interest at the Default Rate.  Such interest shall be payable on demand and shall accrue until the earliest of (a) waiver or cure (to the satisfaction of the Lenders required under Section 11.12 hereof to waive or cure) of such Event of Default, or (b) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (c) payment in full of the Obligations.

(e)           Eurodollar Loans.  At no time may the number of outstanding Eurodollar Loans exceed eight (8).

(f)            Applicable Margin.  The Applicable Margin shall be (i) 3.75% for Eurodollar Loans (or 3.25% when the Leverage Ratio as of the most recently completed fiscal quarter is less than 2.0 to 1.0) and (ii) 2.25% for Base Rate Loans (or 1.75% when the Leverage Ratio as of the most recently completed fiscal quarter is less than 2.0 to 1.0).

Section 2.4             Repayment.

(a)           [Reserved].

(b)           Commencing September 30, 2006 and at the end of each calendar quarter for the next 26 calendar quarters, the outstanding principal balance of the Loans shall be repaid in an amount equal to the product of the outstanding principal balance of the Loans as of the opening of business on September 30, 2006 multiplied by 0.25%.  On June 7, 2013, the outstanding principal balance of the Loans, if any, shall be repaid in full.  Notwithstanding anything to the contrary in this Section 2.4, any unpaid principal and interest of the Loans shall be due and payable in full on the Maturity Date.

Section 2.5             [Reserved].

Section 2.6             Optional Prepayments and Application of Prepayments.

(a)           Optional Prepayment of Loans.  Subject to Section 2.6(b), the principal amount of any Base Rate Loan may be prepaid in full or in part at any time, without penalty or premium and without regard to the Payment Date for such Loan, upon not less than one (1) Business Day’s prior written notice to the Administrative Agent of such prepayment.  Subject to Section 2.6(b) and Section 2.11, Eurodollar Loans may be prepaid prior to the due date thereof, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent.  Partial prepayments shall be in a principal amount of not less than $1,000,000 and in an integral multiple of $500,000.  A notice of prepayment shall be irrevocable.

(b)           Application of Prepayment.  Each prepayment of the Loans shall be applied (i) first, in direct order of maturities, to the next four scheduled principal repayment installments of the Loans and (ii) second, to the other principal repayment installments of the Loans on a pro rata basis.  The prepayment of any principal amount of Loans shall be made with accrued interest to the date of such prepayment on the aggregate principal amount prepaid and Duratek shall reimburse the Lenders and the Administrative Agent, on demand, for any loss or out-of-pocket expense incurred by any Lender or the Administrative Agent in connection with such prepayment, as set forth in Section 2.11 hereof.  Any prepayment under this Agreement shall not affect Duratek’s obligation to continue making payments under any Secured Hedge Agreements, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Secured Hedge Agreements.

Section 2.7             [Reserved].

Section 2.8             Mandatory Prepayments.

(a)           In addition to the scheduled repayments provided for in Section 2.4 hereof, Duratek shall prepay the Loans in an amount equal to 100% of the Net Proceeds (w) from any sale or disposition by Duratek or any of its Subsidiaries of any interest in any Loan Party (other than from a sale to another Loan Party), (x) except as set forth below, from any Permitted Asset Sales by Duratek or any of its Subsidiaries (other than any Excluded Asset Sales) and (y) except as set forth in Section 5.5(e) hereof, received by Duratek or any of its Subsidiaries as a result of a casualty or condemnation; provided that if EnergySolutions is a Subsidiary of Duratek, each reference to Duratek and/or its Subsidiaries shall include Parent and/or its Subsidiaries.  Such amount shall be applied on the third Business Day following receipt thereof by Duratek or the affected Subsidiary in accordance with Section 2.6(b).  Duratek shall also prepay the Loans, with application thereto in accordance with Section 2.6(b), in respective amounts equal to the after-Tax amount of any refund, purchase price adjustment, claim or credit arising under any agreement governing or relating to any acquisition of any assets or business.  Notwithstanding the foregoing, with respect to any Net Proceeds realized or received with respect to any Permitted Asset Sales (other than any Excluded Asset Sales), at the option of Duratek, and so long as no Default or Event of Default shall have occurred and be continuing, Duratek may reinvest all or any portion of such Net Proceeds in assets used or useful for its business within three hundred sixty-five (365) days following receipt of such Net Proceeds; provided, however, that (i) if the property subject to such asset sale constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for the benefit of the Secured Parties, and (ii) if any Net Proceeds are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Proceeds shall be immediately applied to the prepayment of the Loans in accordance with Section 2.6(b).  For the purposes of this Section 2.8(a), if EnergySolutions is a Subsidiary of Duratek, all references to Duratek and/or its Subsidiaries (i) shall include Parent and/or its Subsidiaries but (ii) shall not include EnergySolutions and/or its Subsidiaries.

(b)           In addition to the scheduled repayments provided for in Section 2.4 hereof, Duratek shall prepay the Loans in an amount equal to one hundred percent (100%) of the Net Proceeds received after the Original Agreement Date from any Indebtedness for Money Borrowed incurred by Duratek or any of its Subsidiaries, except for Indebtedness for Money Borrowed (i) permitted by Section 7.1 hereof or (ii) incurred in connection with any Permitted Investments or Permitted Acquisitions permitted under Section 7.6 hereof (including any Indebtedness assumed by EnergySolutions or its respective Subsidiaries in connection with any such Permitted Investment or Permitted Acquisition), to the extent that upon consummation of any such Permitted Investment or Permitted Acquisition such Net Proceeds were invested in, or used to acquire, such Permitted Investment or Permitted Acquisition, other than, in the case of clauses (i)

and (ii), any Additional Permitted Debt incurred pursuant to Section 7.1(w)(A) (to the extent required to be used to prepay Loans pursuant to such section).  Such amount shall be applied on the third Business Day following receipt thereof by EnergySolutions, Parent or the affected Subsidiary in accordance with Section 2.6(b).  For the purposes of this Section 2.8(b), if EnergySolutions is a Subsidiary of Duratek, all references to Duratek and/or its Subsidiaries (i) shall include Parent and/or its Subsidiaries but (ii) shall not include EnergySolutions and/or its Subsidiaries.

(c)           In addition to the scheduled repayments provided for in Section 2.4 hereof, for each fiscal quarter during the term hereof (commencing with the fiscal quarter ended September 30, 2006), on or prior to the fifth Business Day following delivery of the financial statements required by Sections 6.1 and 6.2 hereof for the most recently completed fiscal quarter, (x) so long as the Leverage Ratio as of the end of the most recently completed fiscal quarter is equal to or greater than 3.0 to 1.0, Duratek shall prepay the Loans in an amount equal to the difference between (i) fifty percent (50%) of Excess Cash Flow for the most recently completed fiscal quarter and (ii) an amount equal to the optional prepayments made pursuant to Section 2.6 in such fiscal period, (y) if the Leverage Ratio as of the end of the most recently completed fiscal quarter is less than 3.0 to 1.0 and greater than 1.0 to 1.0, Duratek shall prepay the Loans in an amount equal to the difference between (i) twenty-five percent (25%) of Excess Cash Flow for the most recently completed fiscal quarter and (ii) an amount equal to the optional prepayments made pursuant to Section 2.6 in such fiscal period and (z) if the Leverage Ratio as of the end of the most recently completed fiscal quarter is less than or equal to 1.0 to 1.0, Duratek shall not be required prepay the Loans.    For the purposes of this Section 2.8(c), if EnergySolutions is a Subsidiary of Duratek, all references to Duratek and/or its Subsidiaries (i) shall include Parent and/or its Subsidiaries but (ii) shall not include EnergySolutions and/or its Subsidiaries.

(d)           Any prepayment pursuant to this Section 2.8 shall be made in the manner set forth in Section 2.6(b).

Section 2.9             Evidence of Debt.

(a)           The Loans shall be repayable in accordance with the terms and provisions set forth herein.  Upon the request of any Lender, Notes shall be issued by Duratek and payable to the order of such Lender reflecting such Lender’s Loans.  The Notes issued by Duratek to the Lenders shall be duly executed and delivered by one or more Authorized Signatories.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Duratek to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Register maintained by the Administrative Agent pursuant to Section 11.5(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Loan made hereunder, the Type of such Loan and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption Agreement delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from Duratek to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from Duratek hereunder and each Lender’s share thereof.

(d)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.9(c) above, and by each Lender in its account or accounts pursuant to Section 2.9(b) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from Duratek to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of Duratek under this Agreement.

Section 2.10           Manner of Payment.

(a)           Each payment (including any prepayment) by Duratek on account of the principal of or interest on the Loans, commitment fees and any other amount owed to the Lenders, the Administrative Agent or any of them under this Agreement shall be made not later than 2:00 p.m. (New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Account, for the account of the Lenders, or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds without set-off or counterclaim.  Any payment received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed received on the next Business Day.  Receipt by the Administrative Agent of any payment hereunder at or prior to 2:00 p.m. (New York time) on any Business Day shall be deemed to constitute receipt on such Business Day.  In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter (and, if such amount is received before 2:00 p.m. (New York time), on the same day) distribute the amount so received in like funds to such Lender.  If the Administrative Agent shall not have received any payment from Duratek as and when due, the Administrative Agent will promptly notify the Lenders accordingly.  Only upon its acceptance of an Assignment and Assumption Agreement and recording of the information contained therein in the Register pursuant to Section 11.5(c), from and after the effective date of such Assignment and Assumption Agreement, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption Agreement shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           Duratek agrees to pay principal, interest, fees and all other Obligations due hereunder, under the Fee Letter, under any Notes or under the other Loan Documents without set-off or counterclaim or any deduction whatsoever (other than any deductions or withholdings required by law on account of Taxes).

(c)           Prior to the acceleration of the Loans under Section 8.2 hereof, if some but less than all amounts due from Duratek are received by the Administrative Agent with respect to the Obligations, the Administrative Agent shall distribute such amounts in the following order of priority:

(i)            first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as the Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;

(ii)           second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iii)          third, to the payment of fees and all of the accrued and unpaid interest and any premiums on the Obligations of Duratek under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lenders, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

(iv)          fourth, ratably to the payment of the principal amount of all of the outstanding Loans that is due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lenders on such date and amounts payable under Secured Hedge Agreements with Lenders and/or their Affiliates (or Persons that were Lenders or Affiliates of Lenders at the time any such Secured Hedge Agreement was entered into);

(v)           fifth, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents or Secured Hedge Agreements that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(vi)          sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

(d)           If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Loans to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, in the case of the Loans, for application to such principal repayment installments thereof, as the Administrative Agent shall direct, and in other cases, elect to, distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the aggregate principal amount of the Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(e)           Subject to any contrary provisions in the definition of “Interest Period,” if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)            Unless the Administrative Agent shall have received notice from Duratek prior to the date on which any payment is due to any Lender hereunder that Duratek will not make such payment in full, the Administrative Agent may assume that Duratek has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Duratek shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.11           Reimbursement.

(a)           Whenever any Lender shall sustain or incur any losses or out-of-pocket expenses in connection with (i) failure by Duratek to borrow any Eurodollar Loan after having given notice of its intention to borrow in accordance with Section 2.2 hereof (whether by reason of Duratek’s election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3), or (ii) payment of any Eurodollar Loan in whole or in part pursuant to Section 2.2(a)(ii), 2.6, 2.8 or 10.2, acceleration of the maturity of the Loans pursuant to Section 8.2 or for any other reason, Duratek agrees to pay to such Lender, upon demand, an amount sufficient to compensate such Lender for all such losses and reasonable out-of-pocket expenses.  Such Lender’s good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing pursuant to Section 2.11(b) hereof, and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct, absent manifest error.

(b)           Losses subject to reimbursement hereunder shall be (i) any loss incurred by any Lender in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and the amount of such loss shall be the excess, if any, of (1) the interest or other cost to such Lender of the deposit or other source of funding used to make any such Eurodollar Loan (but specifically excluding any Applicable Margin) for the remainder of its Interest Period, over (2) the interest earned (or to be earned) by such Lender upon the re-lending or other redeployment of the amount of such Eurodollar Loan for the remainder of its putative Interest Period or (ii) any other expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be.

For the avoidance of doubt, nothing in this Section 2.11 shall be construed to apply to Taxes that are neither Covered Taxes nor Other Taxes.

Section 2.12           Pro Rata Treatment.

(a)           Loans.  Each Loan from the Lenders shall be made pro rata on the basis of the respective Commitments of the Lenders.

(b)           Payments.  Except as specifically provided in Section 2.2(e)(iv) or Article 10 hereof or elsewhere in this Agreement, each payment and prepayment of principal of the Loans and each payment of interest on the Loans, shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding immediately prior to such payment or prepayment.  If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loans made by it in excess of its ratable share of such Loans, such Lender shall forthwith purchase from the other Lenders such interests (whether by purchasing a participation or by assignment) in the applicable Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery; provided further, however, that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Lender in respect of any Type of Loans shall be shared on a pro rata basis only with other Lenders to which Loans of such Type are owing.  Duratek agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Duratek in the amount of such participation.

Section 2.13           Capital Adequacy.

If, after the Agreement Date, the adoption or effectiveness of any Applicable Law regarding the capital adequacy of banks or bank holding companies, or any change or effectiveness in Applicable Law

(whether adopted before or after the Agreement Date) or any change in the interpretation or administration or effectiveness thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any directive issued or adopted after the Agreement Date regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital, as a consequence of its obligations hereunder with respect to the Loans, to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s capital was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then such Lender shall promptly notify Duratek of such adoption, compliance or change.  Upon demand by such Lender, Duratek shall promptly pay to such Lender such additional amounts as shall be sufficient to compensate such Lender for such reduced return, together with interest on such amount from the fourth (4th) day after the date of demand until payment in full thereof at the Default Rate.  A certificate of such Lender setting forth the amount to be paid to such Lender by Duratek as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be conclusive, absent manifest error.  For the avoidance of doubt, this Section 2.13 shall not apply to Taxes.

Section 2.14           Taxes.

(a)           Subject to the exclusions and limitations of this Section 2.14 and subject to the Lenders’ compliance with Section 2.14(f), any and all payments by any Loan Party hereunder or under the other Loan Documents shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings (“Taxes”) imposed or assessed on or with respect to payments made under this Agreement or the other Loan Documents by the United States of America or any political subdivisions thereof or therein or any other jurisdiction (including non-U.S. jurisdictions), and all liabilities with respect hereto or thereto (but excluding any tax imposed on or measured by the net income or profits of a Lender or franchise taxes imposed in lieu of net income taxes on overall gross receipts, or any other similar taxes imposed, in each case, as a result of such Lender being organized in, having its principal office or applicable lending office in, engaging in a trade or business in, or having a present or former connection with the jurisdiction imposing such Tax (other than any such trade or business, or connection arising or deemed to arise solely or primarily from any transactions contemplated by this Agreement) (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Covered Taxes”).

If any Loan Party shall be required by law to withhold or deduct any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings on account of Covered Taxes (including deductions applicable to additional sums payable under this Section 2.14(a)) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings of Covered Taxes been made, (ii) the applicable Loan Party shall make such deductions or withholdings, and (iii) the applicable Loan Party shall pay the full amount of Covered Taxes deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b)           Duratek agrees to pay any present or future recordation, transfer, mortgage, stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest and penalties related thereto) imposed by the United States of America or any political subdivision thereof or any other jurisdiction (including non-U.S. jurisdictions) that arise from the execution, delivery, registration of, performance under, or enforcement of, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)           Without duplication of its obligation to pay increased amounts on account of Covered Taxes and Other Taxes pursuant to Sections 2.14(a) and (b), respectively, Duratek shall indemnify each Lender for the full amount of Covered Taxes and Other Taxes (including, without limitation, any Covered Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally asserted.  Payment by Duratek pursuant to this indemnification shall be made within thirty (30) days from the date such Lender (as the case may be) makes written demand therefor (submitted through the Administrative Agent).  A Lender’s failure to provide notice to Duratek shall not relieve Duratek of any of its obligations under this Section 2.14.  Notwithstanding the foregoing, where notice is not given within one hundred twenty (120) days after the Lender has actual notice of the assertion of taxes and Duratek does not otherwise have notice of such assertion, no indemnification shall be required for penalties, additions to tax, expenses, and interest accruing on such Covered Taxes or Other Taxes from the date one hundred twenty (120) days after the Lender has actual notice of the assertion of such taxes until the date such notice was actually received by Duratek.

(d)           Within thirty (30) days after the date of any payment of Covered Taxes or Other Taxes by any Loan Party, such Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 11.1 hereof, the original or a certified copy of a receipt evidencing payment thereof.  The applicable Loan Party shall compensate each Lender to the extent that such Lender is required to pay any Covered Taxes or Other Taxes (or applicable penalties, interest and expenses) as a result of any failure by such Loan Party to so furnish such copy of such receipt.

(e)           The agreements and obligations of the Loan Parties contained in this Section 2.14 shall survive the indefeasible payment in full of the Obligations.

(f)            Notwithstanding any provision to the contrary in this Agreement, to the extent that such Person is at such time legally entitled to do so, on the date a Person becomes an Agent or Lender hereunder and at such other times as reasonably requested by Duratek or the Administrative Agent in writing, such Person must provide to Duratek and the Administrative Agent two properly completed and duly executed originals of each of the following, as applicable:  (i) Form W-8ECI (in the case of a non-U.S. Person claiming exemption from withholding because the income is effectively connected with a U.S. trade or business), (ii) Form W-8BEN (in the case of a non-U.S. Person claiming exemption from, or reduction of, withholding tax under an income tax treaty or under the portfolio interest exemption), (iii) with respect to any interest in this Agreement in which a participation has been sold, a Form W-8IMY along with accompanying Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption), (iv) any other applicable form, certificate or document necessary to establish such non-U.S. Person’s entitlement to exemption from United States federal withholding tax or reduced rate with respect to all payments to be made to such non-U.S. Person under this Agreement, or (v) Form W-9 (claiming exemption from backup withholding tax), or any successor forms.  Each Agent and Lender agrees that from time to time after the Original Agreement Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Agent or Lender will, to the extent that such Agent or Lender is at such time legally entitled to do so, deliver to Duratek and the Administrative Agent two new accurate and complete original signed copies of the applicable certification form.  Notwithstanding anything to the contrary in this Section 2.14, a Lender shall not be entitled to payment on account of or indemnification for Covered Taxes that are U.S. federal withholding Taxes that are imposed pursuant to a law in effect at the time such Lender becomes a party to this Agreement, except, in the case of an assignee to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Loan Parties with respect to such Tax pursuant to Section 2.14(a) and a Lender shall not be entitled to a payment on account of or indemnification for such

Covered Taxes to the extent such Taxes result from the failure of such Lender to comply with the documentation requirements of this Section 2.14(f).

(g)           If the Administrative Agent or any Lender determines, in its good faith sole discretion, that it has received a refund of any Covered Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Covered Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Loan Party, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Loan Party to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such governmental authority.  This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Party or any other Person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to a Loan Party the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Covered Taxes or Other Taxes had never been paid.

(h)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 (a), Section 2.14(c) or Section 10.3 with respect to such Lender, it will, if requested by EnergySolutions, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.14 shall affect or postpone any of the obligations of the Loan Party or the rights of any Lender pursuant to Section 2.14(a), Section 2.14(c) or Section 10.3.

Section 2.15           [Reserved].

ARTICLE 3.

Conditions Precedent

Section 3.1             Conditions Precedent.

(a)           Original Agreement Date.  The obligation of any Lender to make Loans on the Original Agreement Date was subject to the satisfaction, or waiver in accordance with Section 11.12 of the Original Duratek Loan Agreement, of all of the conditions precedent set forth in Section 3.1 of the Original Duratek Loan Agreement.

(b)           Agreement Date.  The effectiveness of the Agreement on the Agreement Date is subject to the satisfaction of all conditions precedent set forth below:

(i)            The Administrative Agent shall have received:

(A)          this Agreement, duly executed by (i) the Loan Parties, the Administrative Agent and the other parties hereto, and (ii) such other documentation as the Administrative Agent shall reasonably determine necessary to evidence the Loans and the guarantee and security thereof, in each case in form and substance satisfactory to the Administrative Agent;

(B)           the loan certificate of EnergySolutions, in substantially the form attached hereto as Exhibit L, including a certificate of incumbency with respect to each Authorized Signatory, together with appropriate attachments which shall include without limitation, the following items:  (A) a copy of the Articles of Organization of EnergySolutions, certified to be true, complete and correct by the Utah Department of Commerce, and a true, complete and correct copy of the operating agreement of EnergySolutions, (B) certificates of good standing for EnergySolutions issued by the Secretary of State or similar state official for each state in which EnergySolutions is required to qualify or has qualified to do business, (C) a true, complete and correct copy of the appropriate authorizing resolutions of EnergySolutions, authorizing EnergySolutions to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, and (D) a true, complete and correct copy of any agreement in effect with respect to the voting rights, ownership interests or management of EnergySolutions;

(C)           the results of a recent lien search in each relevant jurisdiction (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) with respect to EnergySolutions and each Guarantor, and such search shall reveal no liens on any of the outstanding shares issued by EnergySolutions and no liens on any of the assets of EnergySolutions or any Guarantor, other than liens permitted by the Loan Documents;

(D)          legal opinions of (i) Weil, Gotshal & Manges LLP, counsel to EnergySolutions, (ii) Parr Waddoups Brown Gee & Loveless, Utah counsel to EnergySolutions, and (iii) Morgan, Lewis & Bockius LLP, special counsel to EnergySolutions and its Subsidiaries; each as counsel to EnergySolutions and its Subsidiaries, addressed to each Lender, the Administrative Agent and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and dated as of the Agreement Date;

(E)           a completed Perfection Certificate substantially in the form of Exhibit R to this Agreement, executed by an Authorized Signatory of each Loan Party, together with all attachments contemplated thereby;

(F)           a loan certificate from Parent and each other Loan Party, in substantially the form of Exhibit M, N or O, as applicable, including a certificate of incumbency with respect to each officer or partner authorized to execute Loan Documents on behalf of such Person, together with appropriate attachments which shall include, without limitation, the following items:  (A) a copy of the certificate or articles of incorporation of such Person or certificate of formation of such Subsidiary, as applicable, certified to be true, complete and correct by the Secretary of State of the jurisdiction of incorporation or of formation of such Subsidiary, (B) certificates of good standing for such Person issued by the Secretary of State or similar state official of each state in which such Person is organized or required to qualify to do business, (C) a true, complete and correct copy of the by-laws, operating agreement or partnership agreement, as applicable, of such Person, and (D) a true, complete and correct copy of the resolutions of such Person authorizing it to execute, deliver and perform the Loan Documents to which it is a party;

(G)           copies of reasonably satisfactory insurance brokers’ letters, binders or certificates covering the assets of EnergySolutions and its Subsidiaries, and otherwise meeting and covering the requirements of Section 5.5 hereof;

(H)          [Reserved]; and

(I)            evidence that all other recordings and filings of or with respect to each Security Document shall have been completed and that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security Documents shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements) and the Administrative Agent shall have received such assurances, including, without limitation, title insurance and opinions of counsel, as the Administrative Agent may deem appropriate to establish the Loan Parties’ title to, and the due creation and perfection of the Administrative Agent’s liens on and security interests in, the Collateral and the absence of any unpermitted liens on or interests in the Collateral, in form and substance satisfactory to the Administrative Agent.

(ii)           The Administrative Agent shall have received all reasonable costs, fees, expenses and other amounts due and payable on or prior to the Agreement Date, including reimbursement or payment of all out-of-pocket expenses (including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent) required to be reimbursed or paid by EnergySolutions, and for which invoices have been presented to Duratek on or prior to the Agreement Date.

(iii)          The Administrative Agent shall have received evidence reasonably satisfactory to it that all material Necessary Authorizations, including all material necessary consents to the execution, delivery and performance by EnergySolutions of this Agreement and the other Loan Documents to which it is a party and by the respective Subsidiaries of the Loan Documents to which they are parties, have been obtained or made, are in full force and effect and are not subject to any pending or threatened reversal or cancellation, and shall have received a certificate of an Authorized Signatory so stating.

(iv)          All financing statements, the Deed of Trust, Mortgages and other documents relating to the perfection of the Lender’s liens on and security interests in the Collateral shall remain filed or recorded as provided pursuant to the Original Duratek Loan Agreement and the Security Documents.

(v)           All intercompany indebtedness of the Loan Parties shall have been subordinated to their respective obligations hereunder, on terms reasonably acceptable to the Administrative Agent.

(vi)          The Lenders shall have received a solvency certificate, signed by the chief financial officer of EnergySolutions and in form and substance satisfactory to the Administrative Agent, together with such other evidence reasonably requested by the Lenders, confirming the solvency of EnergySolutions and its Subsidiaries on a consolidated basis.

(vii)         The Administrative Agent shall have received a Loan Party Acknowledgment, in substantially the form attached hereto as Exhibit S, dated as of the Agreement Date whereby each Loan Party (i) ratifies and affirms its obligations under the Loan Documents executed by such

Loan Party, (ii) acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect and (iii) agrees that the Security Documents secure all obligations of the Loan Parties under the Agreement and other Loan Documents.

(viii)        The following statements shall be true (and each of the giving of the applicable Request for Loan and the acceptance by Duratek of the proceeds of such Loan shall constitute a representation and warranty by EnergySolutions and Duratek that both on the date of such notice and on the date of such Loan or issuance or renewal such statements are true):

(A)          All of the representations and warranties of the Loan Parties under this Agreement and the other Loan Documents, which, pursuant to Section 4.2 hereof, are made at and as of the time of such Loan, shall be true and correct at such time in all material respects as if made at such time (except to the extent they expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), both before and after giving effect to the application of the proceeds of such Loan, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties; and

(B)           No Default has occurred and is continuing, or would result from such Loan or issuance or renewal or from the application of the proceeds therefrom.

(ix)           The Administrative Agent shall have received any such additional documentary information reasonably requested and reasonably satisfactory to the Administrative Agent confirming the satisfaction of any of the foregoing conditions in this Section 3.1 if, in the good faith judgment of Administrative Agent, such request is warranted under the circumstances.

(x)            The Collateral Agent shall have received:

(A)          with respect to each Mortgaged Property, a Mortgage Amendment;

(B)           with respect to each Mortgaged Property, a copy of the Existing Mortgage Policy and an unconditional and irrevocable commitment to issue, upon recordation of the applicable Mortgage Amendment(s), an endorsement with respect thereto assuring the Collateral Agent that such Existing Mortgage, as amended by the applicable Mortgage Amendment, is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all defects and encumbrances and liens except as expressly permitted by Section 7.2, and otherwise in form and substance reasonably satisfactory to the Collateral Agent, together with a completed Federal Emergency Management Agency Standard Flood Hazard Determination (“Flood Determination”) with respect to each Mortgaged Property; and

(C)           with respect to each Mortgage Amendment delivered pursuant to Section 3.1(b)(x)(A), opinions of local counsel to the Loan Parties, which opinions (x) shall be addressed to the Agent and each of the Lenders and be dated the Agreement Date, (y) shall cover the enforceability of the applicable Existing Mortgage, as amended by the applicable Mortgage Amendment, and such other matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request and (z) shall be in form and substance reasonably satisfactory to the Collateral Agent.  If delivery of the Mortgage Amendments, Existing Mortgage Policies and endorsements thereto and/or local opinions pursuant to this Section 3.1(x) cannot be accomplished on or prior to the

Agreement Date without undue burden or expense, then delivery of such documents and instruments shall not constitute a condition precedent to effectiveness of this Agreement.  To the extent that any such documents are not delivered on or prior to the Agreement Date, then EnergySolutions and/or Parent, at its sole cost and expense, will (or will cause its respective Subsidiaries to) deliver or cause to be delivered such documents and instruments on or prior to the date that is thirty (30) days after the Agreement Date.

ARTICLE 4.

Representations and Warranties

Section 4.1             Representations and Warranties.

Each of EnergySolutions and Duratek hereby agrees, represents and warrants in favor of the Administrative Agent and each Lender that:

(a)           Organization; Ownership; Power; Qualification.  EnergySolutions is a limited liability company, or, to the extent permitted by Section 7.4(b)(v), a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  EnergySolutions has the limited liability company power, or corporate power, as applicable, and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted.  Each Subsidiary and Parent is a corporation, limited liability company or a partnership (as the case may be) duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation (as the case may be), and has the necessary power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted.  EnergySolutions, Parent and each of their respective Subsidiaries are duly qualified, in good standing and authorized to do business in each jurisdiction (other than their respective jurisdictions of incorporation, organization or formation) in which the character of their respective properties or the nature of their respective businesses makes such qualification or authorization prudent, except where the failure to be so qualified and in good standing would not reasonably be expected to result in a Material Adverse Change.

(b)           Authorization; Enforceability.  EnergySolutions has the power and has taken all necessary action to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by EnergySolutions and is, and each of the other Loan Documents to which EnergySolutions is party is, a legal, valid and binding obligation of EnergySolutions enforceable against EnergySolutions in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications:  (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of EnergySolutions), and (iii) enforcement may be subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and may be limited by public policies which may affect the enforcement of certain rights or remedies provided for in this Agreement or the Security Documents.

(c)           Subsidiaries and Parent; Authorization; Enforceability.  EnergySolutions’ Subsidiaries, Parent’s Subsidiaries and all Investments of EnergySolutions and its direct and indirect ownership thereof are set forth as of the Agreement Date on Schedule 1, and except as set forth on Schedule 1 attached hereto, EnergySolutions and Duratek have the unrestricted right to vote the issued and outstanding shares of their corporate Subsidiaries, and the right to vote their partnership and membership interests in such partnership and limited liability company Subsidiaries in accordance with the terms of the applicable partnership agreement or operating agreement, shown thereon; such shares of such corporate Subsidiaries have been duly authorized and issued and are fully paid and nonassessable.  Each of EnergySolutions, Parent and their respective Subsidiaries has the necessary power and authority, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated by this Agreement and by such Loan Documents.  Each of the Loan Documents to which a Loan Party is party is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications:  (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of such Subsidiary), and (iii) enforcement may be subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and may be limited by public policies which may affect the enforcement of certain rights or remedies provided for in such Loan Documents.

(d)           Consents, Applicable Law, Conflicts and Liens.  Except as set forth on Schedule 6 hereto (as such schedule was delivered on the Original Agreement Date), the execution, delivery and performance, in accordance with their respective terms, by EnergySolutions of this Agreement and any Notes, and by EnergySolutions, Parent and their respective Subsidiaries of each of the other Loan Documents to which they are respectively party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any material consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting EnergySolutions, Parent or their respective Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under the certificate or articles of incorporation or by-laws, operating agreement or partnership agreement, as the case may be, as such documents are amended, of EnergySolutions, of Parent or of any of their respective Subsidiaries, or under any material indenture, agreement, or other instrument, to which EnergySolutions, Parent or any of their respective Subsidiaries is a party or by which any of them or their respective properties may be bound, (iv) conflict with, result in a breach of, or constitute a default or violation of, the terms and conditions of any of the Necessary Authorizations, except in the case of any conflict, breach, default or violation of any of the Environmental Permits not reasonably expected to result, individually or in the aggregate with all other exceptions to the representations and warranties in Section 4.1(aa)(i) hereof, in a Material Adverse Change or (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by EnergySolutions, Parent or any of their respective Subsidiaries except for Permitted Liens.

(e)           Business.  Parent is a direct or indirect holding company for each of EnergySolutions and Duratek, together with its Subsidiaries, and each is engaged in the business of owning, operating and investing in the Permitted Businesses.

(f)            Licenses, Etc.  The Necessary Authorizations have been duly authorized by the grantors thereof and are in full force and effect.  EnergySolutions and the Subsidiaries are in compliance in all material respects with all of the provisions of the Necessary Authorizations.

Except as set forth on Schedule 7 attached hereto (as such schedule was delivered on the Original Agreement Date), EnergySolutions and the Subsidiaries have secured all Necessary Authorizations and all such Necessary Authorizations are in full force and effect. Except as set forth on Schedule 7 attached hereto (as such schedule was delivered on the Original Agreement Date), none of the material Necessary Authorization is the subject of any pending or, to EnergySolutions’ or Duratek’s knowledge, threatened revocation.

(g)           Compliance with Law.  EnergySolutions, Parent and their respective Subsidiaries are in compliance with all Applicable Law except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(h)           Title to Assets.  Each of EnergySolutions, Parent and each of their respective Subsidiaries has (i) good, defensible, insurable, legal and beneficial fee simple title to (in the case of fee interests in real property), (ii) valid and enforceable leasehold interests in (in the case of leasehold interests in real or personal property) and (iii) good and defensible title to (in the case of all other personal property), all of its properties and assets.  None of such properties or assets held by Parent, EnergySolutions or their respective Subsidiaries is subject to any Liens, except for Permitted Liens.  Except for financing statements evidencing Permitted Liens, no financing statement under the Uniform Commercial Code as in effect in any jurisdiction and no other filing which names Parent, EnergySolutions or their respective Subsidiaries as debtor or which covers or purports to cover any of the assets of Parent, EnergySolutions or their respective Subsidiaries is currently effective and on file in any state or other jurisdiction, and none of Parent, EnergySolutions or their respective Subsidiaries has signed any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing.

(i)            Litigation.  There is no action, suit, revocation, proceeding or investigation pending against, or, to EnergySolutions’ knowledge, threatened against or in any other manner relating adversely to, Parent, EnergySolutions or their respective Subsidiaries or any of their respective properties, including without limitation any of the Necessary Authorization, in any court or before any arbitrator of any kind or before or by any governmental body, except as described on Schedule 8 attached hereto  (as such schedule was delivered on the Original Agreement Date) or as subsequently disclosed to the Administrative Agent and the Lenders pursuant to Section 6.5 hereof; and no such action, suit, proceeding or investigation could reasonably be expected to have an adverse outcome which (i) calls into question the validity of this Agreement or any other Loan Document, (ii) challenges the continued possession and use of any License by Parent, EnergySolutions or their respective Subsidiaries or any Person in which EnergySolutions has, directly or indirectly, an Investment and such challenge could result in a Default pursuant to Section 8.1(k) hereof, or (iii) except as expressly set forth on Schedule 8 (or as disclosed pursuant to Section 6.5), could have a Material Adverse Change.

(j)            Taxes.  Except as set forth on Schedule 16 (as such schedule was delivered on the Original Agreement Date), as of the Agreement Date all federal, material state and other material tax returns (including information returns) of Parent, EnergySolutions and each of their respective Subsidiaries required by law to be filed have been duly filed and all federal, state and other Taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by Parent, EnergySolutions or their respective Subsidiaries or imposed upon Parent, EnergySolutions or their respective Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except (x) any such taxes (i) the payment of which Parent, EnergySolutions or any of their respective

Subsidiaries is diligently contesting in good faith by appropriate proceedings, (ii) for which adequate reserves in accordance with GAAP have been provided on the books of Parent, EnergySolutions or their respective Subsidiaries and (iii) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced and (y) except to the extent the failure of such tax returns to have been so filed or such taxes to have been paid would not reasonably be expected to have a Material Adverse Change.  Each of Parent, EnergySolutions, Duratek or their respective Subsidiaries has made adequate provision in accordance with GAAP for all taxes not yet due and payable, except as could not reasonably be likely to, individually or in the aggregate, have a Material Adverse Change.  Each of Parent, EnergySolutions, Duratek or their respective Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Change.  None of Parent, EnergySolutions, Duratek or their respective Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not reasonably be likely to, individually or in the aggregate, have a Material Adverse Change.

(k)           Financial Statements.  EnergySolutions has furnished or caused to be furnished to the Administrative Agent and the Lenders its (or its predecessor’s) audited financial statements on a consolidated basis with its Subsidiaries for the fiscal year ended December 31, 2007, which, together with other financial statements furnished to the Administrative Agent and the Lenders subsequent to the Agreement Date, are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of EnergySolutions and its Subsidiaries on a consolidated basis on and as at such dates and the results of operations for the periods then ended.  Except as provided on Schedule 9 attached hereto (as such schedule was delivered on the Original Agreement Date), none of EnergySolutions or any of its Subsidiaries has any material liabilities, contingent or otherwise, other than (i) as disclosed in the financial statements referred to in the preceding sentence or those delivered pursuant to Sections 6.1 or 6.2, (ii) those that would not reasonably be expected to have a Material Adverse Change and (iii) as set forth or referred to in this Agreement.

(l)            No Adverse Change.  Since December 31, 2007, there has occurred no event which has had or which could reasonably be expected to have a Material Adverse Change.

(m)          ERISA.  EnergySolutions and each Subsidiary and each of their respective Plans are in compliance in all respects with ERISA and the Code, including Section 4980 B of the Code, except as could not reasonably be expected to have a Material Adverse Change.  Neither Parent nor any of its Subsidiaries has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code with respect to any Plan.  No ERISA Affiliate has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code with respect to any ERISA Affiliate Plan, except as could not reasonably be expected to have a Material Adverse Change.  No Reportable Event, for which the 30-day notice requirement has not been waived, has occurred and is continuing with respect to any Plan, except as could not reasonably be expected to result in a Material Adverse Change.  No Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would reasonably be expected to subject Parent or any of its Subsidiaries to a tax or penalty in any amount on “prohibited transactions” imposed by Section

502 of ERISA or Section 4975 of the Code or an obligation to indemnify any other person for such tax or penalty, except as could not reasonably be expected to result in a Material Adverse Change.  None of EnergySolutions, any Subsidiary or any of their ERISA Affiliates (i) has incurred or reasonably expects to incur any liability with respect to a withdrawal from any Multiemployer Plan, except as could not reasonably be expected to have a Material Adverse Change, or (ii) has received any notice concerning a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, except as could not reasonably be expected to have a Material Adverse Change.

(n)           Compliance with Regulations T, U and X.  None of Parent, EnergySolutions or any of their respective Subsidiaries is engaged principally in or has as one of its important activities the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, any margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System; nor will any proceeds of the Loans be used for such purpose.

(o)           Investment Company Act.  None of Parent, EnergySolutions or any of their respective Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by Parent, EnergySolutions or any of their respective Subsidiaries of this Agreement nor the issuance of any Notes violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body or authority pursuant to any provisions thereof.

(p)           Governmental Regulation.  Except as set forth on Schedule 6 hereto (as such schedule was delivered on the Original Agreement Date), none of Parent, EnergySolutions or any of their respective Subsidiaries is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the execution and delivery of this Agreement.  None of Parent, EnergySolutions or any of their respective Subsidiaries is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the performance, in accordance with their respective terms, of this Agreement or any other Loan Document.

(q)           Absence of Default, Etc.  Parent, EnergySolutions and all of their respective Subsidiaries are in compliance in all respects with all of the provisions of their respective certificates or articles of organization or incorporation and by-laws, operating agreement or partnership agreements, as the case may be, and no event has occurred or failed to occur (including, without limitation, any matter which could create a Default hereunder by cross-default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, (i) an Event of Default or (ii) a material default by Parent, EnergySolutions or any of their respective Subsidiaries under any material agreement or other instrument relating to Indebtedness of Parent, EnergySolutions or any of their respective Subsidiaries in the amount of $5,000,000 or more, any of the Necessary Authorizations, or any judgment, decree or order in the amount of $5,000,000 or more to which Parent, EnergySolutions or any of their respective Subsidiaries is a party or by which Parent, EnergySolutions or any of their respective Subsidiaries or any of their respective properties may be bound or affected.  None of Parent, EnergySolutions or any of their respective Subsidiaries is a party to or bound by any contract or agreement continuing after the Agreement Date, or bound by any Applicable Law, that could have a Material Adverse Change or result in the loss of any License.

(r)            Accuracy and Completeness of Information.  All information, reports, prospectuses and other papers and data relating to Parent, EnergySolutions or any of their respective Subsidiaries and furnished by or on behalf of Parent, EnergySolutions or any of their respective Subsidiaries to the Administrative Agent or the Lenders were, taken as a whole, at the time furnished, true, complete and correct in all material respects to the extent necessary to give the Administrative Agent and the Lenders true and accurate knowledge of the subject matter.  No fact or situation is currently known to EnergySolutions which has had or could reasonably be expected to have a Material Adverse Change.

(s)           Agreements with Affiliates and Management Agreements.  Except as set forth on Schedule 10 attached hereto (as such schedule was delivered on the Original Agreement Date) or otherwise permitted hereunder, none of Parent, EnergySolutions or any of their respective Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any material management or consulting agreements of any kind.

(t)            Priority.  The Security Interest is a valid and perfected first priority security interest in the Collateral in favor of the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, securing, in accordance with the terms of the Security Documents and subject to the outstanding Obligations, and the Collateral is subject to no Liens other than Permitted Liens.  The Liens created by the Security Documents are enforceable as security for the outstanding Secured Obligations in accordance with their terms with respect to the Collateral subject, as to enforcement of remedies, to the following qualifications:  (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of Parent, EnergySolutions or any of their respective Subsidiaries, as the case may be), and (iii) enforcement may be subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and may be limited by Applicable Law that may affect the enforcement of certain rights or remedies provided for in such Loan Documents.

(u)           Indebtedness.  Except as permitted pursuant to Section 7.1 hereof, none of Parent, EnergySolutions or any of their respective Subsidiaries has outstanding, as of the Agreement Date, and after giving effect to the initial Loans hereunder on the Agreement Date, any Indebtedness for Money Borrowed other than the Duratek Loans, the Indebtedness existing as of the Original Agreement Date and set forth on Schedule 14 and the Indebtedness for Money Borrowed evidenced by this Agreement or any of the other Loan Documents.

(v)           Investments.  All Investments of EnergySolutions and all of its Subsidiaries are shown as of the Agreement Date on Schedule 1 attached hereto.

(w)          Real Estate.  As of the Agreement Date, other than as listed and described on Schedule 11 attached hereto, none of EnergySolutions or any of its Subsidiaries currently owns, leases or has previously owned or leased any real property.

(x)            Intellectual Property.  Parent, EnergySolutions and each of their respective Subsidiaries own, possess or have the right to use all licenses and rights to all patents, trademarks,

trademark rights, trade names, trade name rights, service marks and copyrights necessary to conduct their business in all respects as now conducted, without known conflict with any patent, trademark, trade name, service mark, license or copyright of any other Person, except to the extent that the failure to so own, possess or have the right to use the same could not reasonably be expected to result in a Material Adverse Change, and such intellectual property of Parent, EnergySolutions or any of their respective Subsidiaries is not subject to any Lien, other than any Permitted Liens.  All such licenses and rights with respect to patents, trademarks, trademark rights, trade names, trade name rights, service marks and copyrights are in full force and effect in all respects, except to the extent that the failure to so be in full force and effect could not reasonably be expected to result in a Material Adverse Change, and are not subject to any pending or, to the knowledge of EnergySolutions and Parent, threatened attack or revocation.

(y)           Patriot Act.  None of Parent, EnergySolutions or any of their respective Subsidiaries is in material violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

(z)            Solvency.  As of the Agreement Date, the Loan Parties, taken as a whole, are and, both before and after the making of any Loan hereunder on such date, will be Solvent.

(aa)         Environmental Matters.  (i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change:

(A)               the operations of EnergySolutions, Duratek and the Property are in compliance with all applicable Environmental Laws and Environmental Permits in all material respects, including, without limitation, obtaining, maintaining and timely applying to obtain, amend or renew Environmental Permits necessary for operations of EnergySolutions and its respective Subsidiaries, and EnergySolutions and its respective Subsidiaries have no liability under such Environmental Laws and Environmental Permits;

(B)                neither EnergySolutions nor any of its respective Subsidiaries nor any real property currently or previously owned, operated or leased by EnergySolutions or its respective Subsidiaries or any predecessor of EnergySolutions or its respective Subsidiaries is subject to any pending Environmental Claim or governmental investigation or, to EnergySolutions’ knowledge, threatened Environmental Claim or governmental investigation, in each case, related to Environmental Laws or Environmental Permits including, without limitation, any such Environmental Claim or governmental investigation to revoke Environmental Permits necessary for operations of EnergySolutions or its respective Subsidiaries;

(C)                each of EnergySolutions and Duratek has obtained and currently maintains all funds required by applicable Environmental Law to secure any obligations of EnergySolutions and Duratek for closure and post-closure care of the Property;

(D)               no lien has been placed upon or, to EnergySolutions’ or Duratek’s knowledge, is threatened to be placed upon the Property under any Environmental Law;

(E)                neither EnergySolutions, Duratek nor any of their past or current facilities or operations, nor any predecessor of EnergySolutions or Duratek, nor any owner of premises leased or operated by EnergySolutions or Duratek, is subject to any outstanding settlement or order, writ, injunction, ruling, assessment, judgment, plan, arbitration award or decree from any Person (i) identifying or alleging noncompliance with or liability under any

Environmental Laws, (ii) requiring Remedial Action or (iii) requiring payment of any Environmental Claim;

(F)                there is no Environmental Claim pending against or to EnergySolutions’ or Duratek’s knowledge threatened against, affecting or involving any Person whose liability for such Environmental Claim EnergySolutions or Duratek has assumed contractually or by operation of law;

(G)                neither EnergySolutions nor to EnergySolutions’ knowledge any predecessor of EnergySolutions, nor to EnergySolutions’ knowledge any owner of premises leased or operated by EnergySolutions or any of its predecessors, has filed any notice under any Environmental Law reporting a Release of Hazardous Material that is not otherwise authorized under applicable Environmental Laws or Environmental Permits; neither Duratek nor to Duratek’s knowledge any predecessor of Duratek, nor to Duratek’s knowledge any owner of premises leased or operated by Duratek or any of its predecessors, has filed any notice under any Environmental Law reporting a Release of Hazardous Material that is not otherwise authorized under applicable Environmental Laws or Environmental Permits;

(H)               except as authorized under the Environmental Permits, in the ordinary course of the Permitted Business, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated or leased by EnergySolutions, Duratek or any of their predecessors that have given or could give rise to Remedial Action under any Environmental Law;

(I)                 no property now or previously owned or leased by EnergySolutions or Duratek (collectively, “Site”) is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System List or on any similar state list of sites requiring investigation or cleanup (collectively, “List”) and no such site of any predecessor of EnergySolutions or any of its respective Subsidiaries is listed or, to EnergySolutions’ knowledge, proposed for listing on any such List; and

(J)                 to EnergySolutions’ and Duratek’s knowledge, there is no proposed rule or introduced legislation (including any proposed rule or introduced legislation under discussion by any applicable state or local governmental authority) relating to applicable Environmental Laws, the enforcement of applicable Environmental Laws, or the grant or interpretation of applicable Environmental Permits, that would result in material expenditures or changes in the operations of the Permitted Business.

(ii)           Save and except those representations and warranties in Section 4.1(d)(iv) with respect to Environmental Permits, the representations and warranties of this Section 4.1(aa) are the sole and exclusive representations and warranties with respect to any Necessary Authorization addressed in Section 4.1(f) that is also an Environmental Permit, and with respect to any action, suit, revocation, proceeding or investigation addressed in Section 4.1(i) that is also an Environmental Claim.

(bb)         Employee Relations.  Each Loan Party and each of its Subsidiaries (A) has adequate relations with its employees, and (B) is not, as of the Original Agreement Date, except as set forth on Schedule 13  (as such schedule was delivered on the Original Agreement Date), party to any collective bargaining agreement.  As of the Original Agreement Date, except as set forth on Schedule 13 (as such schedule was delivered on the Original Agreement Date), no labor union has been recognized as the representative of any Loan Party’s or any of its Subsidiaries’ employees, and no Loan Party is aware of any pending, threatened or contemplated strikes, work stoppage or other material labor disputes involving such Loan Party’s or any of its Subsidiaries’ employees.

Section 4.2             Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct in all material aspects, at and as of the Agreement Date and on the date of each Loan except (i) to the extent expressly applicable only to the Agreement Date (in which case such representations and warranties shall have been true and correct in all material respects as of the Agreement Date) or previously fulfilled in accordance with the terms hereof, or (ii) to the extent already subject to a materiality qualification (in which case such representations and warranties shall be true and correct in all respects without further qualification).  All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of any Loan under this Agreement.

ARTICLE 5.

General Covenants

So long as any of the Obligations is outstanding and unpaid, shall be outstanding or Duratek shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing:

Section 5.1             Preservation of Existence and Similar Matters.

Duratek, EnergySolutions and Parent each will, and will cause each of their respective Subsidiaries to:

(a)           except as otherwise permitted hereunder, preserve and maintain its existence, rights, franchises, licenses and privileges in the state of its incorporation, organization or formation and in each other state in which it operates a material part of its business, including, without limitation, the Necessary Authorizations (other than any such the loss of which would not reasonably be expected to result in a Material Adverse Change); and

(b)           qualify and remain qualified and authorized to do business in each jurisdiction (other than its jurisdiction of incorporation, organization or formation) in which the character of its properties or the nature of its business makes such qualification or authorization prudent, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change.

Section 5.2             Business; Compliance with Applicable Law.

Duratek, EnergySolutions and Parent each will, and will cause each of their respective Subsidiaries to, (a) engage only in the Permitted Business and will not engage in any other business activity, and (b) comply with the requirements relating to the Licenses and of all Applicable Law except to the extent the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

Section 5.3             Maintenance of Properties.

Duratek, EnergySolutions and Parent each will, and will cause each of their respective Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good working order and condition (reasonable wear and tear excepted and except for surplus and obsolete properties and properties damaged from casualty) all properties used in their respective businesses (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto except, in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change.

Section 5.4             Accounting Methods and Financial Records.

Duratek, EnergySolutions and Parent each will, and will cause each of their respective Subsidiaries on a consolidated basis to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP and keep accurate and complete records in all material respects of their respective properties and assets.  EnergySolutions and Parent and their respective Subsidiaries will maintain a fiscal year ending on December 31.

Section 5.5             Insurance.

Each of Duratek and EnergySolutions will, and each will cause each Subsidiary to:

(a)           Maintain insurance (other than business interruption coverage insurance) including, but not limited to, public liability coverage insurance from responsible companies in such amounts and against such risks to EnergySolutions and each Subsidiary as is prudent and reasonably satisfactory to the Administrative Agent (including, without limitation, larceny, embezzlement, employee fidelity and other criminal misappropriation insurance);

(b)           Keep their respective assets insured by responsible companies or self-insured on terms and in a manner reasonably acceptable to the Administrative Agent against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosions and hazards insured against by extended coverage, in amounts which are prudent for the Permitted Businesses, in accordance with industry standards, and reasonably satisfactory to the Administrative Agent, all premiums thereon to be paid by EnergySolutions and each Subsidiary.

(c)           Require that each insurance policy for EnergySolutions and its respective Subsidiaries provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any termination of or proposed cancellation or nonrenewal of such policy, or material reduction in coverage, and name, other than with respect to directors and officers liability insurance coverage, the Collateral Agent (for itself and for the ratable benefit of the Secured Parties) as additional named loss payee to the extent of the Obligations and additional named insured.

(d)           Subject to Section 5.5(e), proceeds of insurance for EnergySolutions and each Subsidiary paid to the Collateral Agent shall be applied to the payment or prepayment of the Obligations as provided under Section 2.10(c) or Section 8.3 hereof, as applicable.  Any balance thereof remaining after payment in full of the Obligations shall be paid to EnergySolutions or as otherwise required by law.

(e)           If in connection with any claim EnergySolutions or any Subsidiary shall be entitled to receive proceeds from any policy for insurance less than $10,000,000, then EnergySolutions or such Subsidiary shall have the right to elect (i) to use such proceeds to repair, replace (including, without limitation, the purchase of replacement assets similar in function to the assets as to which such proceeds are received) or rebuild the affected assets within one year after receipt of such proceeds, (ii) to reinvest such proceeds in assets used or useful to the business of EnergySolutions or its respective Subsidiaries or (iii) to remit such proceeds to the Administrative Agent as provided under Section 5.5(d) hereof.  In the event such insurance proceeds from any such claim exceed such threshold, the Administrative Agent shall hold such proceeds pending its receipt from EnergySolutions of a plan for the use of such proceeds and the approval of such plan by the Administrative Agent.

Section 5.6                                      Payment of Taxes and Claims.

Duratek, EnergySolutions and Parent each will, and will cause each of their respective Subsidiaries to timely file all material tax returns (including information returns), required by federal, state or other tax authorities and pay and discharge all Taxes, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might reasonably be expected to become a Lien or charge upon any of their properties, except (i) that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge (other than a Permitted Lien) and no foreclosure, distraint, sale or similar proceedings shall have been commenced and (ii) for failures to do so that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 5.7                                      Visits and Inspections.

Duratek, EnergySolutions and Parent each will, and will cause each of their respective Subsidiaries to, permit representatives of the Administrative Agent and any of the Lenders, upon reasonable notice to EnergySolutions, Parent or the relevant Subsidiary and during normal business hours, to (a) visit and inspect the properties of EnergySolutions or such Subsidiary, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers their respective businesses, assets, liabilities, financial positions, results of operations and business prospects so long as EnergySolutions is given reasonable opportunity to be present at such discussions, all at EnergySolutions’ expense in the case of actions described in the foregoing clauses (a) through (c) by the Administrative Agent’s representatives; provided, however, that unless an Event of Default shall have occurred and be continuing, EnergySolutions shall not be obligated to reimburse the Administrative Agent for more than one such visit or inspection per year.  Duratek, EnergySolutions, Parent and each of their respective Subsidiaries will also permit representatives of the Administrative Agent and any of the Lenders to discuss with their respective auditors their respective businesses, assets, liabilities, financial positions, results of operations and business prospects, at (y) EnergySolutions’ expense, in the case of discussions between the Administrative Agent’s representatives and such respective auditors and (z) the Lender’s expense, in the case of discussions between any Lender’s representatives (other than those of the Administrative Agent, in its capacity as a Lender) and such respective auditors absent an Event of Default (provided that upon the occurrence and during the continuation of any Event of Default, the same shall be at EnergySolutions’ expense), in each case so long as EnergySolutions is given reasonable opportunity to be present at such discussions.

Section 5.8                                      Payment of Indebtedness; Loans.

Duratek, EnergySolutions and Parent each will, and will cause each of their respective Subsidiaries to, pay any and all of their respective Indebtedness when and as it becomes due, other than amounts diligently disputed in good faith and for which adequate reserves have been set aside in accordance with GAAP.

Section 5.9                                      Use of Proceeds.

No proceeds of Loans hereunder shall be used for the purchase or carrying or the extension of credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

Section 5.10                                Real Estate.

Duratek, EnergySolutions and Parent each at its sole cost and expense will, and will cause their respective Subsidiaries (other than a Special Purpose Subsidiary) to, grant and record in the appropriate recording office an Additional Mortgage securing the Secured Obligations to the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, in form and substance reasonably satisfactory to the Collateral Agent, covering each material fee-owned parcel of real estate hereafter acquired directly or indirectly by EnergySolutions, Parent or any of their respective Subsidiaries (other than a Special Purpose Subsidiary) after the Agreement Date.  Each such Additional Mortgage shall be granted and recorded promptly (but in no event more than 30 days) after any such acquisition.  EnergySolutions and Parent each at its sole cost and expense will, and will cause its Subsidiaries to, deliver to the Collateral Agent all documentation, including opinion of counsel, Flood Determinations, property and liability insurance certificates and Mortgage Policies, which in the reasonable opinion of the Collateral Agent is appropriate, either in connection with any request for approval of a proposed Permitted Acquisition or Real Property Acquisition or thereafter in connection with such grant, including without limitation any survey or any Phase I environmental audit requested by the Collateral Agent or any Lender in form and substance acceptance to such requesting party.

Section 5.11                                Indemnity.

Duratek, EnergySolutions and Parent, each for itself and on behalf of each of their respective Subsidiaries, agree jointly and severally to indemnify and hold harmless each Lender and the Administrative Agent and each of their respective affiliates, employees, representatives, officers, trustees, directors, successors and assigns (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable attorneys’ (limited to the reasonable out-of-pocket fees and expenses of one outside counsel to all Indemnitees with such local counsel as may be necessary), experts’, agents’ and consultants’ fees and expenses (as such fees and expenses are incurred) and demands by any party, including the costs in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith, whether or not Duratek, EnergySolutions, Parent or any of their respective Subsidiaries, or the Person seeking indemnification is the prevailing party, whether or not such investigation, litigation or proceeding is brought by any Loan Party, its members, managers, directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto, (a) resulting from any breach or alleged breach by Duratek, EnergySolutions, Parent or any of their respective Subsidiaries of any representation, warranty or covenant made hereunder or under any other Loan Document; (b) arising out of or in connection with (i) any Commitment, any Loans, any Letter of Credit or otherwise under this Agreement or any other Loan Document (including the taking of Collateral for the Secured Obligations), including the use of the proceeds of Loans or any Letter of Credit hereunder in any fashion by

Duratek, EnergySolutions, Parent or any of their respective Subsidiaries or the performance of their respective obligations under the Loan Documents by EnergySolutions, Parent or any of their respective Subsidiaries, (ii) allegations of any participation by the Lenders or the Administrative Agent, or any of them, in the affairs of Duratek, EnergySolutions, Parent or any of their respective Subsidiaries, or allegations that any of them has any joint liability with Duratek, EnergySolutions, Parent or any of their respective Subsidiaries for any reason, (iii) any claims against the Lenders or the Administrative Agent, or any of them, by any shareholder, partner or other investor in or lender to EnergySolutions, Parent, or any of their respective Subsidiaries, by any brokers or finders or investment advisers or investment bankers retained by Duratek, EnergySolutions or Parent or by any other third party, arising out of any Commitment, any Loans, any Letter of Credit or otherwise under this Agreement or any other Loan Document, (iv) the presence, use, generation, treatment, storage, recycling, management, Release or threatened Release of any Hazardous Material at, in, on or under, or the transport of Hazardous Materials to or from, property presently or formerly owned or operated by EnergySolutions or Duratek or their predecessors, or any of their respective Subsidiaries, (v) any Environmental Claim, (vi) the actual or alleged violation of any Environmental Law or Environmental Permit, (vii) any Environmental Testing or Environmental Clean-up Activities required by any applicable governmental authority or Environmental Law, (viii) any undertaking or action in response to a request for information, order or notice from, or investigation by, any governmental authority acting under any applicable Environmental Law, or (ix) any claims relating to natural resource damages, property damage (including diminution in value) or the death, personal injury or harm to any Person actually or allegedly arising from or relating to acts or omissions of EnergySolutions or Duratek or their predecessors or any of their respective Subsidiaries or to conduct by any Person on property presently or formerly owned or operated by EnergySolutions or any of their respective Subsidiaries; or (c) in connection with fees and other charges payable in connection with the Loans, or the execution, delivery and enforcement of this Agreement, the Security Documents, the other Loan Documents, and any amendments thereto or waivers of any of the provisions thereof; in the case of clauses (a), (b) or (c),  unless the Person seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct or in breach of the Loan Documents, in any case by a final, non-appealable judicial order.  The obligations of Duratek, EnergySolutions, Parent and their respective Subsidiaries under this Section 5.11 are in addition to, and shall not otherwise limit, any liabilities which EnergySolutions, Parent, or any respective Subsidiary might otherwise have in connection with any warranties or similar obligations of Duratek, EnergySolutions, Parent or such respective Subsidiary in any other agreement or instrument or for any other reason.  For the avoidance of doubt, nothing in this Section 5.11 shall be construed so as to apply to the indemnification of Taxes that are neither Covered Taxes nor Other Taxes.

Section 5.12                                Interest Rate Hedging.

Within sixty (60) days from the Agreement Date and at the end of each fiscal quarter thereafter, EnergySolutions shall maintain in effect one or more Hedge Agreements in such aggregate notional amount as necessary so that, with respect to no less than thirty-three percent (33%) of the then outstanding aggregate principal balance of the Loans and the EnergySolutions Term Loans, EnergySolutions’ obligations to make floating rate interest payments thereunder will be hedged with fixed rate payments to be paid under such Hedge Agreements.

Such Hedge Agreements shall provide interest rate protection on terms (including, without limitation, consideration of the creditworthiness of the other party to the proposed Hedge Agreement) reasonably acceptable to (and with parties reasonably acceptable to) the Administrative Agent for an average period of the lesser of (a) two (2) years from the date of such Hedge Agreement or Hedge Agreements and (b) the period remaining from the date thereof until the Maturity Date.  All Secured Obligations of EnergySolutions to any of the Lenders pursuant to any Secured Hedge Agreement shall rank pari passu with all other Secured Obligations.  Any prepayment, acceleration, reduction, increase or any other change in the terms of the Loans hereunder will not alter the notional amount of any such Secured Hedge Agreement or otherwise affect EnergySolutions’ obligation to continue making payments under any such Secured Hedge Agreement, which will remain in full force and effect notwithstanding any such prepayment, acceleration, reduction, increase or change, subject to the terms of such Secured Hedge Agreement.

Section 5.13                                Covenants Regarding Formation of Subsidiaries and the Making of Acquisitions.

At the time of any Acquisition by EnergySolutions, Parent or any of their respective Subsidiaries, or the formation of any new Subsidiary of any of EnergySolutions, Parent or any of their respective Subsidiaries, EnergySolutions and Parent each will, and will cause their respective Subsidiaries (except in the case of any non-operating Subsidiary with total assets of less than $1,000,000) to, (i) in the case of the formation or Acquisition of a new Subsidiary, provide to the Administrative Agent an executed Subsidiary Security Agreement for such new Subsidiary (other than any Non-U.S. Subsidiary or Special Purpose Subsidiary, for which no such Subsidiary Security Agreement is required), in substantially the form of Exhibits J-1 and J-2 attached hereto, together with appropriate UCC-1 financing statements, as well as an executed Subsidiary Guaranty for such new Subsidiary (other than any Non-U.S. Subsidiary or Special Purpose Subsidiary, for which no such Subsidiary Guaranty is required), in substantially the form of Exhibit H-1 attached hereto, which shall constitute both Security Documents and Loan Documents for purposes of this Agreement, as well as a loan certificate for such new Subsidiary, substantially in the form of Exhibit M, Exhibit N or Exhibit O attached hereto, as appropriate, together with appropriate attachments; provided that the requirement that any new Subsidiary of any of EnergySolutions or Parent or any of their respective Subsidiaries execute a Subsidiary Guaranty and a Subsidiary Security Agreement shall not apply to a new non-wholly owned Subsidiary if, but only for so long as, (x) such Subsidiary has total assets of less than $5,000,000 individually and (y) the total assets of such Subsidiary, together with the total assets of all domestic Subsidiaries that do not Guarantee the Secured Obligations pursuant to this proviso are less than $10,000,000 in the aggregate, (ii) in the case of any Acquisition by EnergySolutions, Parent or any of their respective Subsidiaries or the formation of any new Subsidiary, pledge to the Collateral Agent all of the capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests of such Subsidiary or Person which is acquired or formed, beneficially owned by EnergySolutions, Parent or any of their respective Subsidiaries, as the case may be, as additional Collateral for the Secured Obligations to be held by the Collateral Agent in accordance with the terms of EnergySolutions’ Pledge Agreement, Parent Pledge Agreement, Subsidiary Pledge Agreement or a new Subsidiary Pledge Agreement (it being understood that (i) no Non-U.S. Subsidiary or Special Purpose Subsidiary shall be required to execute any such Subsidiary Pledge Agreement and (ii) no Loan Party shall be required to pledge any equity or ownership interest in a newly acquired Subsidiary if (A) with respect to Acquisitions only, such pledge is prohibited by the terms of such Subsidiary’s organizational documents to the extent such prohibition exists at the time such Subsidiary is acquired (and not created in anticipation or contemplation hereof) or (B) such Subsidiary as a Special Purpose Subsidiary) in substantially the form of Exhibit A attached hereto, and execute and deliver to the Collateral Agent all such documentation for such pledge as, in the reasonable opinion of the Collateral Agent, is appropriate; provided that in the case of any Acquisition by EnergySolutions, Parent or any of their respective Subsidiaries or the formation of any new Subsidiary that is a “first tier” Non-U.S. Subsidiary, not more than 65% of the capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests, in each case, which are entitled to vote, of any “first-tier” Non-U.S. Subsidiary or Person which is acquired or formed, beneficially owned by EnergySolutions, Parent or any of their respective Subsidiaries, as the case may be, shall be pledged to the Collateral Agent as additional Collateral for the Secured Obligations to be held by the Collateral Agent in accordance with the terms of EnergySolutions’ Pledge Agreement, Parent Pledge Agreement, Subsidiary Pledge Agreement or a new

Subsidiary Pledge Agreement; and (iii) provide all other documentation, including one or more opinions of counsel reasonably satisfactory to the Collateral Agent, which in the reasonable opinion of the Collateral Agent is appropriate with respect to such Acquisition, Real Property Acquisition or the formation of such Subsidiary and take all actions necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all Applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or Collateral Agent.  Investments made by EnergySolutions, Parent or any of their respective Subsidiaries after the Agreement Date shall also be treated as additional Collateral and shall be subject to the provisions of the appropriate Security Documents.  Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a “Loan Document” for purposes of this Agreement.  Notwithstanding anything to the contrary set forth in this Section 5.13, Parent shall execute a Guaranty of the Secured Obligations in the form of Exhibit H-2, a Security Agreement in the form of Exhibit J-1 and a Pledge Agreement in the form of Exhibit A.

Section 5.14                                Maintenance of Rating.

The Loan Parties shall at all times during the term hereof use commercially reasonable efforts to maintain ratings in respect of the Loans from S&P and Moody’s.

Section 5.15                                Environmental Compliance.

Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, EnergySolutions and Duratek each shall:

(a)                                  comply, and cause all other Persons to comply, with all Environmental Laws and Environmental Permits now or hereafter applicable to the Property or the Permitted Business and EnergySolutions and Duratek each shall have sole responsibility for all costs and expenses (including legal, consultant and other professional fees and expenses and costs of investigation) associated with such compliance;

(b)                                 obtain and maintain in full force and effect all Environmental Permits required under applicable Environmental Law for operation of the Permitted Business;

(c)                                  conduct and complete, at its sole cost and expense, any investigation, study, sampling, monitoring or testing (collectively, “Environmental Testing”) and undertake any investigation, clean-up, removal, remedial, corrective, mitigation, response, monitoring or any other activity (collectively, “Environmental Clean-up Activities”) required by any applicable governmental authority or Environmental Law with respect to Hazardous Materials at, in, on, under or from the Property, and any such Environmental Testing or Environmental Clean-up Activities shall be undertaken with appropriate diligence and in full compliance with all applicable Environmental Laws;

(d)                                 provide as promptly as practicable (and in any event within 20 days of receipt thereof) to the Collateral Agent written notice of and copies of all written nonprivileged and material communications relating to (A) any pending or threatened Environmental Claim pertaining to the Property, or the use or operation thereof, EnergySolutions, Duratek, Parent or the Permitted Business, or (B) any fact, condition, event or other circumstance with respect to the Property or any other facility or property presently or formerly owned or operated by EnergySolutions, Duratek, Parent or any Person for which EnergySolutions, Duratek or Parent is responsible, which is reasonably likely to result in a material Environmental Claim pertaining to the Property,

EnergySolutions, Duratek or Parent; all such notices shall describe in reasonable detail the nature of the Environmental Claim, investigation, fact, condition, event or other circumstance and EnergySolutions’, Duratek’s or Parent’s response thereto;

(e)                                  at any time, if EnergySolutions or Duratek receives notice that an adverse change in the environmental condition of the Property has occurred or an adverse environmental condition with respect to the Property has been discovered, and at EnergySolutions’ or Duratek’s sole cost and expense, (i) diligently commence (or cause another Person to commence) to cure such condition, to the extent required by applicable Environmental Laws (including commencing any evaluation or assessment of such conditions and the development of an appropriate plan with respect thereto), within 30 days after receipt of such notice (or such shorter period as may be required by applicable Environmental Laws or in the event of an emergency) and (ii) thereafter diligently prosecute (or cause another Person to diligently prosecute) such cure to completion; and

(f)                                    EnergySolutions and Parent shall provide to the Administrative Agent such detailed reports relating to any material Environmental Claim as may reasonably be requested by the Administrative Agent or the Lenders.

Section 5.16                                Required Consents and Transfer of Licenses in Event of Default.

If an Event of Default specified in Section 8.1 shall have occurred and be continuing and the Administrative Agent exercises a remedy under Section 8.2, EnergySolutions, Duratek and Parent shall, at the request of the Administrative Agent:  (a) use commercially reasonable efforts to seek and obtain all required prior approvals and consents to the direct or indirect transfer of control of the Property, the Permitted Business or the applicable Licenses or Environmental Permits, including all approvals and consents required by any Environmental Law, License or Environmental Permit, (b) cooperate with the Administrative Agent, or any receiver or other Person appointed by the Administrative Agent, to assist such Person in identifying the Licenses and Environmental Permits required to own, maintain, operate or transfer the Property or the Permitted Business from and after the Event of Default, and (c) use commercially reasonable best efforts to either transfer to the Administrative Agent or a Person designated by the Administrative Agent the Licenses and Environmental Permits of EnergySolutions, where permissible, or obtain new Licenses and Environmental Permits for the Administrative Agent or Person designated by the Administrative Agent.  Such efforts, cooperation and assistance shall include, but are not limited to, EnergySolutions’, Duratek’s, Parent’s or their respective agents’ attendance at public hearings and, to the extent necessary, the use of the knowledge, expertise and information of EnergySolutions, Duratek, Parent and their respective agents, experts and employees.

Section 5.17                                Subordination of Intercompany Loans.

Each Loan Party covenants and agrees that any existing and future debt obligation of EnergySolutions or any Subsidiary to any Non-U.S. Subsidiary shall be subordinated to the Loans.

ARTICLE 6.

Information Covenants

So long as any of the Obligations is outstanding and unpaid shall be outstanding or Duratek has a right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing, EnergySolutions will furnish or cause to be furnished to each Lender and the Administrative Agent, at their respective offices:

Section 6.1                                      Quarterly and Interim Financial Statements and Information.

Within forty-five (45) days after the last day of each of the first three quarters of each fiscal year of Parent, unaudited balance sheets of Parent on a consolidated basis with all of its Subsidiaries, as at the end of such quarter and as of the end of the preceding fiscal year, and the related statements of operations and the related statements of cash flows of Parent on a consolidated basis with all of its Subsidiaries, for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and the appropriate prior period (but only for such quarter and other periods for which such comparative figures are available) and shall be certified by the chief financial officer of Parent to be, in his or her opinion, complete and correct in all material respects and to present fairly, in accordance with GAAP (except as to the exclusion of certain Subsidiaries which should be consolidated with Parent under GAAP), the financial position of Parent on a consolidated basis with all of its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments.

Section 6.2                                      Annual Financial Statements and Information.

Within one hundred twenty (120) days after the end of each fiscal year of Parent, the audited consolidated balance sheets of Parent on a consolidated basis with all of its Subsidiaries, as of the end of such fiscal year, and the related audited consolidated statements of operations for such fiscal year and, to the extent available, and not previously provided to the Administrative Agent, for the previous two (2) fiscal years, the related audited consolidated statements of changes in members’ equity for such fiscal year and, to the extent available and not previously provided hereunder, for the previous two (2) fiscal years, and related audited consolidated statements of cash flows for such fiscal year and, to the extent available, for the previous two (2) fiscal years, which shall be accompanied by an opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) of Ernst & Young LLP or other independent certified public accountants of recognized national standing or otherwise reasonably acceptable to the Administrative Agent, together with a statement of such accountants that in connection with their audit, nothing came to their attention that caused them to believe that Parent was not in compliance with the terms, covenants, provisions or conditions of Section 7.7 hereof.

Section 6.3                                      Performance Certificates.

At the time the annual and quarterly financial statements are furnished pursuant to Sections 6.1 and 6.2 hereof, the Performance Certificate:

(a)                                  setting forth as at the end of such quarterly period or fiscal year, as the case may be, whether or not EnergySolutions or Parent was in compliance with the requirements of Section 7.7 hereof; and

(b)                                 stating that, to his or her knowledge, no Default or Event of Default has occurred as at the end of such quarterly period or year, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by EnergySolutions with respect to such Default or Event of Default.

Section 6.4                                      Copies of Other Reports.

(a)                                  Promptly upon receipt thereof, copies of any final management report submitted to EnergySolutions or Parent by EnergySolutions’ or Parent’s independent public accountants including, without limitation, the report prepared in connection with the annual audit referred to in Section 6.2.

(b)                                 Promptly upon receipt thereof, copies of any material adverse notice or report regarding any License, the loss of which could reasonably be expected to result in a Material Adverse Change, held by EnergySolutions or Parent or any of their respective Subsidiaries.

(c)                                  In connection with any proposed Acquisition by EnergySolutions or any Subsidiary described in Section 7.6(d)(ii), or any proposed Real Property Acquisition, and promptly upon each request, such data, certificates, reports, statements, opinions of counsel prepared for the Administrative Agent and the Lenders, or any of them, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of EnergySolutions or any Subsidiary as the Administrative Agent or any Lender may reasonably request, including, without limitation, a Phase I environmental report in connection with any proposed Real Property Acquisition.

(d)                                 Annually, a certificate of insurance indicating that the requirements of Section 5.5 hereof remain satisfied for such fiscal year.

(e)                                  Annually, and in no event later than January 31 of any year, a copy of EnergySolutions’ or Parent’s annual financial forecasts for itself and its Subsidiaries for such fiscal year.

(f)                                    Within forty-five (45) days after the last day of each fiscal quarter of Parent, beginning on the last day of the fiscal quarter in which the Agreement Date occurs and ending on the Revolving Maturity Date (as defined in the EnergySolutions Credit Agreement), financial and operations status reports relating to the Zion Acquisition and EnergySolutions’ decommissioning obligations related thereto, in a form as agreed to by the Administrative Agent and EnergySolutions.

(g)                                 Annually until the Maturity Date, and in no event later than January 31 of any year, fund reports created for EnergySolutions by any trustee in connection with the Zion Acquisition or pursuant to the Zion Agreements; provided that such reports include (i) fund performance, (ii) beginning and end of year allocation mix, (iii) beginning and end of year net asset value and (iv) a summary of the investment policy.

Section 6.5                                      Notice of Litigation and Other Matters.

Notice specifying the nature and status of any of the following events, promptly, but in any event not later than fifteen (15) days after any officer of EnergySolutions becomes aware of the occurrence of any of the following events:

(a)                                  the commencement of all material proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against, or to the extent known to EnergySolutions or Parent, in any other way relating materially adversely to, EnergySolutions, Parent or any of their respective Subsidiaries, or any of their respective properties, assets or businesses or any License;

(b)                                 any adverse change with respect to the business, assets, liabilities, financial position, results of operations or business prospects of EnergySolutions or any Subsidiary, which has had or could reasonably be expected to have a Material Adverse Change;

(c)                                  any Default or the occurrence or non-occurrence of any event (A) that constitutes, or that with the passage of time or giving of notice or both would constitute, a material default by EnergySolutions, Parent or any of their respective Subsidiaries under any material agreement other than this Agreement to which EnergySolutions, Parent or any of their respective Subsidiaries is a party or by which any of their respective properties may be bound, or (B) that could reasonably be expected to have a Material Adverse Change, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(d)                                 (A) the occurrence of a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that would result in the imposition on EnergySolutions or any of its respective Subsidiaries of a tax or penalty, (B) any Reportable Event (for which the 30-day notice requirement has not been waived) with respect to any Plan, (C) the institution or, to the knowledge of EnergySolutions or any Subsidiary, threatened institution by the PBGC of proceedings under ERISA to terminate or to partially terminate any Plan or ERISA Affiliate Plan or appoint a trustee to administer any such Plan, (D) the commencement of or, to the knowledge of EnergySolutions or any Subsidiary, threatened commencement of any litigation regarding any such Plan, in each case, that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change;

(e)                                  the occurrence of any event subsequent to the Agreement Date which, if such event had occurred prior to the Agreement Date, would have constituted an exception to the representation and warranty in Section 4.1(m) of this Agreement.

ARTICLE 7.

Negative Covenants

So long as any of the Obligations is outstanding and unpaid shall be outstanding or Duratek has a right to borrow from the Lenders hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing:

Section 7.1                                      Indebtedness of Parent, EnergySolutions and Their Respective Subsidiaries.

EnergySolutions and Parent shall not, and shall cause each of their respective Subsidiaries not to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness, or enter into any Derivatives Contract, except:

(a)                                  the Obligations;

(b)                                 current accounts payable, accrued expenses, customer advance payment liabilities in connection with FASB 143, liabilities that are not Indebtedness for Money Borrowed and liabilities that are related to litigation, in each case, incurred in, or resulting from the conduct of, the ordinary course of the Permitted Business;

(c)                                  Indebtedness secured by Permitted Liens described in clauses (g), (h) and (j) of the definition of “Permitted Liens”;

(d)                                 Obligations under the Secured Hedge Agreements;

(e)                                  Indebtedness expressly permitted under Section 7.5 hereof;

(f)                                    Guaranties and Indebtedness existing on the Original Agreement Date and listed on Schedule 14 (as reduced by any permanent repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent set forth on Schedule 14, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(g)                                 Indebtedness of EnergySolutions and its respective Subsidiaries (other than Indebtedness of the type acquired or assumed in accordance with Section 7.1(l)) evidenced by Capitalized Lease Obligations (to the extent permitted hereby) and purchase money Indebtedness, provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this Section 7.1(g) exceed $40,000,000 at any time outstanding;

(h)                                 so long as no Default or Event of Default then exists or would result therefrom, Additional Permitted Debt to the extent that (i) such Additional Permitted Debt is issued to the seller as all or part of the consideration for any Permitted Acquisition or Real Property Acquisition or (ii) the Net Proceeds thereof are used within 90 days after the date of issuance thereof to finance all or a part of any Permitted Acquisition or Real Property Acquisition (including to refinance any Indebtedness of either the Acquisition Entity or the business acquired) and to pay the related fees and expenses, provided that (x) the sum of (1) the aggregate principal amount of all Additional Permitted Debt incurred pursuant to this Section 7.1(h) plus (2) the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.1(i) shall not exceed $10,000,000 at any time outstanding, and (y) if all or any portion of the Net Proceeds of such Additional Permitted Debt are not so used within such 90-day period (or such earlier date, if any, as EnergySolutions determines not to (or that it cannot) consummate a Permitted Acquisition within such 90-day period), such remaining portion shall be repaid to the extent not prohibited by the terms thereof, and to the extent so prohibited, shall be applied on the last day of such period (or such earlier date of determination, if any) as a mandatory prepayment of principal of the Loans to be applied in accordance with Section 2.6(b) hereof;

(i)                                     Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness) or Real Property Acquisition, provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or Real Property Acquisition, (y) such Indebtedness does not constitute Indebtedness for Money Borrowed, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute Indebtedness for Money Borrowed for purposes of this clause (y), and (z) the aggregate principal amount of all Indebtedness permitted by this Section 7.1(i) shall not exceed at any time outstanding the aggregate principal amount which, when added to the aggregate principal amount of all Indebtedness then outstanding pursuant to Section 7.1(h), equals $10,000,000;

(j)                                     so long as no Default or Event of Default then exists or would result therefrom, Indebtedness incurred by EnergySolutions and its respective Subsidiaries in the ordinary course of the Permitted Business, including without limitation the amount by which the aggregate amount of performance or fidelity bonds permitted under Section 7.1(l) below exceeds the aggregate amount of cash and Letters of Credit (as such term is defined in the EnergySolutions Credit Agreement) securing the same, not to exceed an aggregate principal amount of $5,000,000 at any one time outstanding; provided that no more than $2,500,000 of the Indebtedness incurred pursuant to this clause (j) may be secured by a Lien on the property of EnergySolutions and its respective Subsidiaries;

(k)                                  intercompany Indebtedness to the extent permitted by Section 7.6(c)(v) or 7.6(c)(x);

(l)                                     EnergySolutions’ reimbursement and other obligations in connection with performance bonds and/or fidelity bonds that are secured only by either cash proceeds of Revolving Loans or by Letters of Credit (as such terms are defined in the EnergySolutions Credit Agreement) issued hereunder, which bonds are required to be furnished by EnergySolutions or any Subsidiary in connection with contracts entered into by EnergySolutions or such Subsidiary in the ordinary course of its Permitted Business;

(m)                               Guaranties by EnergySolutions or any Subsidiary Guarantor in respect of any Indebtedness of EnergySolutions or any Subsidiary Guarantor, in each case, otherwise permitted under this Section 7.1;

(n)                                 Indebtedness representing replacement, renewal, extension, refinancing or refunding of the foregoing (other than Section 7.1(a) and Section 7.1(f)); provided, however, that such Indebtedness does not exceed the principal amount of outstanding or committed Indebtedness so replaced, renewed, extended, refinanced or refunded plus financing fees and other expenses associated therewith; provided further, however, that (A) such replacing, renewing, extending, refinancing or refunding Indebtedness shall have no mandatory repayments or redemptions prior to the Indebtedness being replaced, renewed, extended, refinanced or refunded, (B) in the case of any replacing, renewing, extending, refinancing or refunding of Indebtedness pari passu to the Obligations hereunder, the replacing, renewing, extending, refinancing or refunding Indebtedness is made pari passu or subordinated to the Obligations hereunder and, in the case of any replacing, renewing, extending, refinancing or refunding of Indebtedness subordinated to the Obligations hereunder, the replacing, extending, refinancing or refunding Indebtedness is made subordinate to the Obligations hereunder to substantially the same or a greater extent as the Indebtedness replaced, renewed, extended, refinanced or refunded and (C) if the Indebtedness being replaced, renewed, extended, refinanced or refunded was incurred pursuant to Section 7.1(w) or incurred pursuant to this clause (n) but was previously incurred pursuant to such Section 7.1(w), such replacing, renewing, extending, refinancing or refunding Indebtedness shall be unsecured and only a Loan Party may be an obligor with respect thereto;

(o)                                 Indebtedness of up to $705,000,000 aggregate principal amount outstanding under the EnergySolutions Credit Agreement and, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Permitted Refinancing Indebtedness in respect thereof;

(p)                                 Indebtedness from Loans made pursuant to Section 2.15 of the EnergySolutions Credit Agreement (other than Loans made pursuant to Section 2.15(a)(iv) thereto), which is used solely to finance a Permitted Acquisition (and to pay fees and expenses related thereto); provided that after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding test period) on a pro forma basis as if it was incurred on the first day of the immediately preceding fiscal quarter, Parent would be in compliance with Section 7.7;

(q)                                 Indebtedness incurred by Non-U.S. Subsidiaries in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(r)                                    Indebtedness of up to $30,000,000 million aggregate principal amount incurred pursuant to a United Kingdom working capital facility;

(s)                                  on or after the Agreement Date, (i) Indebtedness outstanding pursuant to the Zion Credit Support Obligation and (ii) Indebtedness incurred pursuant to Section 2.15(a)(iv) of the EnergySolutions Credit Agreement; provided that any such Indebtedness incurred pursuant to this Section 7.1(s) is incurred solely to provide credit support for the Zion Acquisition or for ZionSolutions;

(t)                                    Indebtedness of any Special Purpose Subsidiary other than ZionSolutions not to exceed $10,000,000 per such Special Purpose Subsidiary;

(u)                                 on or after the Agreement Date, unsecured obligations by EnergySolutions or Parent pursuant to documents identified in clauses (b), (h) and (l) in the definition of “Zion Agreements” hereto;

(v)                                 unsecured obligations of EnergySolutions or Parent pursuant to any SPS Project Documentation, including any guarantee bond; provided that the aggregate amount of such obligations shall not exceed $50,000,000 per Special Purpose Subsidiary; provided further that the aggregate amount of all such obligations shall not exceed $150,000,000; and

(w)                               any other Additional Permitted Debt of any Loan Party issued for cash, so long as the Applicable Section 7.1(w) Prepayment Percentage of the Net Proceeds thereof are used, notwithstanding anything else contained herein, to prepay Loans and the Term Facility on a pro rata basis until the Loans and the Term Facility are repaid in full; provided that after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom, the covenants in Section 7.7 would have been satisfied as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 6.1 or 6.2 (the “Latest Financial Reporting Date”).

Section 7.2                                      Limitation on Liens.

EnergySolutions and Parent each shall not, and shall cause each of their respective Subsidiaries not to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens.

Section 7.3                                      Amendment and Waiver.

EnergySolutions and Parent each shall not, and shall cause each of their respective Subsidiaries not to, except in connection with a transaction otherwise permitted hereunder, enter into any amendment of its articles or certificate of incorporation or organization or, as applicable, operating agreement or partnership agreement, except in each case to the extent that the Administrative Agent determines, in its reasonable credit judgment, that such amendment is not material and not adverse to the interests of the Lenders.

Section 7.4                                      Liquidation, Merger, Disposition of Assets.

(a)                                  Disposition of Assets.  EnergySolutions, Parent and each shall not, and shall cause each of their respective Subsidiaries not to, at any time sell, lease, license, abandon, transfer, assign or otherwise dispose of any of their assets (other than Excluded Asset Sales), unless (i) any Net Proceeds therefrom are applied as provided in Section 2.6(b) hereof, (ii) any such sale, lease, license or disposition resulting in Net Proceeds in excess of $1,000,000 is made for fair market value as determined by the managers of EnergySolutions, (iii) at least 75% of the consideration received consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of EnergySolutions or any Subsidiary and no Default then exists or would be caused thereby (unless such sale, lease, license, abandonment or other disposal would cure any such Default) and (iv) as to any such sale, lease, license or other disposition where the aggregate consideration to be received is in excess of $20,000,000, the Majority Lenders shall have given their express prior written consent, after receiving such information and documents as the Administrative Agent or any Lender may request.  At the time of any such Permitted Asset Sale hereunder in which the aggregate consideration therefor exceeds $10,000,000, EnergySolutions shall provide the Administrative Agent and the Lenders with projections assuming the consummation of the Permitted Asset Sale and demonstrating pro forma compliance with Section 7.7 hereof for the remaining term of this Agreement.

(b)                                 Liquidation, Merger or Consolidation.  EnergySolutions and Parent each shall not, and shall cause each of their respective Subsidiaries (other than a Special Purpose Subsidiary) not to, at any time liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation; provided that if no Default then exists or would be caused thereby, the following such transactions are permitted: (i) a merger or consolidation among EnergySolutions and one or more of its Subsidiaries that is a wholly-owned Subsidiary Guarantor, provided EnergySolutions is the surviving Person; (ii) a merger or consolidation among Duratek and one or more of its Subsidiaries that is a wholly-owned Subsidiary Guarantor, provided Duratek is the surviving Person; (iii) a merger or consolidation between or among two or more Subsidiaries; provided that if any of the entities is a Subsidiary Guarantor, the surviving entity shall be a Subsidiary Guarantor; (iv) an Acquisition permitted hereunder effected by a merger or consolidation in which EnergySolutions or a Subsidiary is the surviving Person; (v) a liquidation or dissolution of one or more Subsidiaries into its or their parent entity (provided EnergySolutions or one of its respective Subsidiaries is such parent entity); and (vi) any transaction or series of related transactions whereby EnergySolutions becomes a corporation organized under the laws of the State of Delaware or the State of Utah, so long as, following such transaction or transactions, no Person other than Parent has an economic or voting interest in EnergySolutions; provided that, at least ten (10) days prior to executing any transaction or transactions permitted by clause (v) of this Section 7.4(b), EnergySolutions shall provide written notice to the Collateral Agent and shall execute any amendment to the Loan Documents reasonably requested by the Collateral Agent to maintain a valid and perfected first priority security interest in the Collateral in favor of the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, securing, in accordance with the terms of the Security Documents, the outstanding Secured Obligations.  Notwithstanding anything to the contrary in any Loan Document (other than this Agreement), any reorganization permitted pursuant to clause (vi) of this Section 7.4(b) shall be deemed not to be a breach of any representation or warranty in any Loan Document (other than this Agreement), so long as EnergySolutions complies with the notification and documentation requirements in such clause (v).  Notwithstanding anything to the contrary contained above, Parent must at all times directly or indirectly own 100% of the Equity Interests of each of EnergySolutions and Duratek.

Section 7.5                                      Limitation on Guarantees.

Except as permitted under Section 7.1, EnergySolutions and Parent shall not, and shall cause each of their respective Subsidiaries not to, at any time Guaranty, assume or be obligated with respect to, or permit to be outstanding any Guaranty of, any obligation of any other Person other than (a) a Guaranty by endorsement of negotiable instruments for collection in the ordinary course of business, (b) obligations under agreements of EnergySolutions or any of its respective Subsidiaries entered into in connection with providing or the acquisition of services, supplies and equipment in the ordinary course of the Permitted Business of EnergySolutions or any of its respective Subsidiaries, (c) on or after the Agreement Date, any Guaranty contemplated by Sections 7.1(s) and (u) hereto, any Guaranty contemplated by the Asset Sale Agreement and any Guaranty undertaken pursuant to the Zion Credit Support Obligation, (d) unsecured obligations of EnergySolutions or Parent pursuant to any SPS Project Documentation, including any guarantee bond; provided that the aggregate amount of such obligations shall not exceed $50,000,000 per Special Purpose Subsidiary; provided further that the aggregate amount of all such obligations shall not exceed $150,000,000 and (e) as may be contained in any Loan Document including, without limitation, the Guaranty and the Subsidiary Guaranty and Guarantees by Loan Parties of Indebtedness incurred pursuant to Section 7.1(w) and refinancings (including successive refinancings) thereof pursuant to Section 7.1(n).

Section 7.6                                      Investments and Acquisitions.

EnergySolutions and Parent shall not, and shall cause each Subsidiary not to, make any Investment in any Person, or make any Acquisition, or any acquisition of any interest in real property, except that EnergySolutions may enter into the Secured Hedge Agreements, and that, so long as no Default exists before and after giving effect thereto:

(a)                                  Cash Equivalents.  EnergySolutions and each Subsidiary may, directly or through a brokerage account, purchase (i) marketable direct obligations of the United States of America, its agencies and instrumentalities maturing within one year from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) dollar denominated time deposits, certificates of deposit and bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (i) and (ii) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above (collectively, “Cash Equivalents”).

(b)                                 Acquisitions.  Subject to compliance with Section 7.6(d), EnergySolutions and its respective Subsidiaries may make Permitted Acquisitions and Real Property Acquisitions.

(c)                                  Investments.  Subject to compliance with Section 7.6(d), EnergySolutions and its respective Subsidiaries may make the following Investments (collectively, “Permitted Investments”):

(i)                                     EnergySolutions and its respective Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of EnergySolutions or such Subsidiary;

(ii)                                  EnergySolutions and its consolidated Subsidiaries and each Consolidated Subsidiary of Parent may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of their suppliers and customers or in good faith settlement of delinquent obligations of, and other disputes with, their customers and suppliers arising in the ordinary course of business;

(iii)                               EnergySolutions and its consolidated Subsidiaries and each Consolidated Subsidiary of Parent may make Investments consisting of loans and advances to officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business and in an aggregate amount not to exceed $1,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(iv)                              EnergySolutions and its consolidated Subsidiaries and each Consolidated Subsidiary of Parent may enter into Secured Hedge Agreements;

(v)                                 the Loan Parties may make intercompany loans and advances between and among one another (collectively, the “Intercompany Loans”), provided that (A) each Intercompany Loan made shall be evidenced by an intercompany promissory note, which note shall be pledged to the Collateral Agent pursuant to, and to the extent required by, the Pledge Agreement, and (B) each obligor and obligee in respect of each such Intercompany Loan shall have executed and delivered to the Collateral Agent a counterpart of a Subordination Agreement;

(vi)                              EnergySolutions and its respective Subsidiaries may make Investments in their respective Subsidiaries that are Subsidiary Guarantors;

(vii)                           a Subsidiary that is not a Subsidiary Guarantor may make Investments in another Subsidiary that is not a Subsidiary Guarantor;

(viii)                        EnergySolutions and its respective Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by the definition of “Permitted Asset Sale”;

(ix)                                Investments outstanding on the Original Agreement Date and set forth on Schedule 17;

(x)                                   other Investments in any Subsidiary that is not a Subsidiary Guarantor and joint ventures not to exceed $60,000,000 at any time outstanding; provided that any Investment in the form of a loan or advance shall be evidenced by a note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(xi)                                Investments in ZionSolutions (A) contemplated by Sections 7.1(s) and (u) hereto and (B) pursuant to the Zion Agreements in an aggregate amount not greater than the aggregate amount of Investments to be made pursuant to the Zion Agreements in the forms most recently delivered to the Administrative Agent prior to the date hereof (without, for the avoidance of doubt, giving effect to any amendments or modifications thereof pursuant to clause (o) of the definition of Zion Agreements); and

(xii)                             Investments in Special Purpose Subsidiaries other than ZionSolutions not to exceed $10,000,000 per Special Purpose Subsidiary.

(d)                                 Conditions to Permitted Acquisitions, Real Property Acquisitions and Permitted Investments.  No Permitted Acquisition, Real Property Acquisition or Permitted Investment permitted under Section 7.6(b) or (c) hereof may be consummated unless:

(i)                                     (A) EnergySolutions or Parent shall be in pro forma compliance with the financial covenants set forth in Section 7.7 before and after giving effect to such Permitted Acquisition, Real Property Acquisition or Permitted Investment, as the case may be, (B) no Default shall have occurred and be continuing (or would occur after giving effect thereto) and (C) such Permitted Acquisition, Real Property Acquisition or Permitted Investment shall not be reasonably expected to have a Material Adverse Change;

(ii)                                       With respect to any Permitted Acquisition, Real Property Acquisition or Permitted Investment of more than $20,000,000, EnergySolutions shall provide the Administrative Agent and the Lenders with notice thereof, not less than ten (10) days prior to the proposed closing thereof, and with copies of all material information pertaining to such Permitted Acquisition, Real Property Acquisition or Permitted Investment, as the case may be, and a certificate signed by the chief financial officer of EnergySolutions, certifying pro forma compliance with the covenants listed in clause (i) of this Section 7.6(d), together with any calculations necessary to demonstrate such compliance; and

(iii)                                    Sections 5.10, 5.13 and 6.4(c) of this Agreement have been complied with.

Section 7.7                                      Financial Covenants.

Parent and its Subsidiaries shall not:

(a)                                  Leverage Ratio.  Permit the Leverage Ratio to exceed the ratios for the respective periods ended on the dates set forth below:

Four Fiscal Quarters Ended	Maximum Ratio
March 31, 2007 – September 30, 2007	5.25
December 31, 2007	5.00
March 31, 2008 – September 30, 2008	4.75
December 31, 2008	4.50
March 31, 2009 – June 30, 2009	4.25

Four Fiscal Quarters Ended	Maximum Ratio
September 30, 2009 – December 31, 2010	4.00
March 31, 2011 – thereafter	3.50

(b)                                 First Lien Leverage Ratio.  Permit the First Lien Leverage Ratio to exceed the ratios for the respective periods ended on the dates set forth below:

Four Fiscal Quarters Ended	Maximum Ratio
March 31, 2007 – September 30, 2007	4.75
December 31, 2007	4.50
March 31, 2008 – September 30, 2008	4.25
December 31, 2008	4.00
March 31, 2009 – December 31, 2009	3.75
March 31, 2010 – December 31, 2010	3.50
March 31, 2011	3.25
June 30, 2011 – thereafter	3.00

(c)                                  Interest Coverage Ratio.  Permit the Interest Coverage Ratio to be less than the ratios for the respective periods ended on the dates set forth below:

Four Fiscal Quarters Ended	Minimum Ratio
March 31, 2007 – December 31, 2007	2.00
March 31, 2008	2.25
June 30, 2008 – March 31, 2009	2.50
June 30, 2009 – December 31, 2009	2.75
March 31, 2010 – thereafter	3.00

Notwithstanding the foregoing, at all times after the EnergySolutions Payoff, for the purpose of calculating the Leverage Ratio pursuant to Section 7.7(a), the First Lien Leverage Ratio pursuant to Section 7.7(b) and the Interest Coverage Ratio pursuant to this Section 7.7(c), Operating Cash Flow shall exclude (x) the net income of EnergySolutions and its Subsidiaries on a consolidated basis determined in accordance with GAAP and (y) any items that would be added to the net income of EnergySolutions and its Subsidiaries (other than Duratek and its Subsidiaries) in the calculation of the operating cash flow of Duratek and its Subsidiaries (calculated in the same manner, and with the same adjustments, as “Operating Cash Flow” of Parent and its Subsidiaries); provided that (A) “Duratek and its Subsidiaries” shall not include EnergySolutions and its Subsidiaries if EnergySolutions is a Subsidiary of Duratek and (B) if Duratek is a Subsidiary of EnergySolutions, “Energy Solutions and its Subsidiaries” shall not include Duratek and its Subsidiaries for purposes of the above calculation.

(d)                                 Maximum Capital Expenditures.  Permit the aggregate Capital Expenditures of EnergySolutions and its respective Subsidiaries on a consolidated basis to be greater than the amounts for the respective fiscal years set forth below:

Fiscal Year	Maximum Capital Expenditures
2006	$40.0 million
2007 – 2009	$30.0 million
2010 – thereafter	$40.0 million

However, to the extent the aggregate Capital Expenditures of EnergySolutions and its respective Subsidiaries on a consolidated basis in any one fiscal year (ending on or after December 31, 2005) are less than the maximum amount permitted pursuant to this Section 7.7(d), then EnergySolutions and its Subsidiaries on a consolidated basis may expend an additional amount on Capital Expenditures in a subsequent fiscal year equal to the dollar amount of the lesser of the shortfall from such fiscal year and 50% of the amount permitted for Capital Expenditures in the prior fiscal year; however, in no circumstance may any shortfall be carried forward from more than one fiscal year at any time.

Section 7.8                                      Affiliate Transactions and Restricted Payments.

(a)                                  Except as specifically provided herein (including, without limitation, Section 7.7 and Section 7.8(b) hereof), EnergySolutions and Parent each shall not, and shall cause each of their respective Subsidiaries not to, at any time enter into any transaction or series of related transactions with any Affiliate of EnergySolutions or any of its respective Subsidiaries, other than (i)(A) in the ordinary course of business or (B) in an amount less than $250,000 per year in the aggregate for all such transactions and (ii) in each case, on terms that are no less favorable to EnergySolutions or such Subsidiary, as the case may be, than those that would reasonably be obtained by EnergySolutions or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except (a) as described on Schedule 10 attached hereto (as such schedule was delivered on the Original Agreement Date), (b) reasonable and customary fees paid to non-officer members of the board of directors (or similar governing body) of EnergySolutions and its respective Subsidiaries and (c) after the consummation of the initial public offering of the shares of common stock of Parent, to the holders of Equity Interests of EnergySolutions and Parent, (i) annualized prorated dividends of up to $10,000,000 for the fiscal year ending December 31, 2007, (ii) dividends of up to $10,000,000 for the fiscal year ending December 31, 2008, and (iii) dividends up to the greater of (A) $10,000,000 and (B) 15% of Adjusted Net Income, for each consecutive four fiscal quarter period thereafter, provided that for the 2009 fiscal year and each fiscal year thereafter, the amount of dividends paid in any consecutive four fiscal quarter period shall not exceed  the lesser of (x) the amount referred to in clause (iii) above or (y) 15% of the Available Adjusted Net Income as of the end of such period.

(b)                                 The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than Permitted Restricted Payments.

Section 7.9                                      Real Estate.

None of Parent, EnergySolutions or any of their respective Subsidiaries shall purchase any single parcel of real estate other than any purchase that constitutes a Real Property Acquisition.

Section 7.10                                ERISA Liabilities.

Parent shall not, and shall cause each of its Subsidiaries not to, permit the assets of any of its respective Plans to be less than the accumulated benefit obligations of all such Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) by an amount that could reasonably be expected to have a Material Adverse Change if the Plans were terminated.

Section 7.11                                Limitation on Preferred Stock.

EnergySolutions and Parent each shall not permit any of their respective Subsidiaries (other than a Special Purpose Subsidiary) to create or issue any preferred capital stock, limited partnership interest, general partnership interest, or other securities or other equity or ownership interest except for (a) preferred capital stock, limited partnership interests, general partnership interests, and other securities and other equity and ownership interests outstanding on the Agreement Date or (b) preferred capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests issued to and held by EnergySolutions, Parent or any other Subsidiary.

Section 7.12                                Negative Pledge.

(a)                                  EnergySolutions and Parent each shall not, and shall cause each of their respective Subsidiaries (other than a Special Purpose Subsidiary) not to, enter into after the Agreement Date or permit to exist after the Agreement Date any new agreement (other than this Agreement, any Duratek Loan Document or any other Loan Document) that limits or conditions the ability of EnergySolutions, Parent or any of their respective Subsidiaries to create, incur, assume or suffer to exist Liens on property of such Person except that this Section 7.12 shall not prohibit (a) any negative pledge incurred or provided in connection with any Lien referred to in clause (e) of the definition of “Permitted Lien” in Article 1 solely to the extent any such negative pledge relates to the property secured by or the subject of such Lien, (b) any restrictions on any Subsidiary of EnergySolutions under any agreement in effect at the time such Subsidiary becomes a Subsidiary of EnergySolutions or Parent, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (c) any agreements governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) Additional Permitted Debt, (e) customary restrictions on assignment of contracts (other than assignments in favor of the Collateral Agent for the benefit of the Secured Parties) contained within such agreements, (f) customary restrictions with respect to an asset imposed pursuant to an agreement for the disposition of such asset (so long as such disposition is permitted by Section 7.6 hereof and which agreement is not proscribed by a provision hereof other than those contained in this Section 7.12), (g) customary restrictions in joint venture agreements of joint ventures that are not Subsidiaries and (h) this Agreement and the EnergySolutions Credit Agreement.

(b)                                 To the extent any Special Purpose Subsidiary is restricted or prohibited by the United States Nuclear Regulatory Commission or any other federal or state governmental entity, or by a counterparty to such Special Purpose Subsidiary’s SPS Project Documentation, from granting Liens on such Special Purpose Subsidiary’s assets for the benefit of the Lenders, then such Special Purpose Subsidiary shall not, and shall cause each of its respective Subsidiaries not to, create, incur, assume or suffer to exist Liens, other than Permitted Liens, on the property of such Special Purpose Subsidiary for the benefit of any Person that is not a counterparty to such Special Purpose Subsidiary’s SPS Project Documentation.

Section 7.13                                Payment Restrictions Affecting Subsidiaries.

EnergySolutions or Parent shall not, directly or indirectly, enter into after the Agreement Date or suffer to exist after the Agreement Date, or permit any Subsidiary (other than a Special Purpose Subsidiary) to enter into after the Agreement Date or suffer to exist after the Agreement Date, any new agreement or arrangement limiting the ability of any of such Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, EnergySolutions or any Subsidiary (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Loan Documents, (b) any agreement in effect at the time a Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (c) restrictions on the transfer of any asset subject to a Lien permitted by Section 7.2, (d) Additional Permitted Debt, (e) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of EnergySolutions or any of its respective Subsidiaries (other than in favor of the Collateral Agent for the benefit of the Secured Parties), (f) customary provisions restricting assignment (other than in favor of the Collateral Agent for the benefit of the Secured Parties) of any licensing agreement (in which EnergySolutions or any of its respective Subsidiaries is the licensee) or other contract entered into by EnergySolutions or any of its respective Subsidiaries in the ordinary course of business, and (g) restrictions on the transfer (other than in favor of the Collateral Agent for the benefit of the Secured Parties) of any asset subject to a Lien permitted by Section 7.2.

Section 7.14                                Speculative Transactions.

EnergySolutions and Parent shall not, and shall cause each of their respective Subsidiaries (other than a Special Purpose Subsidiary) not to, enter into any derivatives transaction other than a Hedge Agreement or a currency swap transaction involving the exchange of Dollars to U.K. pounds, entered into pursuant to the U.K. Acquisition, on terms reasonably acceptable to the Administrative Agent.

Section 7.15                                Name, Jurisdiction of Organization and Business.

Other that as permitted pursuant to Section 7.4, no Loan Party shall change its name or its jurisdiction of incorporation without (i) 10 Business Days’ notice to the Administrative Agent and (ii) taking all actions reasonably satisfactory to the Collateral Agent that are necessary to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable, nor shall EnergySolutions or any of its respective Subsidiaries enter into or conduct any business other than a Permitted Business.

Section 7.16                                [Reserved].

Section 7.17                                Permitted Activities of Parent.

Parent shall not (a) incur, directly or indirectly, any Indebtedness (other than Indebtedness permitted by Section 7.1); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents or permitted pursuant to Section 7.2; (c) engage in any business or activity or own any assets other than (i) the equity interests of EnergySolutions and Duratek or a holding company that is a Loan Party and that owns, directly or indirectly, the Equity Interests of EnergySolutions and Duratek, (ii) performing its obligations and activities incidental thereto under the Loan Documents and (iii) making Restricted Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of EnergySolutions or Duratek; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than EnergySolutions or Duratek; (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; and (h) become an obligor in respect of Indebtedness incurred pursuant to Section 7.1(w) and replacements, renewals, extensions, refinancings or refundings thereof pursuant to Section 7.1(n).

ARTICLE 8.

Default

Section 8.1                                      Events of Default.

Each of the following events shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a)                                  Any representation or warranty made under this Agreement or any other Loan Document shall prove to be incorrect or misleading in any material respect when made, or when deemed to be made pursuant to Section 4.2 hereof;

(b)                                 Duratek (i) shall default in the payment of any principal amount of the Loans, or (ii) shall default in the payment of any interest, fees or other amounts payable to the Lenders, the Administrative Agent or any of them, when due, and such Default, in the case of this clause (ii), shall not be cured by payment in full within three (3) Business Days;

(c)                                  EnergySolutions, Duratek, Parent or any of their respective Subsidiaries shall default in the performance or observance of any agreement or covenant contained in Article 7 hereof;

(d)                                 EnergySolutions, Duratek, Parent or any of their respective Subsidiaries shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days after the earlier of the date that (i) any officer or manager of Duratek or EnergySolutions becomes aware of such default or (ii) notice of such default to Duratek or EnergySolutions from the Administrative Agent or any Lender becomes effective in accordance with Section 11.1 hereof;

(e)                                  There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) by Duratek or EnergySolutions, any of their respective Subsidiaries or any other obligor thereunder, which shall not be cured within a period of thirty (30) days after the earlier of the date that (i) any officer or manager of Duratek or EnergySolutions becomes aware of such default or (ii) notice of such default to Duratek or EnergySolutions from the Administrative Agent or any Lender becomes effective in accordance with Section 11.1 hereof;

(f)                                    There shall be entered and remain unstayed a decree or order for relief in respect of Parent, Duratek, EnergySolutions or any of their respective Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of Parent, Duratek, EnergySolutions or any of their respective Subsidiaries, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of Parent, EnergySolutions or any of their respective Subsidiaries; or an involuntary petition shall be filed or case commenced against Parent, EnergySolutions or any of their respective Subsidiaries and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) such petition and stay shall continue undismissed for a period of forty-five (45) consecutive days;

(g)                                 Parent, Duratek, EnergySolutions or any of their respective Subsidiaries shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or Parent, Duratek, EnergySolutions or any of their respective Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or shall seek or consent to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Parent, Duratek, EnergySolutions or any of their respective Subsidiaries, or of any substantial part of their respective properties, or Parent, Duratek, EnergySolutions or any their respective Subsidiaries shall fail generally to pay its debts as they become due, or Parent, Duratek, EnergySolutions or any of their respective Subsidiaries shall take any action in furtherance of any such action;

(h)                                 A judgment shall be entered by any court against Parent, Duratek, EnergySolutions or any of their respective Subsidiaries for the payment of money which, singly or in the aggregate with other such judgments (to the extent the amount of such judgment exceeds the amount of insurance coverage therefor, net of any deductible or co-payment, and as to which the related carrier has been notified of such judgment and has responded in writing and not denied insurance coverage therefor, including without limitation the amount of such coverage), exceeds $10,000,000 or a warrant of attachment or execution or similar process shall be issued or levied against property of Parent, Duratek, EnergySolutions or any of their respective Subsidiaries which, together with all other such property of Parent and EnergySolutions or any of their respective Subsidiaries subject to other such process, exceeds in value $10,000,000 in the aggregate, and within sixty (60) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal, or after the expiration of any such stay, such judgment, warrant or process shall not have been paid, discharged or reduced to an amount less than $5,000,000;

(i)                                     (A) There shall be at any time any “accumulated funding deficiency,” as defined in Section 302 of ERISA or in Section 412 of the Code, with respect to any Plan or any ERISA Affiliate Plan; (B) a trustee shall be appointed by a United States District Court to administer any such Plan or ERISA Affiliate Plan; (C) the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or ERISA Affiliate Plan; (D) the PBGC or a plan administrator shall institute proceedings to terminate any Plan or ERISA Affiliate Plan; or EnergySolutions, Parent or any of their respective Subsidiaries shall incur any liability under Title IV of ERISA in connection with the termination of any Plan or an ERISA Affiliate Plan (other than liabilities for benefit obligations that are sufficiently funded at the time of termination in accordance with applicable provisions of Title IV of ERISA); (E) any Plan, or trust created under any such Plan, shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject EnergySolutions or any of its respective Subsidiaries to a tax or penalty in any amount on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code or an obligation to indemnify any other person for such tax or penalty; or (F) the incurrence by EnergySolutions, Parent or any of their respective Subsidiaries of any liability with respect to a withdrawal or partial withdrawal from any Multiemployer Plan or the receipt by EnergySolutions or any Subsidiary of any notice, or the receipt by any Multiemployer Plan from EnergySolutions or any Subsidiary of any notice, concerning the imposition on EnergySolutions or any Subsidiary of withdrawal liability as defined under Title IV of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization with the meaning of Title IV of ERISA, and, in each case, such event or condition, together with other such events or conditions, if any, would reasonably be expected to subject EnergySolutions and its respective Subsidiaries to any tax, liability or penalty in excess of $5,000,000;

(j)                                     There shall occur (i) any default under any Indebtedness (other than the Loans) of Parent, EnergySolutions, Duratek or any of their respective Subsidiaries in an aggregate principal amount exceeding $5,000,000 at maturity and which default shall continue unremedied for any applicable period of time sufficient to allow the holder of such Indebtedness to accelerate the maturity of such Indebtedness; (ii) any default under any Hedge Agreement having a notional principal amount of $5,000,000 or more; or (iii) unless otherwise permitted herein, any defeasance or any other action the result of which is to defease or repay any other subordinated Indebtedness of EnergySolutions without payment in full of the Obligations;

(k)                                  One or more of the Necessary Authorizations shall be terminated or revoked such that EnergySolutions and its respective Subsidiaries are no longer able to operate their businesses or any portion thereof or any of such Necessary Authorizations shall fail to be renewed at the stated expiration thereof such that EnergySolutions and its respective Subsidiaries are no longer able to operate their businesses or any portion thereof and retain the revenue received therefrom, except in the event that the termination or revocation could not reasonably be expected to have a Material Adverse Change;

(l)                                     Any Security Document or any Note or any other Loan Document or any material provision thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by EnergySolutions and Parent or any of their respective Subsidiaries or by any governmental authority having jurisdiction over any of them seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or EnergySolutions, Duratek, Parent or any of their respective Subsidiaries shall deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(m)                               Any Security Document shall for any reason fail or cease to create a valid and first priority Lien on or Security Interest in any material portion of the Collateral purported to be covered thereby, subject to any Permitted Lien, or any such Lien or Security Interest shall cease to be perfected, except if such failure results from the Collateral Agent’s failure to file any UCC-l financing statement or UCC-3 continuation statement in the appropriate jurisdiction or to maintain possession or control of such portion of the Collateral as a result of a sale or assignment of such Collateral by the Collateral Agent; or

(n)                                 There shall occur a Change of Control.

Section 8.2                                      Remedies.

(a)                                  If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(f) or Section 8.1(g)) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Majority Lenders, may formally declare that an Event of Default has occurred and, at the request of the Majority Lenders, may declare the principal of and interest on the Loans and any Notes and all other amounts owed to the Lenders and the Administrative Agent under this Agreement and any Notes and any other Obligations to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes or any other Loan Document to the contrary notwithstanding, and the Commitments shall thereupon forthwith terminate and all such amounts shall be immediately due and payable.

(b)                                 Upon the occurrence and continuance of an Event of Default specified in Section 8.1(f) or Section 8.1(g), all principal, interest and other amounts due hereunder and under any Notes, and all other Obligations, shall thereupon and concurrently therewith become due and payable, the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by the Administrative Agent, the Lenders or the Majority Lenders or any of them and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(c)                                  Upon acceleration of the Obligations, as provided in Section 8.2(a) or (b), the Administrative Agent and the Lenders shall have all of the post-default rights granted to them, or any of them, under the Loan Documents and under Applicable Law.

(d)                                 Upon acceleration of the Obligations, as provided in Section 8.2(a) or (b), the Administrative Agent, upon request of the Majority Lenders, shall have the right to the appointment of a receiver for the properties and assets of EnergySolutions and its respective Subsidiaries, both to operate and to sell such properties and assets, and EnergySolutions, for itself and on behalf of its respective Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection EnergySolutions or any Subsidiary may have thereto or the right to have a bond or other security posted by the Collateral Agent on behalf of the Secured Parties, in connection therewith.

(e)                                  The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder shall be cumulative and not exclusive.

Section 8.3                                      Payments Subsequent to Declaration of Event of Default.

Subsequent to the acceleration of the Loans under Section 8.2 hereof, payments and prepayments under this Agreement made to any of the Administrative Agent, the Collateral Agent or the Lenders or otherwise received by any of such Persons (from realization on Collateral for the Obligations or otherwise) shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows:  first, to reimburse the reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment including, without limitation, any reasonable costs incurred by any of them in connection with the sale or disposition of any Collateral for the Secured Obligations; second, to make distributions in accordance with Section 2.10(c); and third, upon satisfaction in full of all Secured Obligations, to Duratek or as otherwise required by law.

Section 8.4                                      [Reserved].

Section 8.5                                      Certain Cure Rights.

(a)                                  Financial Condition Covenants.  Notwithstanding anything to the contrary contained in Section 8.1, in the event that Parent fails to comply with the requirements of any covenants set forth in Section 7.7(a) or (b) (each, a “Financial Condition Covenant”), until the expiration of the 20th day subsequent to the date the certificate calculating such Financial Condition Covenant is required to be delivered pursuant to Section 6.3, Parent shall have the right to issue equity interests to the Equity Sponsors for cash, and, in each case, to contribute any such cash to the capital of EnergySolutions (collectively, the “Cure Right”), and upon the receipt by EnergySolutions of such cash (the “Cure Amount”) pursuant to the exercise by Parent of such Cure Right such Financial Condition Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)                                     Operating Cash Flow shall be increased, solely for the purpose of measuring the Financial Condition Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)                                  If, after giving effect to the foregoing recalculations, Parent shall then be in compliance with the requirements of all Financial Condition Covenants, Parent shall be deemed to have satisfied the requirements of the Financial Condition Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Condition Covenants which had occurred shall be deemed cured for all purposes of this Agreement.

(b)                                 Limitations on Exercise of Cure Right, etc.  Notwithstanding anything herein to the contrary, (a) in no event shall Parent be entitled to exercise the Cure Right in more than two consecutive fiscal quarters and (b) each Cure Amount shall not exceed the amount required to cure the applicable failure to comply with a Financial Condition Covenant.  To the extent a fiscal quarter ended for which the Financial Condition Covenants are initially recalculated as a result of a Cure Right is included in the calculation of a Financial Condition Covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Operating Cash Flow for such initial fiscal period.

ARTICLE 9.

The Agents

Section 9.1                                      Appointment and Authorization.

Each Lender (in its capacities as a Lender) hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in its Loans irrevocably to appoint and authorize, CNAI as the Administrative Agent and the Collateral Agent, as applicable, to take such actions as agents on its behalf and to exercise such powers hereunder, under the Security Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Notwithstanding anything in the Loan Documents to the contrary, neither the Administrative Agent, the Collateral Agent nor any of their respective directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

Section 9.2                                      Interest Holders.

The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent, whether under Section 11.1, Section 11.5 or otherwise hereunder, as the holder of all of the interests of such Lender in its Loans and Commitments until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 9.3                                      Consultation with Counsel.

The Administrative Agent and the Collateral Agent may consult with legal counsel selected by it with due care (which may include counsel to Duratek) and shall not be liable for any action taken or suffered by it in good faith in consultation with the Majority Lenders and in reasonable reliance on such consultations.

Section 9.4                                      Documents.

The Administrative Agent and the Collateral Agent shall be under no duty to examine, inquire into or pass upon the validity, effectiveness or genuineness of this Agreement, any Note, any other Loan Document or any other instrument, document or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent and the Collateral Agent shall be entitled to assume (absent knowledge to the contrary) that they are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

Section 9.5                                      CNAI and Affiliates.

With respect to its Commitments, the Loans made by it and the Notes issued to it, if any, CNAI shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CNAI in its individual capacity.  CNAI and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if CNAI was not an Agent and without any duty to account therefor to the Lenders.  No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

Section 9.6                                      Responsibility of the Administrative Agent and the Collateral Agent.

The duties and obligations of the Administrative Agent and the Collateral Agent under this Agreement and the Security Documents are only those expressly set forth in this Agreement and the Security Documents.  The term “Agent” is used merely for convenience of reference, and the Administrative Agent and the Collateral Agent shall not, either as a result of the use of such term or for any other reason, have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or the Collateral Agent.  Each of the Administrative Agent and the Collateral Agent shall be entitled to assume that no Default has occurred and is continuing unless it has actual knowledge, or has been notified by Duratek, of such fact or has been notified by a Lender in writing that such Lender considers that a Default has occurred and is continuing, and such Lender shall specify in detail the nature thereof in writing.  Each of the Administrative Agent and the Collateral Agent shall not be liable hereunder for any action taken or omitted to be taken except for its own gross negligence or willful misconduct.  The Administrative Agent shall provide promptly each Lender with copies of such documents received from Duratek in connection with this Agreement as such Lender may reasonably request.

Section 9.7                                      Collateral and Guaranty Matters.

(a)                                  The Collateral Agent, as collateral agent hereunder and under the Security Documents, is hereby authorized to act on behalf of the Secured Parties, in its own capacity and through other agents and sub-agents appointed by it with due care, under the Security Documents.  In connection with its role as secured party with respect to the Collateral hereunder, the Collateral Agent shall act as collateral agent, for itself and for the ratable benefit of the Secured Parties, and such role as Collateral Agent shall be disclosed on all appropriate accounts, certificates, filings, mortgages and other Collateral documentation.

(b)                                 The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, and the Collateral Agent may, without further written consent or authorization from Lenders (subject to Section 11.12 hereof), and agrees with and for the benefit of Duratek that it shall execute any documents or instruments and take any further actions, in each case at the sole cost and expense of Duratek, necessary:

(i)                                     to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations), (B) that is sold or transferred or to be sold or transferred as part of or in connection with any sale, or transferred in any liquidation or merger, in each case, permitted hereunder or under any other Loan Document, or (C) subject to Section 11.12, if approved, authorized or ratified in writing by the Majority Lenders; or

(ii)                                  to release any Guarantor (other than Parent) from its obligations under the Guaranty if such Person (x) ceases to be a Subsidiary as a result of a transaction permitted hereunder or (y) that is a Special Purpose Subsidiary, so long as, in the case of this clause (y), EnergySolutions has provided a certificate of one of its financial officers stating that such Guarantor is a Special Purpose Subsidiary that has been, and upon release shall be, formed and existing in compliance with the provisions of the Loan Documents applicable to Special Purpose Subsidiaries.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.7.

Section 9.8                                      Action by the Administrative Agent and the Collateral Agent.

(a)                                  Each of the Administrative Agent and the Collateral Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent or the Collateral Agent, as applicable, shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action.  Neither the Administrative Agent nor the Collateral Agent shall incur any liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances for the protection of the interests of the Lenders, except for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court having jurisdiction over the subject matter.

(b)                                 In any event, neither the Collateral Agent nor the Administrative Agent shall be liable to the Lenders or to any Lender in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders or of all the Lenders, where expressly required by this Agreement, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

Section 9.9                                      Notice of Default or Event of Default.

In the event that the Administrative Agent or any Lender shall acquire actual knowledge, or shall have been notified, of any Default (other than through a notice by one party hereto to all other parties), the Administrative Agent or such Lender shall promptly notify the Administrative Agent, and the Administrative

Agent shall take such action and assert such rights under this Agreement as the Majority Lenders or of all the Lenders, where expressly required by this Agreement, shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request.  If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default within ten (10) days after their receipt of the notice of any Default from the Administrative Agent or any Lender, or shall request inconsistent action with respect to such Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights as it deems in its discretion to be advisable for the protection of the Lenders.

Section 9.10                                Responsibility Disclaimed.

Each of the Administrative Agent and the Collateral Agent shall not be under any liability or responsibility whatsoever as agent:

(a)                                  to Duratek or any other Person as a consequence of any failure or delay in performance by or any breach by any Lender or Lenders of any of its or their obligations under this Agreement;

(b)                                 to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, (i) Duratek of any of its obligations under this Agreement or any Notes or any other Loan Document, or (ii) any Subsidiary or any other obligor under any other Loan Document;

(c)                                  to any Lender or Lenders, for any statements, representations or warranties in this Agreement, or any other document contemplated by this Agreement or any other Loan Document, or any information provided pursuant to this Agreement, any other Loan Document or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability or sufficiency of this Agreement, any Notes, any other Loan Document or any other document contemplated by this Agreement;

(d)                                 to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; or

(e)                                  Under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.11                              Indemnification.

(a)                                  Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by Duratek) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by Duratek under Section 11.2, to the extent that such Agent is not promptly reimbursed for such costs and expenses by Duratek.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.11 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)                                 [Reserved].

(c)                                  For purposes of this Section 9.11, the Lenders’ respective ratable shares of any amount shall be determined, with respect to any time deemed appropriate by such Agent, according to the aggregate principal amount of the Loans outstanding at such time and owing to the respective Lenders.  The failure of any Lender to reimburse any Agent, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.11 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 9.12                                Credit Decision.

Each Lender represents and warrants to each other Lender, to each Agent and to the Administrative Agent that:

(a)                                  in making its decision to enter into this Agreement and to make its Loans it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of EnergySolutions and its respective Subsidiaries and that it has made an independent credit judgment, and that it has not relied upon the Administrative Agent, any Agent or any other Lender, or information provided by the Administrative Agent (other than information provided to the Administrative Agent by EnergySolutions and forwarded by the Administrative Agent to the Lenders); and

(b)                                 so long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of EnergySolutions and its respective Subsidiaries.

Section 9.13                                Successor Agents.

(a)                                  Resignation of Administrative Agent.  The Administrative Agent may resign at any time by giving written notice five days prior to the effective date of such resignation to the Lenders and Duratek.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with Duratek, to appoint a successor Administrative Agent; provided that, at the time of the resignation of the Administrative Agent, no successor Administrative Agent has been appointed by the Majority Lenders, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

(b)                                 Resignation of Collateral Agent.  The Collateral Agent may resign at any time by giving written notice of such resignation to the Lenders and Duratek.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with Duratek, to appoint a successor Collateral Agent; provided that if, at the time of the resignation of the Administrative Agent, no successor Collateral Agent has been appointed by the Majority Lenders, the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent and, after its resignation and prior to the appointment of any successor Collateral Agent, the retiring Collateral Agent will act as a nominee for perfection with respect to the applicable Collateral.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

(c)                                  General.  If no successor agent shall have been appointed and shall have accepted such appointment prior to the resignation of the Administrative Agent or Collateral Agent, then the retiring Administrative Agent or Collateral Agent, as applicable, shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Majority Lenders shall thereafter perform all duties of the retiring Administrative Agent or Collateral Agent, as applicable, under the Loan Documents until such time, if any, as the Majority Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided above.  After any retiring agent’s resignation hereunder as Administrative Agent or Collateral Agent shall have become effective, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement.

Section 9.14                                Delegation of Duties.

The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys selected by it using reasonable care, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

Section 9.15                                Additional Agents.

None of the Lenders or other entities identified on the facing page of, signature pages of or elsewhere in this Agreement as a “syndication agent,” “documentation agent,” “sole bookrunner” or “sole lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder.

Section 9.16                                Administrative Agent May File Proofs of Claim.

(a)                                  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent or its designee (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Duratek) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.3 and 11.2) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 11.2.

(b)                                 Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.17                                Security Documents.

Notwithstanding anything herein to the contrary, each Lender also acknowledges that CNAI, Collateral Agent hereunder, is also acting as Collateral Agent under the EnergySolutions Credit Agreement, and in such dual capacities has entered into the Security Documents on behalf of both the Secured Parties hereunder as well as the secured parties under the EnergySolutions Credit Agreement, each Secured Party hereby waiving any actual or potential conflict or breach of duty created or existing as the result of such dual capacities and acknowledging that it has read the terms and conditions of the Security Documents and has accepted the same without reliance on any of the Agents.

ARTICLE 10.

Change in Circumstances
Affecting Fixed Rate Loans

Section 10.1                                Eurodollar Basis Determination Inadequate or Unfair.

If, with respect to any proposed Eurodollar Loan for any Interest Period, the Administrative Agent determines after consultation with the Lenders that deposits in Dollars (in the applicable amount) are not being offered to each of the Lenders in the relevant market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to Duratek and the Lenders, whereupon until the Administrative Agent notifies Duratek that the circumstances giving rise to such situation no longer exist, the obligations of any affected Lender to make or continue Eurodollar Loans shall be suspended.

Section 10.2                                Illegality.

If after the Agreement Date the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Agreement Date), or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible, or any such governmental authority, central bank or comparable agency shall assert that it is unlawful, for any Lender to make, maintain or fund Eurodollar Loans, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and Duratek.  Before giving any notice to the Administrative Agent pursuant to this Section 10.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Lender, be otherwise materially disadvantageous to such Lender.  Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, (a) the obligation of the Lenders to make or continue Eurodollar Loans shall be suspended until the Administrative Agent shall notify Duratek and the Lenders that the circumstances causing such suspension no longer exist and (b) unless Duratek, within three (3) Business Days thereafter, converts all Eurodollar Loans into Base Rate Loans in accordance with the terms of this Agreement, Duratek shall repay in full the then outstanding principal amount of each affected Eurodollar Loan of such Lender, together with accrued interest thereon and any reimbursement required under Section 2.11 hereof, on either (i) the last day of the then current Interest Period applicable to such affected Eurodollar Loans if such Lender may lawfully continue to maintain and fund such Eurodollar Loans to such day or (ii) immediately if such Lender may not lawfully continue to fund and maintain such affected Eurodollar Loans to such day.  Concurrently with repaying each affected Eurodollar Loan of such Lender, notwithstanding anything contained in Article 2 or Article 3 hereof, Duratek may borrow a Base Rate Loan from such Lender, and such Lender shall make such Base Rate Loan, if so requested, in an amount such that the outstanding principal amount held by such Lender shall equal the outstanding principal amount immediately prior to such repayment.

Section 10.3                                Increased Costs.

(a)                                  If after the Agreement Date the adoption or effectiveness of any Applicable Law or any change or effectiveness in any Applicable Law (whether adopted before or after the Agreement Date) or any interpretation or change in interpretation or administration or effectiveness thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)                                     shall subject any Lender to any tax, duty or other charge with respect to its obligation to make or continue Eurodollar Loans, or its Eurodollar Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Loans or in respect of any other amounts due under this Agreement, in respect of its Eurodollar Loans or its obligation to make or continue Eurodollar Loans (except for changes in the rate or method of calculation of tax on the overall net income of such Lender); or

(ii)                                  shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, capital adequacy, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, any Lender or shall impose on any Lender or the London interbank borrowing market or the New York certificate of deposit market any other condition affecting its obligation to make or continue Eurodollar Loans or its Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Loans or to reduce the amount of any sum received or receivable by such Lender under this Agreement with respect thereto, then, within five (5) days after demand by such Lender, Duratek agrees to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs (other than any increased costs resulting from Taxes that are Covered Taxes or Other Taxes (which shall be governed exclusively by Section 2.14) or are excluded from the definition of “Covered Taxes” under Section 2.14(a)).  Each Lender will promptly notify Duratek and the Administrative Agent of any event of which it has knowledge, occurring after the Agreement Date, which will entitle such Lender to compensation pursuant to this Section 10.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

(b)                                 Any Lender claiming compensation under this Section 10.3 shall provide Duratek with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail.  Such certificate shall be presumptively correct, absent manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  If any Lender demands compensation under this Section 10.3, Duratek may at any time, upon at least five (5) Business Days’ prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Loans of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.11 hereof.  Concurrently with prepaying such Eurodollar Loans, notwithstanding anything contained in Article 2 or Article 3 hereof, Duratek may borrow a Base Rate Loan from such Lender, and such Lender shall, if so requested, make such Base Rate Loan in an amount such that the outstanding principal amount held by such Lender shall equal the outstanding principal amount immediately prior to such prepayment.

(c)                                  If any Lender requests compensation under this Section 10.3, then EnergySolutions may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:  (i) EnergySolutions shall have paid to the Administrative Agent the assignment fee specified in Section 11.5, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of and premium (if any) on its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts specified in Section 2.11, treating such assignment as a voluntary prepayment) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or EnergySolutions (in the case of all other amounts); (iii) such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with Applicable Law.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling EnergySolutions to require such assignment and delegation cease to apply.  Each Lender agrees that, if EnergySolutions elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption Agreement; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption Agreement shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 10.4                                Effect on Other Loans.

(a)                                  If notice has been given pursuant to Section 10.1, 10.2 or 10.3 suspending the obligation of any Lender to make or continue Eurodollar Loans, or requiring Eurodollar Loans of any Lender to be repaid or prepaid, then, unless and until such Lender notifies Duratek that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made or continued as Eurodollar Loans shall, at the option of Duratek, be made or continued instead as Base Rate Loans.

(b)                                 If, with respect to any Eurodollar Loan, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loan will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall forthwith so notify Duratek and the Lenders which have made such Loan, whereupon (i) such Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, be continued as a Base Rate Loan and (ii) the obligation of the Lenders which have made such Loan to make further or continue Eurodollar Loans shall be suspended until the Administrative Agent shall notify Duratek that such Lenders have determined that the circumstances causing such suspension no longer exist.

ARTICLE 11.

Miscellaneous

Section 11.1                                Notices.

(a)                                  All notices and other communications provided for hereunder shall be in writing (including fax or e-mail communication) and mailed, telecopied or delivered.  All such notices and other communications shall, when mailed, faxed or e-mailed, be effective when deposited in the mails, transmitted by fax or e-mail, except that notices and communications to any Agent pursuant to Article 2, 3 or 9 shall not be effective until received by such Agent.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)                If to Duratek, to it at:

c/o EnergySolutions, LLC
423 West 300 South
Salt Lake City, UT  84101
Attn:  Phillip Strawbridge
Tel:  (801) 649-2298
Fax:  (801) 413-5649
E-mail: pstrawbridge@energysolutions.com

If to the Administrative Agent, to it at:

Citicorp North America, Inc.
390 Greenwich Street
New York, NY 10013
Attn: James Granello, Director, Leveraged Finance
Tel: (212) 723-4955
E-mail: james.granello@citi.com

with a copy to such counsel to the Administrative Agent as the Administrative Agent may designate in writing from time to time.

(ii)           If to the Lenders, to them at the addresses set forth beside their names on Schedule 4.

Copies shall be provided to Persons other than parties hereto only in the case of notices under Article 8 hereof.

(b)           Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ written notice of such change to the other parties.

(c)           Delivery by fax of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.  Electronic mail and Internet and intranet websites may be used by the Administrative Agent and/or the Agents to distribute communications, such as financial statements and other information as provided in Article 6, and to distribute Loan Documents for execution by the parties thereto, and the Administrative Agent and the Agents shall not be responsible for any losses, costs, expenses and liabilities that may arise by reason of the use thereof, except for their own gross negligence or willful misconduct.  The Administrative Agent and the parties shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of Duratek even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  No Agent and no Lender shall be liable or responsible for any loss, cost, expense or liability resulting from the reliance by such Person on each notice purportedly given by or on behalf of Duratek in accordance with this Agreement, other than, with respect to any Agent or Lender, the losses, costs, expenses and liabilities that result from the gross negligence or willful misconduct of such Agent or Lender.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.2           Costs and Expenses.

(a)           Duratek will promptly pay, or reimburse, without duplication:

(i)            all reasonable out-of-pocket expenses of the Administrative Agent or the Collateral Agent in connection with the preparation, structuring, due diligence, negotiation, execution, delivery, syndication and administration of this Agreement and the other Loan Documents and the transactions related hereto, contemplated hereunder and thereunder and the making of the initial Loans hereunder (whether or not such Loans are made), including, but not limited to, the reasonable fees and disbursements of Cahill Gordon & Reindel LLP, special counsel for the Arranger;

(ii)           all reasonable out-of-pocket expenses of the Administrative Agent or the Collateral Agent in connection with the administration of the transactions contemplated in this Agreement or the other Loan Documents, the restructuring and “work out” of such transactions and the preparation, negotiation, execution and delivery of any waiver, amendment or consent, whether or not such waiver, amendment or consent shall become effective, by the Administrative Agent and the Lenders relating to this Agreement or the other Loan Documents, including, but not limited to, the reasonable fees and disbursements of any experts, agents or consultants and of special counsel for the Administrative Agent or the Collateral Agent (limited to one outside counsel to the Administrative Agent and the Collateral Agent and such local counsel as may be necessary for the Administrative Agent and the Collateral Agent), but excluding any assignment fee pursuant to Section 11.5(b) hereof; and

(iii)          all out-of-pocket costs and expenses of the Administrative Agent or the Collateral Agent and the Lenders in connection with the enforcement of this Agreement or the other Loan Documents and all out-of-pocket costs and expenses of collection if an Event of Default occurs in the payment of the Loans or the other Obligations, whether in any action, suit or litigation, or any bankruptcy, insolvency, liquidation, or other similar proceeding affecting creditors’ rights generally, which in each case shall include reasonable fees and out-of-pocket expenses of one respective outside counsel and such local counsel as may be necessary for the Administrative Agent, the Collateral Agent and the Lenders.

(b)           Duratek also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Commitments, the actual or proposed use of the proceeds of any Loan, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)           If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent.

Section 11.3           Waivers.

The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have.  No failure or delay by the Administrative Agent, the Collateral Agent or the Lenders, or any of them, in exercising any right shall operate as a waiver of such right.  The Administrative Agent and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any future funding of a request for a Loan.  In the event the Lenders decide to fund a Loan at a time when Duratek is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further Loans, or to preclude the Lenders and the Administrative Agent from exercising any rights available under the Loan Documents or at law or equity.  Any waiver or indulgence granted by the Administrative Agent, the Lenders or the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of this Agreement such as to require further notice of their intent to require strict adherence to the terms of this Agreement in the future.

Section 11.4           Set-Off.

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent and the Lenders are hereby authorized by Duratek at any time or from time to time, without notice to Duratek or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by any Lender or the Administrative Agent to or for the credit or the account of Duratek or any of its Subsidiaries against and on account of the Obligations irrespective of whether (a) any Lender or the Administrative Agent shall have made any demand hereunder or (b) the Administrative Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such Obligations or any of them shall be contingent or unmatured.  Upon direction by the Administrative Agent with the consent of the Majority Lenders, each Lender holding deposits of Duratek or any of its Subsidiaries shall exercise its set-off rights as so directed.

Section 11.5           Binding Effect and Assignment.

(a)           This Agreement shall become effective when it shall have been executed by Duratek and each Agent and the Administrative Agent shall have been notified by each Lender hereto, and Duratek shall have been notified by the Administrative Agent, that each such Lender hereto has executed it and thereafter shall be binding upon and inure to the benefit of Duratek, each Agent and each such Lender and their respective successors and assigns, except that Duratek shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

(b)           Each Lender may enter freely into participation agreements with respect to or otherwise grant participations in its Loans to one or more banks or other lenders or financial institutions; provided, however, that (i) such Lender’s obligations hereunder shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall not be entitled by the benefit of its participation to vote or otherwise take action under this Agreement or any other Loan Document, except with respect to the matters referred to in Section 11.12 hereof relating to the matters in which affected Lenders are required to vote or all Lenders are required to vote, (iv) such Lender shall deliver to the Administrative Agent and Duratek (in such number of copies as shall be reasonably requested by the recipient) duly signed and properly completed copies of Internal Revenue Service Form W-8 IMY (or any successor thereto) for each participant, and (v) Duratek shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder.  In addition, each Lender may sell up to 100%, assign or create a security interest in all or any portion of its rights hereunder and under the other Loan Documents to any other Person on an assignment basis; provided that (A) (I) at any time hereunder, such assignment is to an Affiliate of the assignor, an Approved Fund, another Lender or any Conduit Lender, (II) prior to a date to be separately agreed among Duratek and the Arranger (the “Syndication Date”), such assignment is made by the Administrative Agent in connection with syndication of any of the Loans, (III) prior to the Syndication Date, the Administrative Agent has given its written consent to the proposed assignee of a Lender hereunder or (IV) after the Syndication Date, Duratek (unless there exists at the time of such assignment an Event of Default hereunder) and the Administrative Agent have given their prior written consent to the proposed assignee of a Lender hereunder, which consents shall not be unreasonably delayed, conditioned or withheld, and (B) each such assignment shall be in a principal amount of not less than the lesser of (I) the entire amount of such Lender’s interest hereunder or (II) $1,000,000 (calculated on a combined basis with such Lender’s contemporaneous assignment of its EnergySolutions Term Loans and Synthetic Deposits

unless an assignment is from one Lender to another or to an Approved Fund or an Affiliate of a Lender, in which case there shall be no minimum assignment amount.  Each Lender who sells or assigns a portion of its Loans pursuant hereto shall pay to the Administrative Agent an assignment fee of $3,500 with respect to each assignment (except that one such fee shall be payable in connection with simultaneous assignments (i) to or by two or more Approved Funds and (ii) of the EnergySolutions Term Loans), such fee to be paid to the Administrative Agent not later than the effective date of the assignment of the Loan relating thereto.  All assignments by any of the Lenders of any interests hereunder shall be made pursuant to an Assignment and Assumption Agreement.  Each Lender may provide any proposed participant or assignee with confidential information provided to such Lender regarding EnergySolutions, Parent, Duratek and their respective Subsidiaries on a confidential basis, and such participant or assignee shall agree to maintain such confidentiality in accordance with the provisions of Section 11.19 hereof.  Further, each permitted assignee or participant with respect to any portion of the Loans shall be entitled to the benefits, and subject to the burdens, of Sections 2.11, 2.13, 2.14 and Article 10 hereof and all other provisions hereof and of the other Loan Documents as a “Lender” hereunder.  Each Participant shall be entitled to the benefits of Sections 2.11, 2.13 and 2.14 and Article 10 (subject to the requirements of those Sections) to the same extent as if it were a Lender, but no participant shall be entitled to a greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold.  Upon the grant of a participation of its commitment by a Lender pursuant to this Section 11.5(b), such Lender (on behalf of Duratek) shall maintain a register analogous to the Register described in Section 11.5(c) below.  Notwithstanding anything to the contrary set forth herein, each assignment by a Lender of its Loans hereunder shall be made concurrently with the ratable assignment of all or a portion of such Lender’s EnergySolutions Term Loans and Synthetic Deposits (other than Synthetic A Deposits (as defined in the EnergySolutions Credit Agreement)) and no assignment of the Loans shall be made by any Lender hereunder unless such Lender makes a simultaneous ratable assignment of all or a portion of its EnergySolutions Loans and Synthetic Deposits (other than Synthetic A Deposits (as defined in the EnergySolutions Credit Agreement)).  Before and after any assignment of Term Loans by any Lender, the ratios of (i) such Lender’s Term Loans to the aggregate principal amount of Term Loans outstanding, (ii) such Lender’s Synthetic Deposits (other than Synthetic A Deposits (as defined in the EnergySolutions Credit Agreement)) to the aggregate principal amount of Synthetic Deposits (other than Synthetic A Deposits (as defined in the EnergySolutions Credit Agreement)) and (iii) such Lender’s EnergySolutions Term Loans to the aggregate principal amount of EnergySolutions Term Loans outstanding, shall be identical; provided that immaterial deviations of the ratable assignment provisions of this Section 11.5(b) shall be permitted.

(c)           The Administrative Agent, acting for this purpose as an agent of Duratek, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and Duratek, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection at the offices of the Administrative Agent by Duratek or any Lender, at any reasonable time during normal business hours and from time to time upon reasonable prior notice.  Each Lender agrees to provide the Administrative Agent and Duratek with written notice of the assignment of all or part of its rights hereunder.  Upon the Administrative Agent’s receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee Lender, the assignee’s completed administrative questionnaire (unless the assignee is already a Lender), the fee referred to in Section 11.5(b) above and any written consent to such assignment required thereby, the Administrative Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register.  No assignment shall be effected for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)           Notwithstanding anything to the contrary contained in this Section 11.5, any Lender that is a fund that invests in bank loans may (without the consent of Duratek or the Administrative Agent) pledge all or a portion of its rights in connection with this Agreement to the trustee or any holder of obligations or agents therefor owed, or securities issued, by such fund as security for such obligations or securities.  No pledge described in the immediately preceding sentence shall release any such Lender from its obligations hereunder.

(e)           [Reserved].

(f)            Except as specifically set forth in Section 11.5(b) hereof, nothing in this Agreement or any Notes, express or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any Notes.

(g)           The provisions of this Section 11.5 shall not apply to any purchase of participations among the Lenders pursuant to Section 2.12 hereof.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Duratek (a “Conduit Lender”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any Conduit Lender to fund any Loan, and (ii) if a Conduit Lender elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by a Conduit Lender hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) no Conduit Lender shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no Conduit Lender shall be entitled to the benefits of Sections 2.13, 2.14 and 10.3 (or any other increased costs protection provision) to any greater extent than the Granting Lender would have been entitled absent the use of a Conduit Lender and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any Conduit Lender, it will not institute against, or join any other Person in instituting against, such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained in this Agreement, any Conduit Lender may (i) with notice to, but without prior consent of, Duratek and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such Conduit Lender.  This Section 11.5(h) may not be amended without the prior written consent of each Granting Lender all or any part of whose Loans are being funded by a Conduit Lender at the time of such amendment.

(i)            Notwithstanding any contrary provision of this Section 11.5, any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan

Documents to a Federal Reserve Bank; provided that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

Section 11.6           Accounting Principles.

Except as set forth in the following sentence, references in this Agreement to GAAP shall be to such principles as defined in Section 1.4, and all accounting terms used herein without definition shall be used as defined under GAAP.  All references to Operating Cash Flow, Debt Service and other such terms shall be deemed to refer to such items of Parent and its respective Subsidiaries on a consolidated basis, consistently applied, unless otherwise indicated herein.

Section 11.7           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

Section 11.8           Governing Law and Jurisdiction.

(a)           THIS AGREEMENT, ANY NOTES AND ANY LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK.

(b)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(c)           EACH OF THE PARTIES HERETO IRREVOCABLY AND UN-CONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 11.9           Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.10         Interest.

(a)           In no event shall the amount of interest due or payable hereunder or under any Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by Duratek or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless Duratek shall notify the Administrative Agent or such Lender in writing that it elects to have such excess returned forthwith.  It is the express intent hereof that Duratek not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by Duratek under Applicable Law.

(b)           Notwithstanding the use by the Lenders of the Base Rate, the Federal Funds Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to Duratek at interest rates related to such reference rates.

Section 11.11         Table of Contents and Headings.

The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

Section 11.12         Amendment and Waiver.

Neither this Agreement nor any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by the Administrative Agent (or, in the case of Security Documents executed by the Collateral Agent for itself and on behalf of the Secured Parties, signed by the Collateral Agent and approved by) the Majority Lenders and, in the case of an amendment, by Duratek, except that (a) any amendment or waiver or consent relating to (i) any delay or extension in the terms of repayment or of the expiration date of any Commitment, or change in the order of application of repayment or application in the reduction of any Commitment of the Loans provided in Section 2.4 or Section 2.8 hereof shall be made only with the written consent by each Lender directly affected thereby, (ii) any reduction in principal, interest (other than as a result of any waiver in respect of the Default Rate), premium or fees due hereunder or postponement of the payment thereof shall be made only with the written consent by each Lender directly affected thereby, (iii) the release of all or substantially all of the Collateral for the Loans, shall be made only with the written consent by each Lender, (iv) any waiver of any Default due to the failure by Duratek to pay any sum due to any of the Lenders hereunder shall be made only with the written consent by each Lender directly affected thereby, (v) any release of Holdco or any material Subsidiary Guarantor from its Guaranty of all or any portion of the Obligations, except in connection with a merger, sale or other disposition otherwise permitted hereunder, shall be made only with the written consent by each Lender, (vi) any portion of Section 2.6, 2.8, 2.10, 2.12 or 8.3, as it relates to the relative priority of payment among the Obligations, or any other provision of this Agreement or any of the other Loan Documents specifically requiring the consent or approval of each of the Lenders directly affected thereby shall be made only with the written consent by each Lender directly affected thereby, (vii) any amendment of this Section 11.12, the definition of Majority Lenders or any other change or modification of any of the voting percentage requirements hereunder shall be made only with the written consent by each Lender, (viii) any amendment that extends the Eurodollar Period beyond six months shall be made with the consent of each Lender directly affected thereby and (ix) any amendment, waiver or modification of the prepayment provisions of Section 2.6 or Section 2.8, or any change in the definitions related thereto, shall be made only with the written consent by each Lender directly affected thereby, (b) any amendment relating to any increase in any Commitment of any Lender shall be made only by an instrument in writing signed by such Lender, the Administrative Agent and Duratek and (c) the Fee Letter may be amended or otherwise modified by the parties thereto without the consent of, or notice to, any other Person.  Any amendment to any provision hereunder governing the rights, obligations or liabilities of the Administrative Agent in its capacity as such may be made only by an instrument in writing signed by the Administrative Agent and by each of the Lenders.

If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement (other than as contemplated by clause (b) above), and the consent of all Lenders required hereunder would have been obtained but for any Lender’s failure to consent (such Lender, a “Non-Consenting Lender”) and the consent of Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Duratek shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such Non-Consenting Lender or Lenders (or, at the option of Duratek if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the Commitments and/or Loans of the respective Non-Consenting Lender that gave rise to the need to obtain such Lender’s individual consent) with one or more assignees pursuant to, and with the effect of an assignment under, Section 10.3 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) terminate such Non-Consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and/or repay all outstanding Loans that gave rise to the need to obtain such Lender’s consent in accordance with this Agreement; provided that, unless the Commitments that are terminated, Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Majority Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.  In addition, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders may be effected by an agreement or agreements in writing entered into by Duratek and the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto under this Section 11.12 if such Lenders were the only Lenders hereunder at the time; provided further that Duratek shall pay to any Non-Consenting Lender any premium that would be payable in the event of a prepayment on such date.

Section 11.13         Entire Agreement.

Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 11.14         Other Relationships.

No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent or its Affiliates and each Lender or its respective Affiliates to enter into or maintain business relationships with Duratek or any of its Affiliates beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 11.15         Directly or Indirectly.

If any provision in this Agreement refers to any action taken or to be taken by any Person or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 11.16         Reliance on and Survival of Various Provisions.

All covenants, agreements, statements, representations and warranties made herein or in any certificate delivered pursuant hereto (a) shall be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by them and (b) shall survive the execution and delivery of this Agreement and shall continue in full force and effect so long as any Obligation is outstanding and unpaid.  Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.11, 2.13, 2.14, 5.11, 9.11, 10.3 and 11.2 hereof, shall survive the termination of this Agreement and the payment and performance of all other Obligations.

Section 11.17         Senior Debt.

The Indebtedness of Duratek evidenced by this Agreement is secured by the Security Documents and is intended by the parties hereto to be in parity with the Secured Hedge Agreements in effect from time to time (with respect to Secured Obligations under Secured Hedge Agreements) and senior in right of payment to any other investors of EnergySolutions and Duratek.

Section 11.18         Obligations Several.

The obligations of the Administrative Agent and each of the Lenders hereunder are several, not joint.

Section 11.19         Confidentiality.

The Lenders shall hold all information which has been identified as non-public, proprietary or confidential by Duratek obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound financial service industry practices; provided, however, that the Lenders may make disclosure of any such information (a) to their examiners, Affiliates, outside auditors, counsel, consultants, appraisers and other professional advisors in connection with this Agreement; (b) to any pledgee referred to in Section 11.5(d) or any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such pledgee, contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.19); (c) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (d) as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such proposed syndicate member or proposed transferee or participant agrees to be bound by the provisions of this Section 11.19); (e) as required or requested by any governmental authority or representative thereof; (f) in connection with the exercise of any right or remedy under this Agreement, the Secured Hedge Agreements, any other Loan Document or related document; (g) as required by any law, rule, regulation or judicial process; or (h) with respect to any litigation to which any Loan Party, any Agent, any Lender or any of their Affiliates is a party.  In no event shall any Lender be obligated or required to return any materials furnished to it by Duratek.  The foregoing provisions shall not apply to a Lender with respect to information that (i) is or becomes generally available to the public (other than through a breach of this Section 11.19 by such Lender), (ii) is already in the possession of such Lender on a nonconfidential basis, or (iii) comes into the possession of such Lender in a manner not known to such Lender to involve a breach of a duty of confidentiality owing to Duratek.

Section 11.20         [Reserved].

Section 11.21         Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  Duratek shall, and shall cause each of its Subsidiaries to provide, and EnergySolutions shall provide and cause each of its Subsidiaries to provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 11.22         Performance.

If any performance (other than payment) under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day.

Section 11.23         The Platform.

Duratek hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.  In addition, Duratek agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Duratek further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS,  OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO DURATEK, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF DURATEK’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE 12.

Waiver of Jury Trial

Section 12.1           Waiver of Jury Trial.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF ANY AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed as of the date first above written.

DURATEK, INC.,
a Delaware corporation

By:	/s/ Richard Tooze
Name: Richard Tooze
Title: Treasurer

[signatures continue on the following pages]

[AMENDED AND RESTATED CREDIT AGREEMENT]

CITIGROUP GLOBAL MARKETS INC.,
as sole lead arranger and bookrunner

By:	/s/ Brent G. Dickson
Name: Brent G. Dickson
Title: Director

[AMENDED AND RESTATED CREDIT AGREEMENT]

CITIGROUP NORTH AMERICA, INC.,
as administrative agent, collateral agent and
successor agent

By:	/s/ Blake Gronich
Name: Blake Gronich
Title: Vice President

[AMENDED AND RESTATED CREDIT AGREEMENT]